 Filed Pursuant to Rule 424(b)(4)
 Registration No. 333-272312
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 31, 2023)
19,047,619 Shares
Common Stock
Old National Bancorp has entered into a forward sale agreement with Citigroup Global Markets Inc. or its affiliate (the “forward purchaser”), in respect of an aggregate of 19,047,619 shares of our common stock, without par value (our “common stock”). In connection with the forward sale agreement between us and the forward purchaser, the forward purchaser or its affiliate is expected to borrow from third parties an aggregate of 19,047,619 shares of our common stock. Such borrowed shares of our common stock will be delivered by the forward purchaser or its affiliate (in such capacity, the “forward seller”) for sale to the underwriters (as defined below) in this offering. In the event that (i) the forward purchaser (or its affiliate) is unable through commercially reasonable efforts to borrow and deliver for sale to the underwriters on the anticipated closing date the number of shares of our common stock to be sold to the underwriters or (ii) in the forward purchaser’s commercially reasonable judgment either it is impracticable to do so or the forward purchaser (or its affiliate) would incur a stock loan rate greater than a specified rate to borrow and deliver for sale to the underwriters on the anticipated closing date such number of shares of our common stock, or if certain other conditions to the forward seller’s obligations have not been satisfied, then we will issue and sell directly to the several underwriters a number of shares of our common stock equal to the number of shares of our common stock that the forward purchaser or its affiliate does not borrow and deliver. Under such circumstances, the number of shares of our common stock underlying the forward sale agreement will be decreased by the number of shares of our common stock that we issue and sell to the underwriters.
We will not initially receive any proceeds from the sale of the shares of our common stock sold by the forward seller to the underwriters. We expect to physically settle the forward sale agreement (by the delivery of shares of our common stock) and receive proceeds from the sale of those shares of our common stock upon one or more forward settlement dates within approximately 12 months from the date hereof. We may also elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement. If we elect to cash settle or net share settle the forward sale agreement, then we may not receive any proceeds from the issuance of shares of our common stock in respect of the forward sale agreement, and we will instead receive or pay cash (in the case of cash settlement) or receive or deliver shares of our common stock (in the case of net share settlement). See “Underwriting (Conflicts of Interest) — Forward Sale Agreement” for a description of the forward sale agreement.
Our common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “ONB.” The last reported sale price of our common stock on the NASDAQ on November 22, 2024 was $21.65 per share.
		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$21.00	$399,999,999.00	$460,000,002.00
Underwriting discounts and commissions to be paid by us	$0.84	$15,999,999.96	$18,400,000.08
Proceeds, before expenses, to us(1)	$20.16	$383,999,999.04	$441,600,001.92

(1)
We expect that the net proceeds to us from the settlement of the forward sale agreement, after the deduction of the related underwriting discount and estimated offering expenses, will be approximately $382.9 million (or approximately $440.5 million if the underwriters exercise their option to purchase additional shares in full). The amount of proceeds, if any, we may receive upon settlement of the forward sale agreement, which settlement we expect to occur no later than approximately 12 months after the date of this prospectus supplement, depends on numerous factors, including the settlement method, market interest rates and the prevailing market price of our common stock during the relevant period. For the purposes of calculating the aggregate proceeds to us from the sale of shares of our common stock, we have assumed that the forward sale agreement is fully physically settled based on an initial forward sale price of $20.16 per share (which is the public offering price per share, less the underwriting discount per share). The forward sale price is subject to adjustment pursuant to the forward sale agreement, and the actual proceeds, if any, to us will be calculated as provided in the forward sale agreement. Although we expect to settle the forward sale agreement entirely by the physical delivery of shares of our common stock in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement.

Investing in our common stock involves certain risks. Please read the “Risk Factors” beginning on page S-6 of this prospectus supplement, as well as the risks set forth in our other filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference in this prospectus supplement and the accompanying base prospectus, for a discussion of certain risks that should be considered in connection with an investment in our common stock.
The underwriters have been granted an option to purchase up to an additional 2,857,143 shares of our common stock at a price of $20.16 per share, exercisable within 30 days from the date of this prospectus supplement. If such option is exercised, then we plan to enter into an additional forward sale agreement with the forward purchaser in respect of the number of shares of our common stock that is subject to the exercise of such option. Unless the context requires otherwise, the term “forward sale agreement” as used in this prospectus supplement includes any additional forward sale agreement that we elect to enter into in connection with the exercise by the underwriters of their option to purchase additional shares. In the event that the forward purchaser (or its affiliate) does not borrow and deliver for sale to the underwriters on the anticipated closing date for the exercise of such option the number of shares of our common stock to be sold to the underwriters, then we will issue and sell directly to the underwriters a number of shares of our common stock equal to the number of shares of our common stock that the forward purchaser or its affiliate does not borrow and deliver. Under such circumstances, the number of shares of our common stock underlying the additional forward sale agreement will be decreased by the number of shares of our common stock that we issue and sell to the underwriters.
None of the SEC, any state securities commission or banking agency, the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.
These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the FDIC or any other governmental agency.
The underwriters expect to deliver the shares through the book-entry facilities of The Depositary Trust Company on or about November 26, 2024.
Joint Book-Running Managers
Citigroup	Keefe, Bruyette & Woods A Stifel Company
The date of this prospectus supplement is November 25, 2024.

Prospectus Supplement
Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
Unless the context otherwise requires or except as otherwise indicated, when we refer to “Old National,” the “Company,” “we,” “us,” or “our” in this prospectus supplement or when we otherwise refer to ourselves in this prospectus supplement, we mean Old National Bancorp, a financial holding company organized under the laws of the State of Indiana, and do not include our consolidated subsidiaries or other affiliates. References to “Old National Bank” or the “Bank” mean Old National Bank, a national bank and our wholly-owned banking subsidiary. References to “Bremer” mean Bremer Financial Corporation, a Minnesota corporation and the financial holding company for Bremer Bank, National Association, together with its subsidiaries. References to “Bremer Financial Corporation” mean Bremer Financial Corporation, and do not include its consolidated subsidiaries or other affiliates. The term “you” refers to a prospective investor.
This document is comprised of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying base prospectus, which gives more general information, some of which will not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both documents combined. If the information set forth in this prospectus supplement differs in any way from the information in the accompanying base prospectus, you should rely on the information in this prospectus supplement. If the information set forth in this prospectus supplement conflicts with any statement in a document we have incorporated by reference, then you should consider only the statement in the more recent document.
The accompanying base prospectus is part of a registration statement that we filed with the SEC using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell to the public any combination of the securities described in the accompanying base prospectus, including our common stock, up to an indeterminate amount.
It is important that you read and consider all of the information contained in this prospectus supplement, the accompanying base prospectus and any free writing prospectus filed by us with the SEC related to this offering in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” on page S-41 of this prospectus supplement and “Where You Can Find More Information” on page 2 of the accompanying base prospectus.
The distribution of this prospectus supplement, the accompanying base prospectus and any free writing prospectus and the offering of the shares of our common stock in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement, the accompanying base prospectus and any free writing prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement, the accompanying base prospectus and any free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
We are responsible only for the information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus or information contained in a free writing prospectus that we authorize to be delivered to you. This prospectus supplement, the accompanying base prospectus and any related free writing prospectus may be used only for the purpose for which they have been prepared. No one is authorized to give you information other than that contained in this prospectus supplement, the accompanying base prospectus, any related free writing prospectus and the documents incorporated by reference into this prospectus supplement. We, the underwriters, the forward purchaser and the forward seller have not authorized any other person to provide you with different information. We do not, and the underwriters do not, take responsibility for any other information that others may give you.
We, the underwriters, the forward purchaser and the forward seller are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying base prospectus, any related free writing prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may

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have changed since that date. None of this prospectus supplement, the accompanying base prospectus and any related free writing prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for or purchase any of the securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-iii

NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in this prospectus supplement and the accompanying base prospectus, including any information included or incorporated by reference into this prospectus supplement and the accompanying base prospectus, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Statements that constitute forward-looking statements within the meaning of the Reform Act are generally identified through the inclusion of words such as “aim,” “anticipate,” “believe,” “confidence,” “continue,” “could,” “drive,” “estimate,” “expect,” “expressed confidence,” “forecast,” “future,” “goals,” “guidance,” “intend,” “if,” “likely,” “may,” “opportunity,” “plan,” “position,” “potential,” “project,” “ seek,” “should,” “strategy,” “target,” “view,” “will,” “would” or similar statements or variations of such words and other similar expressions. All statements other than historical facts are “forward-looking statements” within the meaning of the Reform Act, including statements that are related to or are dependent on estimates or assumptions relating to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions that are not historical facts.
These forward-looking statements reflect our current views about future events and financial performance and involve certain risks, uncertainties, assumptions, and changes in circumstances (some of which are beyond our control) that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, those described in “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (our “2023 10-K”) and any report subsequently filed with the SEC, and the risks described in this prospectus supplement and the accompanying base prospectus. All risks, uncertainties and assumptions described herein and therein should be considered in evaluating forward-looking statements, and all of the forward-looking statements are expressly qualified by the cautionary statements contained or referred to herein and therein. The actual results or developments anticipated by such forward-looking statements may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our businesses or operations. Readers are cautioned not to put undue reliance on any forward-looking statements.
Actual future results, performance, achievements or trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of or changes in:
•
competition;

•
government legislation, regulations and policies;

•
the ability of Old National to execute its business plan;

•
unanticipated changes in our liquidity position, including but not limited to changes in our access to sources of liquidity and capital to address our liquidity needs;

•
changes in economic conditions and economic and business uncertainty which could materially impact credit quality trends and the ability to generate loans and gather deposits;

•
inflation and governmental responses to inflation, including increasing interest rates;

•
market, economic, operational, liquidity, credit, and interest rate risks associated with our business;

•
our ability to successfully manage our credit risk and the sufficiency of our allowance for credit losses;

•
risks relating to the dilutive effect caused by the issuance of shares of our common stock in connection with the proposed Merger (as defined below);

•
the possibility that the proposed Merger may take longer to complete than anticipated;

•
the impact of significant transaction and Merger-related costs to be incurred in connection with the transactions contemplated by the merger agreement (as defined below);

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•
the possibility that regulatory approvals for the proposed Merger and/or Bank Merger (as defined below) may not be received, may take longer than expected or may impose conditions that are not currently anticipated, cannot be met, or that could have an adverse effect on the combined company following the proposed Merger and/or Bank Merger;

•
reputational risk and the risk of adverse reaction of our, Bremer’s and our respective affiliates’ customers, vendors, employees or other business partners to the proposed Merger;

•
the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;

•
the impact after closing of factors different from those that historically have affected or currently affect our common stock and Bremer common stock (as defined below);

•
risks related to Bremer’s business to which we will be subject after closing, including its commercial real estate loan portfolio and agricultural loan portfolio;

•
the impact of any potential impairment of the goodwill recorded in connection with the transactions contemplated by the merger agreement and the acquisition of Bremer;

•
the possibility that the combined company may not effectively manage its expanded operations;

•
business uncertainties and contractual restrictions that we and Bremer are subject to while the proposed Merger is pending;

•
the prevention or delay of completion of the proposed Merger by any shareholder litigation that may be instituted against us or Bremer;

•
the possibility that conditions to the consummation of the Merger, including approval of the merger agreement by Bremer shareholders, are not satisfied or waived;

•
the expected cost savings, synergies, and other financial benefits from the proposed Merger not being realized within the expected time frames and costs or difficulties relating to integration matters being greater than expected;

•
potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the Merger;

•
the potential impact of future business combinations on our performance and financial condition, including our ability to successfully integrate the businesses and the success of revenue-generating and cost reduction initiatives;

•
failure or circumvention of our internal controls;

•
operational risks or risk management failures by us or critical third parties, including without limitation with respect to data processing, information systems, cybersecurity, technological changes, vendor issues, business interruption, and fraud risks;

•
significant changes in accounting, tax or regulatory practices or requirements;

•
concentrations of loans secured by real estate, particularly, commercial real estate;

•
new legal obligations or liabilities;

•
disruptive technologies in payment systems and other services traditionally provided by banks;

•
failure or disruption of our information systems;

•
computer hacking and other cybersecurity threats;

•
the effects of climate change on Old National and its customers, borrowers, or service providers;

•
political and economic uncertainty and instability;

•
the impacts of pandemics, epidemics, and other infectious disease outbreaks;

•
other matters discussed in this prospectus supplement; and

•
other factors identified in our filings with the SEC.

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These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results or financial condition. Forward-looking statements speak only as of the date they are made and we undertake no obligation to publicly update, revise or clarify any forward-looking statements included or incorporated by reference in this prospectus supplement, whether as a result of new information, future events or otherwise, except to the extent required by law. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

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SUMMARY
This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying base prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our common stock. You should carefully read this prospectus supplement and the accompanying base prospectus, including the “Risk Factors” section beginning on page S-6 and the documents incorporated by reference, which are described under “Where You Can Find More Information” on page S-41. To the extent the information in this prospectus supplement is inconsistent with the information in the accompanying base prospectus or information incorporated by reference herein, you should rely on the information in this prospectus supplement.
Old National Bancorp
Old National Bancorp is the holding company of Old National Bank. As the sixth largest commercial bank headquartered in the Midwest, Old National proudly serves clients primarily in the Midwest and Southeast. With approximately $53.6 billion of assets and $31.4 billion of assets under management as of September 30, 2024, Old National ranks among the top 30 banking companies headquartered in the United States. Tracing our roots to 1834, Old National Bank focuses on building long-term, highly valued partnerships with clients while also strengthening and supporting the communities we serve. In addition to providing extensive services in consumer and commercial banking, Old National offers comprehensive wealth management, investment and capital markets services.
Our common stock is traded on the NASDAQ under the symbol “ONB.”
Our principal executive offices are located at One Main Street, Evansville, Indiana 47708, and our telephone number is (773) 765-7675. Our website can be accessed at ir.oldnational.com. We are not incorporating the information on our website into this prospectus supplement, and the information on the website is not included in, nor is it a part of, this prospectus supplement.
Recent Developments
Proposed Acquisition of Bremer Financial Corporation
We have entered into a definitive agreement and plan of merger (the “merger agreement”) with Bremer Financial Corporation, and ONB Merger Sub, Inc., an Indiana corporation and wholly owned subsidiary of the Company (“Merger Sub”). The merger agreement provides that, upon the terms and subject to the conditions set forth therein, (i) Merger Sub will merge with and into Bremer Financial Corporation (the “First Merger”), with Bremer Financial Corporation continuing as the surviving entity in the First Merger (the “surviving corporation”). Immediately following the closing of the First Merger and as part of a single, integrated transaction, the surviving corporation will merge with and into Old National (the “Second Merger and, together with the First Merger, the “Merger”), with Old National continuing as the surviving entity in the Second Merger. Immediately following the closing of the Second Merger or at such later time as Old National may determine in its sole discretion, Bremer Financial Corporation’s wholly owned banking subsidiary, Bremer Bank, National Association, will merge with and into Old National Bank (the “Bank Merger”), with Old National Bank continuing as the surviving bank in the Bank Merger.
Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, each share of Class A common stock, no par value per share, of Bremer Financial Corporation (“Bremer Class A common stock”) and each share of Class B common stock, no par value, of Bremer Financial Corporation (“Bremer Class B common stock” and, together with Bremer Class A common stock, “Bremer common stock”), issued and outstanding immediately prior to the effective time, other than dissenting shares and certain shares held by Old National, Bremer or Merger Sub, will be converted into the right to receive 4.182 shares of our common stock (the “Exchange Ratio”) and cash in lieu of fractional shares and $26.22 in cash without interest (together, the “Merger Consideration”).
As of September 30, 2024, Bremer had total assets of approximately $16.2 billion, total deposits of approximately $13.2 billion, total liabilities of approximately $14.7 billion and shareholders’ equity of approximately $1.5 billion.

The Exchange Ratio is fixed. Therefore, the number of shares of our common stock that holders of Bremer common stock will receive as Merger Consideration will not change if the trading price of our common stock or the market value of Bremer common stock changes between the time of the execution of the merger agreement and the time the Merger is completed. The Exchange Ratio will not be adjusted or otherwise affected by the issuance of the shares of our common stock contemplated by this offering.
Upon completion of the proposed Merger, and assuming the completion of this offering of shares of our common stock, we expect that our shareholders, including the number of shares that may be issued upon full physical settlement of the forward sale agreement we entered into in connection with this offering, will own approximately 82% of the combined company and former Bremer shareholders will own approximately 13% of the combined company, disregarding any shares of our common stock that Bremer shareholders may hold and any shares of Bremer common stock that our shareholders may hold. At, or shortly after, the completion of the proposed Merger, we and/or Bremer expect to sell approximately $2.4 billion of commercial real estate loans originally issued by Bremer Bank and/or Old National Bank to one or more unrelated third parties after a bidding process. When complete, it is expected that the sale would reduce the combined company’s commercial real estate concentration, improve its loan/deposit liquidity profile, and bring the capital ratios of the newly combined entity closer in line with those Old National maintains pre-merger. However, there is no assurance that we or Bremer will be able to find a prospective purchaser before the consummation of the Merger or sell the loans at a price or other terms acceptable to us.
Consummation of the proposed Merger will be subject to the satisfaction of customary closing conditions, including receipt of necessary shareholder and regulatory approvals, and we currently expect the closing of the transactions contemplated by the merger agreement, including the Merger, to be completed by the second quarter of 2025. The merger agreement provides certain termination rights for both us and Bremer and further provides that a termination fee will be payable by Bremer upon termination of the merger agreement under certain circumstances. The closing of this offering is not conditioned upon the closing of the Merger and the closing of the Merger is not conditioned upon the closing of this offering.

The Offering
Issuer
Old National Bancorp.
Common stock offered by the forward seller(1)
19,047,619 shares of our common stock (or 21,904,762 shares of our common stock if the underwriters’ option to purchase additional shares is exercised in full).
Common stock to be outstanding immediately before this offering(2)
318,955,286 shares of our common stock.
Common stock to be outstanding after settlement of the forward sale agreement, assuming full physical settlement(1)(2)(3)(4)
338,002,905 shares of our common stock (or 340,860,048 shares of our common stock if the underwriters’ option to purchase additional shares is exercised in full).
Use of proceeds(1)(4)(5)
We will not initially receive any proceeds from the sale of the shares of our common stock sold by the forward seller to the underwriters.
We expect to receive net proceeds from this offering and the full physical settlement of the forward sale agreement, before expenses, of approximately $384.0 million (or approximately $441.6 million if the underwriters’ option to purchase additional shares of our common stock is exercised in full), based upon the initial forward sale price of $20.16 per share. The forward sale price is subject to adjustments pursuant to the terms of the forward sale agreement, and the actual proceeds, if any, will be calculated as described in this prospectus supplement. See “Underwriting (Conflicts of Interest) — Forward Sale Agreement.”
We expect to physically settle the forward sale agreement (by the delivery of shares of our common stock) and receive proceeds from the sale of those shares of our common stock upon one or more forward settlement dates within approximately 12 months from the date hereof. We may also elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement. If we elect to cash settle or net share settle the forward sale agreement, then we may not receive any proceeds from the issuance of shares of our common stock in respect of the forward sale agreement, and we will instead receive or pay cash (in the case of cash settlement) or receive or deliver shares of our common stock (in the case of net share settlement).
We intend to use such net proceeds for general corporate purposes, which may include, among other uses, contributing Tier 1 capital into Old National Bank. The precise amounts and timing of these uses of proceeds will depend on the funding requirements of us and our subsidiaries. See “Use of Proceeds.”
Dividend policy
Old National has traditionally paid a quarterly dividend to common shareholders. Our current quarterly indicated dividend rate per share is $0.14. The payment of dividends is subject to legal and regulatory restrictions, as well as approval by our Board of Directors. Any payment of dividends in the future will depend, in large part, on Old National’s earnings, capital requirements, financial condition, and other factors considered relevant by our Board of Directors.

Listing
Our common stock is listed on the NASDAQ under the symbol “ONB.”
Conflicts of interest
All of the proceeds of this offering (excluding proceeds, if any, paid to us with respect to any shares of our common stock that we issue and sell to the several underwriters in lieu of the forward seller delivering and selling shares of our common stock to the underwriters) will be paid to the forward seller. As a result, the forward seller will receive more than 5% of the net proceeds of this offering, not including underwriting compensation. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). See “Underwriting (Conflicts of Interest).”
Risk factors
An investment in our common stock involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-6 of this prospectus supplement, beginning on page 6 of the accompanying base prospectus and in Item 1A in our 2023 10-K.
Accounting treatment
Before any issuance of shares of our common stock upon physical or net share settlement of the forward sale agreement, we expect that the shares issuable upon settlement of the forward sale agreement will be reflected in our diluted earnings per share calculation using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of the forward sale agreement over the number of shares of our common stock that could be purchased by us in the market (based on the average market price of our common stock during the applicable reporting period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period).
Consequently, before physical or net share settlement of the forward sale agreement and subject to the occurrence of certain events, we anticipate that there will be no dilutive effect on our earnings per share except during periods when the average market price of shares of our common stock is above the applicable adjusted forward sale price, which is initially $20.16 per share (which is the price at which the underwriters agree to buy the shares of our common stock offered hereby), subject to increase or decrease based on the specified rate less a spread, and subject to price adjustment and other provisions of the forward sale agreement, including a decrease based on amounts related to expected dividends on our common stock on dates specified in the forward sale agreement and if the cost to the forward purchaser (or its affiliate) of borrowing a number of shares of our common stock underlying the forward sale agreement exceeds a specified amount. However, if we decide to physically settle or net share settle the forward sale agreement, then delivery of shares of our common stock to the forward purchaser on any such physical or (to the extent we are obligated to deliver shares of our common stock) net share settlement of the forward sale agreement would result in dilution to our earnings per share.

(1)
We currently anticipate that if the underwriters exercise their option to purchase additional shares,

then the forward purchaser (or its affiliate) will borrow such additional shares from third parties for sale by the forward seller to the underwriters, and that we will enter into an additional forward sale agreement with the forward purchaser in connection therewith.
(2)
Based on the number of our issued and outstanding shares of our common stock as of September 30, 2024.

(3)
The number of shares outstanding after settlement of the forward sale agreement, assuming physical settlement assumes that we will not be required to issue and sell shares of our common stock that are the subject of this offering in lieu of the forward seller delivering borrowed shares to the underwriters as further described elsewhere in this prospectus supplement.

(4)
The forward seller has advised us that it or its affiliate intends to acquire shares of our common stock to be sold under this prospectus supplement through borrowings from third-party stock lenders. Subject to the occurrence of certain events, we will not be obligated to deliver shares of our common stock, if any, under the forward sale agreement until physical or net share settlement of the forward sale agreement, which we expect will be within 12 months from the date hereof. Except in certain circumstances, and subject to certain conditions, we have the right to elect cash settlement or net share settlement under the forward sale agreement. See “Underwriting (Conflicts of Interest) — Forward Sale Agreement” for a description of the forward sale agreement.

(5)
The forward sale price is subject to adjustment pursuant to the terms of the forward sale agreement, and any net proceeds to us are subject to settlement of the forward sale agreement.

Unless we indicate otherwise, all information in this prospectus supplement regarding the number of shares of our common stock to be outstanding after this offering assumes no exercise of the underwriters’ option to purchase additional shares.

RISK FACTORS
An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus supplement, in the documents incorporated by reference into this prospectus supplement and in the accompanying base prospectus, including our 2023 10-K, as supplemented or updated by our other filings with the SEC before deciding whether this investment is suited to your particular circumstances. These risks are not the only risks we face. Our business operations could also be affected by additional factors that are not currently known to us or that we currently consider to be immaterial to our operations that may become material to our operations and business in the future. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.
Risk Factors Relating to This Offering, Our Common Stock and the Forward Sale Agreement
The actual financial positions and results of operations of Old National, Bremer and the combined company may differ materially from the unaudited pro forma condensed combined financial data included in this prospectus supplement.
The unaudited pro forma condensed combined financial information contained in this prospectus supplement is presented for illustrative purposes only and may not be an indication of what our financial position or results of operations would have been had the transactions contemplated by the merger agreement been completed on the dates indicated. The unaudited pro forma condensed combined financial information has been derived from the historical consolidated financial statements of Old National and Bremer, and certain adjustments and assumptions have been made regarding the combined businesses after giving effect to the transactions. Additionally, the interim unaudited condensed financial statements and the interim unaudited condensed financial information for Bremer contained in this prospectus supplement, and from which certain pro forma condensed combined financial information contained herein is derived, were obtained from Bremer management and have not been prepared in accordance with Regulation S-X of the Securities Act of 1933, as amended (the “Securities Act”) or under Public Company Accounting Oversight Board guidelines or been subject to a SAS 100 review by Bremer’s auditors in accordance with Statement of Auditing Standards No. 100, “Interim Financial Information.” The assets and liabilities of Bremer have been measured at fair value based on various preliminary estimates using assumptions that our management believes are reasonable using information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the unaudited pro forma condensed combined financial information and the final acquisition accounting will occur and could have a material impact on the unaudited pro forma condensed combined financial information and the combined company’s financial position and future results of operations.
In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the closing of the transactions contemplated by the merger agreement. Any potential decline in our financial condition or results of operations may cause significant variations in our share price.
There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.
Except as described under “Underwriting (Conflicts of Interest),” we are not restricted from issuing additional shares of our common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock. The issuance of any common stock by us pursuant to the forward sale agreement upon physical settlement or net share settlement thereof, or in lieu of the forward seller selling our common stock to the underwriters as further described elsewhere in this prospectus supplement, will increase the number of shares of our common stock that we have outstanding.
To maintain our or our subsidiaries’ capital at desired or regulatory-required levels, we may issue additional shares of our common stock, or securities convertible into, exchangeable for or representing rights to acquire shares of our common stock. We may sell these shares at prices below the then current market price of the shares, and the sale of these shares may significantly dilute shareholder ownership. We could also issue additional shares in connection with acquisitions of other financial institutions such as Bremer, which would also dilute shareholder ownership.
The market price of our common stock could decline as a result of sales of shares of our common stock or sales of such other securities made after this offering or the perception that such sales could occur.
Our stock price may be volatile, which could result in losses to our investors and litigation against us.
Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive. Our stock price can fluctuate significantly in response to a variety of factors, some of which are unrelated to our financial performance, including, among other things:
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announcements of developments related to Old National’s business;

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fluctuations in Old National’s results of operations;

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sales or purchases of substantial amounts of Old National’s securities in the marketplace;

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general conditions in Old National’s banking niche or the global or national economy;

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a shortfall or excess in revenues or earnings compared to securities analysts’ expectations;

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changes in analysts’ recommendations or projections;

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Old National’s announcement of new mergers, acquisitions, or other projects;

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negative news about Old National, the banking industry generally, or the financial services industry generally; and

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the realization of any of the other risks presented in our 2023 10-K.

General market fluctuations, including real or anticipated changes in the strength of the local economy; industry factors and general economic and political conditions and events, such as economic slowdowns or recessions; and interest rate changes, oil price volatility or credit loss trends could also cause our stock price to decrease regardless of our operating results.
Moreover, in the past, securities class action lawsuits have been instituted against some companies following periods of volatility in the market price of its securities. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management’s attention and resources from our normal business.
The trading volumes in our common stock may not provide adequate liquidity for investors.
Shares of our common stock are listed on the NASDAQ; however, the average trading volume is less than that of other larger financial institutions. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of a sufficient number of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given these factors, a shareholder may have difficulty selling shares of our common stock at an attractive price (or at all). Additionally, shareholders may not be able to sell a substantial number of shares of our common stock for the same price at which shareholders could sell a smaller number of shares. Given the current daily average trading volume of our common stock, significant sales of our common stock in a brief period of time, or the expectation of these sales, could cause a significant decline in the price of our common stock.
An investment in our common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.
An investment in our common stock is not a bank deposit or other obligations of a bank and, therefore, is not insured against loss or guaranteed by the FDIC, any other deposit insurance fund or by any other public or private entity. An investment in our common stock is inherently risky for the reasons described herein and you will bear the risk of loss if the value or market price of our common stock is adversely affected.
Holders of our indebtedness and of depositary shares related to our Series A and Series C preferred stock have rights that are senior to those of our common shareholders.
At September 30, 2024, we had outstanding preferred stock, subordinated debentures and trust preferred securities totaling $559,143. Payments of the principal and interest on the subordinated debentures accompanying the trust preferred securities and dividends on the preferred stock are senior to payments with respect to shares of our common stock. We also conditionally guarantee payments of the principal and interest on the trust preferred securities. As a result, we must make payments on these debt instruments (including the related trust preferred securities) and preferred shares before any dividends can be paid on our common stock and, in the event of bankruptcy, dissolution or liquidation, the holders of the debt and preferred shares must be satisfied before any distributions can be made on our common stock. We have the right to defer distributions on the subordinated debentures related to the trust preferred securities (and the related guarantee of payments on the trust preferred securities) for up to five years, during which time no dividends may be paid on our common stock. If our financial condition deteriorates or if we do not receive required regulatory approvals, we may be required to defer distributions on the subordinated debentures related to the trust preferred securities (and the related guarantee of payments on the trust preferred securities).
We may from time to time issue or acquire additional senior or subordinated indebtedness or preferred stock that would have to be repaid before our shareholders would be entitled to receive any of our assets.
Settlement provisions contained in the forward sale agreement could result in substantial dilution to our earnings per share and return on equity or result in substantial cash payment obligations.
The forward purchaser will have the right to accelerate the forward sale agreement and require us to physically settle on a date specified by the forward purchaser if:
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it (or its affiliate) (i) is unable to borrow a number of shares of our common stock equal to the number of shares of our common stock underlying the forward sale agreement because of the lack of sufficient shares being made available for share borrowing by lenders or (ii) would incur a stock loan rate greater than the rate specified in the forward sale agreement to continue to borrow such shares;

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certain ownership thresholds applicable to the forward purchaser, its affiliates and other persons who may form a beneficial share ownership group or whose ownership positions would be aggregated with the forward purchaser are exceeded;

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we declare any dividend or distribution on our common stock that constitutes an extraordinary dividend or is payable in (i) cash in excess of a specified amount (other than extraordinary dividends), (ii) securities of another company owned (directly or indirectly) by us as a result of a spin-off or similar transaction or (iii) any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price, as reasonably determined by the forward purchaser;

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there is an announcement of any event or transaction that, if consummated, would result in certain extraordinary events (as such term is defined in the forward sale agreement and which includes certain mergers (other than the Merger or the Bank Merger) and tender offers and the delisting of our common stock); or

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certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into the forward sale agreement or the occurrence of a hedging disruption or a change in law (as such terms are defined in the forward sale agreement).

The forward purchaser’s decision to exercise its right to accelerate the settlement of the forward sale agreement will be made irrespective of our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the physical settlement provisions of the forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity.

We expect to physically settle the forward sale agreement (by the delivery of shares of our common stock) and receive proceeds from the sale of those shares of our common stock upon one or more forward settlement dates within approximately 12 months from the date hereof. We may also elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement. Upon physical settlement or, if we so elect, net share settlement of the forward sale agreement, delivery of shares of our common stock in connection with such physical settlement or (to the extent we are obligated to deliver shares of our common stock) net share settlement will result in dilution to our earnings per share and return on equity. If we elect cash settlement or net share settlement with respect to all or a portion of the shares of our common stock underlying the forward sale agreement, then we expect that the forward purchaser (or an affiliate thereof) will purchase a number of shares of our common stock necessary to satisfy its or its affiliate’s obligation to return the shares of our common stock borrowed from third parties in connection with sales of shares of our common stock related to the forward sale agreement and, if applicable in connection with net share settlement, to deliver shares of our common stock to us. If the market value of our common stock at the time of such purchase (as determined pursuant to the terms of the forward sale agreement) is above the forward sale price under the forward sale agreement at that time, then we would pay or deliver, as the case may be, to the forward purchaser under the forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value (as determined pursuant to the terms of the forward sale agreement), equal to such difference. Any such difference could be significant.
In addition, the purchase of shares of our common stock in connection with the forward purchaser or its affiliate unwinding its hedge position could cause the price of our common stock to increase over such time (or reduce or prevent a decrease over such time), thereby increasing the amount of cash we would owe to the forward purchaser (or decreasing the amount of cash that the forward purchaser would owe us) upon a cash settlement of the forward sale agreement or increasing the number of shares of our common stock we would deliver to the forward purchaser (or decreasing the number of shares of our common stock that the forward purchaser would deliver to us) upon net share settlement of the forward sale agreement. We will not be able to control the manner in which the forward purchaser (or its affiliate) unwinds its hedge position.
Moreover, the forward sale price that we expect to receive upon physical settlement of the forward sale agreement will be subject to increase or decrease based on the specified rate less a spread, and subject to price adjustment and other provisions of the forward sale agreement, including a decrease based on amounts related to expected dividends on our common stock on dates specified in the forward sale agreement and if the cost to the forward purchaser (or its affiliate) of borrowing a number of shares of our common stock underlying the forward sale agreement exceeds a specified amount. If the specified rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the applicable forward sale price. Reductions in the applicable forward sale price could also increase the amount of cash we would owe to the forward purchaser (or decrease the amount of cash that the forward purchaser would owe us) upon a cash settlement of the forward sale agreement or increase the number of shares of our common stock we would deliver to the forward purchaser (or decrease the number of shares of our common stock that the forward purchaser would deliver to us) upon net share settlement of the forward sale agreement. See “Underwriting (Conflicts of Interest) — Forward Sale Agreement” for a description of the forward sale agreement.
In case of our bankruptcy or insolvency, the forward sale agreement will automatically terminate, and we would not receive the expected proceeds from any forward sales of our common stock.
If we file for or consent to a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or we or a regulatory authority with jurisdiction over us presents a petition for our winding-up or liquidation, and we consent to such a petition, then the forward sale agreement will automatically terminate. If the forward sale agreement so terminates under these circumstances, we would not be obligated to deliver to the forward purchaser any of our common stock not previously delivered, and the forward purchaser would be discharged from its obligation to pay the applicable forward sale price per share in respect of any of our common stock not previously settled under the forward sale agreement. Therefore, to the extent that there are any shares of our common stock with respect to which the forward sale agreement has not been settled at the time of the commencement of any such bankruptcy or insolvency proceedings, we would not receive the forward sale price per share in respect of those shares of our common stock.
We will have broad discretion in the use of a significant part of the net proceeds, if any, from this offering and may not use them effectively.
Our management currently intends to use the net proceeds, if any, from this offering in the manner described in “Use of Proceeds,” and will have broad discretion in the application of any net proceeds. The failure by our management to apply these funds effectively could affect our ability to operate and grow our business.
Risks Related to the Proposed Merger
The dilution caused by the issuance of shares of our common stock in connection with the Merger may adversely affect the market price of our common stock.
In connection with the payment of the Merger Consideration, we expect to issue approximately 50 million shares of our common stock to Bremer shareholders. The dilution caused by the issuance of the new shares of our common stock may result in fluctuations in the market price of our common stock, including a stock price decrease.
Combining Old National and Bremer may be more difficult, costly or time consuming than expected and the combined company may fail to realize the anticipated benefits and cost savings of the Merger.
Upon consummation of the transactions contemplated by the merger agreement, we will begin the process of integrating Bremer. A successful integration of its business with ours will depend substantially on our ability to consolidate operations, corporate cultures, systems, and procedures, to eliminate redundancies and to realize the anticipated cost savings. If we and Bremer are not able to successfully achieve these objectives, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings and anticipated benefits of the Merger could be less than anticipated, and integration may result in additional unforeseen expenses. We may not be able to combine our business with the business of Bremer without encountering difficulties that could adversely affect the ability to maintain relationships with existing clients, customers, depositors, and employees, such as:
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the loss of key employees;

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the disruption of operations and business;

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inability to maintain and increase competitive presence;

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loan and deposit attrition, customer loss, and revenue loss;

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possible inconsistencies in standards, control procedures, and policies;

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additional costs or unexpected problems with operations, personnel, technology, and credit;

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inconsistencies in standards, controls, procedures, and policies; and/or

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problems with the assimilation of new operations, systems, sites, or personnel, which could divert resources from regular banking operations.

Any disruption to the businesses could cause customers to remove their accounts and move their business to a competing financial institution. Integration efforts between the two companies may also divert management attention and resources. Additionally, general market and economic conditions or governmental actions affecting the financial industry generally may inhibit our successful integration of Bremer.
Further, we entered into the merger agreement to acquire Bremer with the expectation that the acquisition will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the combined company, cross selling opportunities, technological efficiencies, cost savings, and operating efficiencies. Achieving the anticipated benefits of the transactions contemplated by the merger agreement is subject to a number of uncertainties, including whether we integrate Bremer in an efficient, effective and timely manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits on the anticipated timeframe, or at all, could result in a reduction in the price of our common stock as well as in increased costs, decreases in the amount of expected revenues, and diversion of management’s time and energy and could materially and adversely affect our business, financial condition, and operating results. Additionally, upon consummation of the transactions contemplated by the merger agreement, we will make fair value estimates of certain assets and liabilities in recording the acquisition. Actual values of these assets and liabilities could differ from our estimates, which could result in our not achieving the anticipated benefits of the acquisition. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.
We and Bremer have, and the combined company following the Merger will, incur significant transaction and Merger-related costs in connection with the transactions contemplated by the merger agreement.
We and Bremer have incurred and expect to incur significant non-recurring costs associated with combining the operations of Bremer with our operations. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employment-related costs, public company filing fees and other regulatory fees, printing costs, and other related costs. We have begun collecting information to formulate detailed integration plans to deliver anticipated cost savings. Additional unanticipated costs may be incurred in the integration of our business with the business of Bremer, and there are many factors beyond our or Bremer’s control that could affect the total amount or timing of integration costs. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and Merger-related costs over time, this net benefit may not be achieved in the near term, or at all.
Whether or not the Merger is consummated, we, Bremer, and the combined company will incur substantial expenses in pursuing the Merger and this may adversely impact our and the combined company’s earnings. Completion of the transactions contemplated by the merger agreement will be conditioned upon customary closing conditions, including the receipt of required governmental authorizations, consents, orders, and approvals, including approval by certain federal banking regulators. We and Bremer intend to pursue all required approvals in accordance with the merger agreement. However, there can be no assurance that such approvals will be obtained without additional cost, on the anticipated timeframe, or at all.
Regulatory approvals for the Merger and/or Bank Merger may not be received, may take longer than expected or may impose conditions that are not currently anticipated, cannot be met, or that could have an adverse effect on the combined company following the Merger and/or Bank Merger.
Before the proposed Merger and the Bank Merger may be completed, various approvals, consents, and non-objections must be obtained from bank regulatory authorities, including the Federal Reserve and the Office of the Comptroller of the Currency (the “OCC”). In determining whether to grant these approvals, regulatory authorities consider a variety of factors, including the regulatory standing of each party. These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in any party’s regulatory standing or any other factors considered by regulators in granting such approvals; governmental, political, or community group inquiries, investigations or opposition; or changes in legislation or the political or regulatory environment generally, including as a result of changes of the U.S. executive administration, or Congressional leadership and regulatory agency leadership.
Even if the approvals are granted, they may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations, or restrictions or that such conditions, limitations, obligations, or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the Merger or otherwise reduce the anticipated benefits of the Merger if the Merger were completed successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, limitations, obligations, or restrictions will not result in the delay or abandonment of the Merger. The completion of the Merger is conditioned on the receipt of the requisite regulatory approvals without the imposition of any materially burdensome regulatory condition and the expiration of all statutory waiting periods. Additionally, the completion of the Merger is conditioned on the absence of certain orders, injunctions, or decrees issued by any court or any governmental entity of competent jurisdiction that would prevent, prohibit, or make illegal the completion of the Merger, the Bank Merger, or any of the other transactions contemplated by the merger agreement.
Despite the parties’ commitment to use their reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement, neither party is required under the terms of the merger agreement to take any action, commit to take any action, or agree to any condition or restriction in connection with obtaining these approvals, that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the proposed Merger.
The merger agreement may be terminated in accordance with its terms and the Merger may not be completed. Such failure to complete the transactions contemplated by the merger agreement could cause our results to be adversely affected, our stock price to decline, or have a material and adverse effect on our stock price and results of operations.
If the transactions contemplated by the merger agreement, including the Merger, are not completed for any reason, including as a result of Bremer shareholders failing to approve the merger agreement, there may be various adverse consequences, and we and/or Bremer may experience negative reactions from the financial markets and from our respective customers and employees. For example, either party’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of its management on the Merger, without realizing any of the anticipated benefits of completing the Merger. Moreover, our stock price may decline because costs related to such transactions, such as legal, accounting, and financial advisory fees, must be paid even if such transactions, including the Merger, are not completed. In addition, if the transactions contemplated by the merger agreement are not completed, whether because of our failure to receive required regulatory approvals in a timely fashion or because one of the parties has breached its obligations in a way that permits Bremer to terminate the merger agreement, or for any other reason, our stock price may decline to the extent that the current market price reflects a market assumption that the Merger will be beneficial and will be completed. We and/or Bremer also could be subject to litigation related to any failure to complete the Merger or to proceedings commenced against either company to perform our obligations under the merger agreement.
The market price for our common stock following the closing of the transactions contemplated by the merger agreement may be affected by factors different from those that historically have affected or currently affect our common stock and Bremer common stock.
Subject to the terms and conditions of the merger agreement, upon completion of the Merger, holders of shares of Bremer common stock will receive shares of our common stock as Merger Consideration. The combined company’s business and financial position will differ from our and Bremer’s respective businesses and financial positions before the completion of the Merger and, accordingly, the results of operations of the combined company will be affected by some factors that are different from those currently affecting our results of operations and those currently affecting the results of operations of Bremer. Accordingly, the market price and performance of our common stock is likely to be different from the performance of our common stock in the absence of the Merger. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, our common stock, regardless of our actual operating performance.
Upon completion of the transactions contemplated by the merger agreement, we will be subject to the risks related to Bremer’s business, including its commercial real estate loan portfolio and agricultural loan portfolio.
Upon completion of the transactions contemplated by the merger agreement, we will be subject to risks related to Bremer’s business and take on its loans, investments, and other obligations. This will increase our credit risk and, if such obligations are not repaid or losses are incurred on such obligations, there could be material and adverse effects on our business. Additionally, where our businesses overlap, any risks we face may be increased due to the transactions contemplated by the merger agreement. For example, we and Bremer each have significant credit exposure in commercial real estate. At September 30, 2024, Bremer’s commercial real estate loan portfolio totaled $5.6 billion, or 48.9% of its total loan portfolio. A large concentration of commercial real estate loans in the combined company involves additional risks because the value of real estate can fluctuate significantly in a short period of time as a result of market conditions in any of the geographic bank markets in which such real estate is located, as well as because funds for acquisition, development and construction loans (“AD&C loans”) are advanced based on estimates of costs and the estimated value of the completed project and therefore have a greater risk of default in a weaker economy. Construction projects require prudent underwriting, including determination of a borrower’s ability to complete the project, while staying within budget and on time in accordance with construction plans. Economic events, supply chain issues, labor market disruptions, and other factors outside the control of Bremer and our control, or that of the borrowers, could negatively impact the future cash flow and market values of affected properties. At, or shortly after, the completion of the transactions contemplated by the merger agreement, we and/or Bremer expect to sell approximately $2.4 billion of the commercial real estate loans originally issued by Bremer Bank and/or Old National Bank to one or more unrelated third parties after a bidding process. When complete, it is expected that the sale would reduce the combined company’s commercial real estate concentration, improve its loan/deposit liquidity profile, and bring the capital ratios of the newly combined entity closer in line with those Old National maintains pre-merger. However, there is no assurance that we or Bremer will be able to find a prospective purchaser before the consummation of the Merger or sell the loans at a price or other terms acceptable to us. Integrating Bremer’s commercial real estate loans into our existing portfolio may exacerbate the existing risks we already undertake with our own portfolio comprised meaningfully of commercial real estate loans, as described in our 2023 10-K under “Item 1 A. Risk Factors — Old National’s loan portfolio includes loans with a higher risk of loss,” and may result in new ones.
Additionally, Bremer has significant exposure in its agricultural loan portfolio. At September 30, 2024, Bremer’s agricultural loan portfolio totaled $1.2 billion or 10.2% of its total loan portfolio. A large concentration of agricultural loans in the combined company involves additional risks because the agricultural industry is dependent on the successful operations of agricultural businesses, which depend on factors outside the control of Bremer and our control, such as weather, commodity prices, and interest rates, among others.
As a result of the transactions contemplated by the merger agreement and our acquisition of Bremer, we will record goodwill in connection with such acquisition, and if it becomes impaired, our earnings could be significantly impacted.
Under current accounting methods, goodwill is not amortized but, instead, is subject to impairment tests on at least an annual basis and more frequently if an event occurs or circumstances change that reduce the fair value of a reporting unit below its carrying amount. In connection with our acquisition of Bremer, we will record goodwill in the fair value amount of such acquisition. Although we do not anticipate impairment charges, if we conclude that some portion of such goodwill is impaired, a non-cash charge for the amount of such impairment would be recorded against earnings.
Additionally, Bremer records a significant amount of goodwill. At December 31, 2023, Bremer had goodwill of $113 million representing approximately 7.8% of its shareholders’ equity including redeemable common stock. Upon completion of the Merger, we will record goodwill based on allocation of the purchase price to fair value of the assets and liabilities acquired, and if all or some portion of that goodwill is impaired following the acquisition, we would be required to take a non-cash charge for such amount against our earnings. A goodwill impairment charge could be caused by a decline in our stock price or the occurrence of a triggering event that compounds negative financial results. Further, because a large portion of Bremer’s portfolio is secured by commercial real estate loans, if such portfolio were to be seen as less valuable in a deteriorating real estate market, or if we and/or Bremer were to sell a portion of Bremer’s commercial real estate loan at a less favorable price following the acquisition, we may be required to record an impairment on our acquisition of Bremer. Therefore, following the transactions contemplated by the merger agreement, including the Merger, and our recording of goodwill in connection therewith, if such goodwill becomes impaired, our earnings could be significantly and adversely affected.
The future results of the combined company following the Merger may suffer if the combined company does not effectively manage its expanded operations.
Following the Merger, the size of the business of the combined company will increase significantly beyond the current size of either our or Bremer’s business. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental authorities as a result of the significant increase in the size of its business.
While both Old National Bank and Bremer Bank are, and the bank subsidiary of the combined company upon completion of the Bank Merger will be, a national bank subject to oversight by the OCC, the internal policies of Old National Bank and Bremer Bank with regards to their investment portfolios may differ on factors such as hold limits per bond issuer, life of the bond, or credit risk appetite. As a result, there are assets on the balance sheet of Bremer Bank that the bank subsidiary of the combined company is not expected to hold, whether based on differences in regulatory oversight or internal policies, and we may dispose of such assets contemporaneous or subsequent to the closing of the Merger. The disposition of certain assets in a high-interest rate environment, such as we have in the past experienced, are currently experiencing and may experience again in the future, could result in a sale of assets at a market price that is different than the estimated book value of such assets and impact regulatory capital ratios at the time of the closing of the Merger. Further, we may replace such disposed assets with lower-yielding investments, any of which could impact our future earnings and return on equity.
There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings or other benefits currently anticipated from the Merger.
We and Bremer will be subject to business uncertainties and contractual restrictions while the Merger is pending.
Uncertainty about the effect of the Merger on employees, customers (including depositors and borrowers), suppliers and vendors may have an adverse effect on us and Bremer. These uncertainties may impair our and Bremer’s ability to attract, retain and motivate key personnel and customers (including depositors and borrowers) until the Merger is completed, as such personnel and customers may experience uncertainty about their future roles and relationships following the completion of the Merger. Additionally, these uncertainties could cause customers and others that deal with us or Bremer to seek to change existing business relationships with us or Bremer or fail to extend an existing relationship with us or Bremer, as applicable. Competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the Merger.
In addition, subject to certain exceptions, we and Bremer have agreed to operate our respective businesses in the ordinary course consistent with past practice in all material respects before closing, and we and Bremer have agreed not to take certain actions, which could cause us or Bremer to be unable to pursue other beneficial opportunities that may arise before the completion of the Merger.
Shareholder litigation could prevent or delay the completion of the Merger or otherwise negatively impact our business, financial condition and results of operations.
Shareholders of Old National and/or shareholders of Bremer may file lawsuits against Old National, Bremer and/or the directors and officers of either company in connection with the Merger. One of the conditions to the closing is that no law, order, injunction or decree issued by any court or governmental entity of competent jurisdiction that would prevent, prohibit or make illegal the completion of the Merger, the Bank Merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting Old National or Bremer from completing the Merger, the Bank Merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the Merger and could result in significant costs to either party, including any cost associated with the indemnification of its directors and officers. We and Bremer may incur costs relating to the defense or settlement of any shareholder lawsuits filed in connection with the Merger. Shareholder lawsuits may divert management attention from management of each company’s business or operations. Such litigation could have an adverse effect on such party’s business, financial condition and results of operations and could prevent or delay the completion of the Merger.

The Merger will not be completed unless certain conditions are satisfied or waived, including approval of the merger agreement by Bremer shareholders.
Specified conditions set forth in the merger agreement must be satisfied or waived to complete the Merger. If the conditions are not satisfied or, subject to applicable law, waived, the Merger will not occur or will be delayed and each of Bremer and us may lose some or all of the intended benefits of the Merger.

USE OF PROCEEDS
We will not initially receive any proceeds from the sale of the shares of our common stock sold by the forward seller to the underwriters.
We expect to receive net proceeds from this offering and the full physical settlement of the forward sale agreement, before expenses, of approximately $384.0 million (or approximately $441.6 million if the underwriters’ option to purchase additional shares of our common stock is exercised in full), based upon the initial forward sale price of $20.16 per share. The forward sale price that we expect to receive upon physical settlement of the forward sale agreement will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the specified rate less a spread and will be decreased on each of the dates specified in the forward sale agreement by amounts related to expected dividends on shares of our common stock during its term. The forward sale price will also be subject to decrease if the cost to the forward purchaser (or its affiliate) of borrowing a number of shares of our common stock underlying the forward sale agreement exceeds a specified amount. If the specified rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the forward sale price. See “Underwriting (Conflicts of Interest) — Forward Sale Agreement” for a description of the forward sale agreement.
We expect to physically settle the forward sale agreement (by the delivery of shares of our common stock) and receive proceeds from the sale of those shares of our common stock upon one or more forward settlement dates within approximately 12 months from the date hereof. We may also elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement. If we elect to cash settle or net share settle the forward sale agreement, then we may not receive any proceeds from the issuance of shares of our common stock in respect of the forward sale agreement, and we will instead receive or pay cash (in the case of cash settlement) or receive or deliver shares of our common stock (in the case of net share settlement).
We intend to use any net proceeds that we receive upon physical settlement of the forward sale agreement and the additional forward sale agreement, if any, for general corporate purposes, which may include, among other uses, contributing Tier 1 capital into Old National Bank. The precise amounts and timing of these uses of proceeds will depend on our funding requirements and the funding requirements of our subsidiaries.
All of the proceeds of this offering (excluding proceeds, if any, paid to us with respect to any shares of our common stock that we issue and sell to the underwriters in lieu of the forward seller delivering and selling shares of our common stock to the underwriters) will be paid to the forward seller. As a result, the forward seller will receive more than 5% of the net proceeds of this offering, not including underwriting compensation. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the FINRA. See “Underwriting (Conflicts of Interest).”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus supplement, except that, unless the context requires otherwise, the term “forward sale agreement” as used in this section does not include any additional forward sale agreement that we enter into in connection with the exercise by the underwriters of their option to purchase additional shares in the offering.
Introduction
Old National is providing the following unaudited pro forma condensed combined financial data to aid shareholders in their analysis of the financial aspects of the Merger and the forward sale agreement. See “Summary — Recent Developments — Proposed Acquisition of Bremer Financial Corporation” for more information on the Merger and see “Underwriting (Conflicts of Interest) — Forward Sale Agreement” for a description of the forward sale agreement. The unaudited pro forma condensed combined financial data has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.
The unaudited pro forma condensed combined balance sheet as of September 30, 2024 combines the unaudited consolidated balance sheet of Old National as of September 30, 2024 with the unaudited consolidated balance sheet of Bremer as of September 30, 2024, giving effect to the Merger and the forward sale agreement as if the Merger had been consummated and the forward sale agreement had been fully physically settled on September 30, 2024.
The unaudited pro forma condensed combined statement of income for the year ended December 31, 2023, combines the audited consolidated statement of income of Old National for the year ended December 31, 2023, with the audited consolidated statement of income of Bremer for the year ended December 31, 2023, giving effect to the Merger and the forward sale agreement as if the Merger had been consummated and the forward sale agreement had been fully physically settled on January 1, 2023.
The unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2024, combines the unaudited consolidated statement of income of Old National for the nine months ended September 30, 2024, with the unaudited consolidated statement of income of Bremer for the nine months ended September 30, 2024, giving effect to the Merger and the forward sale agreement as if the Merger had been consummated and the forward sale agreement had been fully physically settled on January 1, 2023. Old National’s acquisition of CapStar Financial Holdings, Inc., which was completed on April 1, 2024, is not reflected in the unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2024 as presented here, as such acquisition (individually, and when considered together with all other individually insignificant transactions by Old National since December 31, 2023) was not considered significant under Regulation S-X.
The unaudited pro forma condensed combined financial data was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included or incorporated by reference into this prospectus supplement and the accompanying base prospectus:
•
The historical audited consolidated financial statements of Old National as of and for the year ended December 31, 2023 (included in Old National’s 2023 Form 10-K);

•
The historical unaudited consolidated financial statements of Old National as of and for the nine months ended September 30, 2024 (included in Old National’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024);

•
The historical audited consolidated financial statements of Bremer as of and for the year ended December 31, 2023 (included in this prospectus supplement); and

•
The historical unaudited consolidated financial statements of Bremer as of and for the nine months ended September 30, 2024 (included in this prospectus supplement);

The unaudited pro forma condensed combined financial data should also be read together with other financial data included elsewhere or incorporated by reference into this prospectus supplement.

The foregoing historical financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The unaudited pro forma condensed combined financial data has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial data. The pro forma adjustments reflect transaction accounting adjustments related to the Merger and the forward sale agreement, all of which are discussed in further detail below. Amounts presented reflect the accounting for the acquisition of Bremer by Old National. The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and does not purport to represent the combined company’s consolidated results of operations or consolidated financial position that would actually have occurred had the Merger been consummated and the forward sale agreement been fully physically settled on the dates assumed or to project the combined company’s consolidated results of operations or consolidated financial position for any future date or period.
The unaudited pro forma condensed combined financial data appearing below also does not consider any potential effects of changes in market conditions, certain asset dispositions (including the proposed sale of approximately $2.4 billion of commercial real estate loans at, or shortly after the completion of the Merger), cost savings, or revenue synergies, among other factors, and, accordingly, does not attempt to predict or suggest future results. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial data is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the Merger.
Accounting for the Merger
The acquisition of Bremer will be accounted for using the acquisition method of accounting. The total purchase price will be allocated to the tangible and intangible assets and liabilities acquired based on their respective fair values. The allocation of the purchase price reflected in the following unaudited pro forma condensed combined financial data is preliminary and is subject to adjustment upon receipt of, among other things, appraisals of some of the assets and liabilities of Bremer. Upon completion of the Merger, a final determination of the fair values of Bremer assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase price as compared with the information shown in the unaudited pro forma condensed combined financial data may change the amount of the total purchase consideration allocated to goodwill, deferred taxes, and other assets and liabilities, and may impact the combined company’s statement of income.
Forward Sale Agreement
In connection with the forward sale agreement, the forward purchaser or its affiliate is expected to borrow from third parties an aggregate of 19,047,619 shares of our common stock. Such borrowed shares of our common stock will be delivered by the forward seller for sale to the underwriters in this offering. In the event that (i) the forward purchaser (or its affiliate) is unable through commercially reasonable efforts to borrow and deliver for sale to the underwriters on the anticipated closing date the number of shares of our common stock to be sold to the underwriters or (ii) in the forward purchaser’s commercially reasonable judgment either it is impracticable to do so or the forward purchaser (or its affiliate) would incur a stock loan rate greater than a specified rate to borrow and deliver for sale to the underwriters on the anticipated closing date such number of shares of our common stock, or if certain other conditions to the forward seller’s obligations have not been satisfied, then we will issue and sell directly to the underwriters a number of shares of our common stock equal to the number of shares of our common stock that the forward purchaser or its affiliate does not borrow and deliver. Under such circumstances, the number of shares of our common stock underlying the forward sale agreement will be decreased by the number of shares of our common stock that we issue and sell to the underwriters. The aggregate offering amount is approximately $400.0 million (or approximately $460.0 million if the underwriters’ option to purchase additional shares of our common stock is exercised in full) at a public offering price of $21.00 per share.
We will not initially receive any proceeds from the sale of the shares of our common stock sold by the forward seller to the underwriter. We expect to physically settle the forward sale agreement (by the delivery of shares of our common stock) and receive proceeds from the sale of those shares of our common stock upon one or more forward settlement dates within approximately 12 months from the date hereof. We expect to receive net proceeds from this offering and the full physical settlement of the forward sale agreement, before expenses, of approximately $384.0 million (or approximately $ 441.6 million if the underwriters’ option to purchase additional shares of our common stock is exercised in full), based upon the initial forward sale price of $20.16 per share, which is equal to the public offering price per share, less the underwriting discount per share. We may also elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement. If we elect to cash settle or net share settle the forward sale agreement, then we may not receive any proceeds from the issuance of shares of our common stock in respect of the forward sale agreement, and we will instead receive or pay cash (in the case of cash settlement) or receive or deliver shares of our common stock (in the case of net share settlement). The unaudited pro forma condensed combined financial data provided herein assumes that the underwriters’ option to purchase additional shares of our common stock is not exercised.
Basis of Pro Forma Presentation
The historical financial data of Old National and Bremer has been adjusted to give pro forma effect to the transaction accounting required for the Merger and the forward sale agreement. The adjustments in the unaudited pro forma condensed combined financial data have been identified and presented to provide relevant information necessary to evaluate the financial overview of the combined company upon closing of the Merger and full physical settlement of the forward sale agreement.
The unaudited pro forma condensed combined financial data is not necessarily indicative of what the combined company’s balance sheet or statement of income would have been had the Merger been completed and the forward sale agreement been fully physically settled as of the dates indicated, nor do they purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved because of the Merger. Bremer and Old National have not had any historical material relationship before the Merger. Accordingly, no pro forma adjustments were required to eliminate activities among the companies.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
	September 30, 2024
			Transaction Accounting Adjustments
(dollars in thousands)	Historical ONB	Historical Bremer	Fair Value	Other	Reference	Pro Forma Combined
Assets
Cash and due from banks	$498,120	$301,387	$(315,000)	$231,000	A, B, C	$715,507
Money market and other interest-earning investments	693,450	—	—	—		693,450
Investment securities	10,869,749	3,611,145	(384,000)	—	D	14,096,894
Loans held for sale	62,376	11,375	—	—		73,751
Loans	36,400,643	11,524,549	(665,000)	—	E	47,260,192
Allowance for credit losses	(380,840)	(105,797)	(4,203)	(80,000)	F, G	(570,840)
Net loans	36,019,803	11,418,752	(669,203)	(80,000)		46,689,352
Premises and equipment, net	599,528	151,345	—	—		750,873
Goodwill	2,176,999	112,686	280,733	—	H	2,570,418
Other intangible assets	128,085	648	498,868	—	I	627,601
Company-owned life insurance	863,723	177,935	—	—		1,041,658
Accrued interest receivable and other assets	1,690,460	423,606	263,000	21,250	J, K	2,398,316
Total assets	$53,602,293	$16,208,879	$(325,602)	$172,250		$69,657,820
Liabilities and shareholders’ equity
Noninterest-bearing demand deposits	$9,429,285	$3,756,503	$—	$—		$13,185,788
Interest-bearing deposits	31,416,461	9,472,453	—	—		40,888,914
Borrowings	5,449,096	1,161,759	18,000	—	L	6,628,855
Accrued expenses and other liabilities	940,153	302,253	122,000	5,000	M, N	1,369,406
Total liabilities	47,234,995	14,692,968	140,000	5,000		62,072,963
Preferred stock	230,500	—	—	—		230,500
Common stock	318,955	123,892	(73,710)	19,048	O, B	388,185
Capital surplus	4,560,576	—	1,000,127	364,952	O, B	5,925,655
Retained earnings	1,861,023	1,574,294	(1,574,294)	(216,750)	O, P	1,644,273
Accumulated other comprehensive income (loss), net of tax	(603,756)	(182,275)	182,275	—	O	(603,756)
Total shareholders’ equity	6,367,298	1,515,911	(465,602)	167,250		7,584,857
Total liabilities and shareholders’ equity	$53,602,293	$16,208,879	$(325,602)	$172,250		$69,657,820
See accompanying notes to pro forma condensed combined financial statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
	For the Nine Months Ended September 30, 2024
			Transaction Accounting Adjustments
(dollars and shares in thousands, except per share data)	Historical ONB	Historical Bremer	Fair Value	Other	Reference	Pro Forma Combined
Interest income
Loans, including fees	$1,633,459	$491,790	$106,875	$—	Q	$2,232,124
Investment securities	273,118	76,804	57,600	—	R	407,522
Other	32,992	12,148	—	—		45,140
Total interest income	1,939,569	580,742	164,475	—		2,684,786
Interest expense
Deposits	630,972	215,258	—	—		846,230
Borrowings	171,994	55,569	(5,400)	—	S	222,163
Total interest expense	802,966	270,827	(5,400)	—		1,068,393
Net interest income	1,136,603	309,915	169,875	—		1,616,393
Provision for credit losses	83,602	16,682	—	—		100,284
Net interest income after provision for credit losses	1,053,001	293,233	169,875	—		1,516,109
Wealth and investment services fees	86,779	28,040	—	—		114,819
Service charges on deposit accounts	57,598	13,733	—	—		71,331
Debit card and ATM fees	32,409	9,267	—	—		41,676
Mortgage banking revenue	19,211	7,361	—	—		26,572
Other income	62,934	39,679	—	—		102,613
Total noninterest income	258,931	98,080	—	—		357,011
Salaries and employee benefits	456,490	161,408	—	—		617,898
Occupancy	80,696	13,864	—	—		94,560
Equipment	27,263	19,666	—	—		46,929
Technology	67,368	15,276	—	—		82,644
Professional fees	24,236	20,226	—	—		44,462
Amortization of intangibles	20,291	87	60,886	—	T	81,264
Other expense	141,255	51,049	—	—		192,304
Total noninterest expense	817,599	281,576	60,886	—		1,160,061
Income before income taxes	494,333	109,737	108,989	—		713,059
Income tax expense	109,018	18,605	27,247	—	U	154,870
Net income	385,315	91,132	81,742	—		558,189
Preferred dividends	(12,101)	—	—	—		(12,101)
Net income applicable to common shareholders	$373,214	$91,132	$81,742	$—		$546,088
Net income per common share
Basic	$1.21	$7.59				$1.45
Diluted	$1.21	$7.59				$1.45
Average common shares outstanding
Basic	307,426	12,000	38,182	19,048	V, B	376,656
Diluted	308,605	12,000	38,182	19,048	V, B	377,835
See accompanying notes to pro forma condensed combined financial statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
	For the Year Ended December 31, 2023
			Transaction Accounting Adjustments
(dollars and shares in thousands, except per share data)	Historical ONB	Historical Bremer	Fair Value	Other	Reference	Pro Forma Combined
Interest income
Loans, including fees	$1,860,077	$589,495	$166,250	$—	Q	$2,615,822
Investment securities	307,061	97,591	76,800	—	R	481,452
Other	39,683	23,279	—	—		62,962
Total interest income	2,206,821	710,365	243,050	—		3,160,236
Interest expense
Deposits	484,360	191,529	—	—		675,889
Borrowings	219,308	80,455	(7,200)	—	S	292,563
Total interest expense	703,668	271,984	(7,200)	—		968,452
Net interest income	1,503,153	438,381	250,250	—		2,191,784
Provision for credit losses	58,887	19,187	—	85,000	G, N	163,074
Net interest income after provision for credit losses	1,444,266	419,194	250,250	(85,000)		2,028,710
Wealth and investment services fees	107,784	37,106	—	—		144,890
Service charges on deposit accounts	71,945	18,290	—	—		90,235
Debit card and ATM fees	42,153	9,925	—	—		52,078
Mortgage banking revenue	16,319	10,486	—	—		26,805
Other income	95,141	31,888	—	—		127,029
Total noninterest income	333,342	107,695	—	—		441,037
Salaries and employee benefits	546,364	207,595	—	—		753,959
Occupancy	106,676	20,794	—	—		127,470
Equipment	32,163	23,172	—	—		55,335
Technology	80,343	17,531	—	—		97,874
Professional fees	27,335	26,647	—	—		53,982
Amortization of intangibles	24,155	153	90,124	—	T	114,432
Merger-related costs	—	—	—	194,000	C	194,000
Other expense	209,270	74,581	—	—		283,851
Total noninterest expense	1,026,306	370,473	90,124	194,000		1,680,903
Income before income taxes	751,302	156,416	160,126	(279,000)		788,844
Income tax expense	169,310	32,408	40,031	(69,750)	U	171,999
Net income	581,992	124,008	120,095	(209,250)		616,845
Preferred dividends	(16,135)	—	—	—		(16,135)
Net income applicable to common shareholders	$565,857	$124,008	$120,095	$(209,250)		$600,710
Net income per common share
Basic	$1.95	$10.33				$1.67
Diluted	$1.94	$10.33				$1.66
Average common shares outstanding
Basic	290,748	12,000	38,182	19,048	V, B	359,978
Diluted	291,855	12,000	38,182	19,048	V, B	361,085
See accompanying notes to pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
Note 1 — Basis of Presentation
The pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger under the acquisition method of accounting with Old National as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial condition or results of operations of the combined company had the companies been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of Bremer, as of the effective date of the Merger, will be recorded by Old National at their respective fair values and the excess of the Merger Consideration over the fair value of Bremer’s net assets will be allocated to goodwill.
In connection with the Merger, which is currently expected to be completed in the second quarter of 2025 subject to the satisfaction of customary closing conditions, each share of Bremer common stock, issued and outstanding immediately prior to the effective time, other than shares of restricted Bremer common stock and certain shares held by Old National or Bremer, will be converted into the right to receive 4.182 shares of our common stock and cash in lieu of fractional shares and $26.22 in cash, valuing the transaction at approximately $1.4 billion based on the closing share price of our common stock of $20.93 as of November 20, 2024.
The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time of the Merger. Adjustments may include, but not be limited to, changes in (i) Bremer’s balance sheet through the effective time; (ii) the aggregate value of Merger Consideration paid if the price of shares of our common stock varies from the assumed $20.93 per share; (iii) total merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market and credit conditions differ from current assumptions.
Note 2 — Preliminary Purchase Price Allocation
The following table summarizes the determination of the purchase price consideration with a sensitivity analysis assuming a 10% increase and 10% decrease in the price per share of our common stock from the November 20, 2024 baseline with its impact on the preliminary goodwill.
(dollars in thousands, except per share data)	November 20, 2024	10% Increase	10% Decrease
Common shares of Bremer	12,000,000	12,000,000	12,000,000
Exchange ratio	4.182	4.182	4.182
Old National shares issued	50,182,000	50,182,000	50,182,000
Price per share of our common stock	$20.93	$23.02	$18.84
Preliminary fair value of consideration for common stock	$1,050,309	$1,155,340	$945,278
Cash consideration paid	315,000	315,000	315,000
Total pro forma purchase price consideration	$1,365,309	$1,470,340	$1,260,278
Preliminary goodwill	$393,419	$498,450	$288,388
The following table sets forth a preliminary allocation of the estimated total purchase price to the fair value of Bremer’s assets and liabilities as of Bremer’s unaudited consolidated balance sheet as of September 30, 2024, with the excess recorded as goodwill (in thousands).

Assets
Cash and due from banks(1)	$(13,613)
Money market and other interest-earning investments	—
Investment securities	3,227,145
Loans held for sale	11,375
Loans, net of allowance for credit losses	10,749,549
Premises and equipment	151,345
Other intangible assets	499,516
Company-owned life insurance	177,935
Accrued interest receivable and other assets	686,606
Total assets acquired	$15,489,858
Liabilities and shareholders’ equity
Noninterest-bearing demand deposits	$3,756,503
Interest-bearing deposits	9,472,453
Total borrowings	1,179,759
Other liabilities	424,253
Total liabilities	14,832,968
Net assets acquired	656,890
Preliminary goodwill	$393,419

(1)
Reflects the impact of the $315.0 million cash portion of consideration paid in accordance with the Merger Agreement.

Note 3 — Pro Forma Adjustments
A)
Represents the cash portion of the consideration paid in accordance with the merger agreement.

B)
Represents the receipt of $384.0 million from the forward purchaser and the issuance of 19,047,619 shares, in accordance with the terms of the forward sale agreement and assuming such shares are issued at the forward sale price of $20.16 per share and that the forward sale agreement has been fully physically settled.

C)
Represents pre-tax nonrecurring merger-related costs of $194.0 million (net of tax $153.0 million) expected to be incurred as a result of the Merger.

D)
Adjustments to reflect preliminary estimate of Bremer’s securities portfolio fair value based on estimates of expected cash flows and current interest rates.

E)
Adjustments to loans based on preliminary valuation include the following (i) adjustments for credit deterioration in the acquired loan portfolio, (ii) an interest rate mark based on current market interest rates and spreads, and (iii) a gross up of PCD loans, each as reflected in the following table:

Adjustments to loans
To record fair value related to the interest rate component of the loan portfolio	$(585,000)
To record fair value related to the credit component of the loan portfolio	(190,000)
To record the purchased credit deteriorated loan CECL gross-up	110,000
Total adjustment to loans	$(665,000)

F)
Adjustments to allowance for credit losses consist of (i) an adjustment to reverse Bremer’s existing allowance for credit losses, (ii) the credit mark on purchased credit deteriorated loans, and (iii) an additional allowance for non-PCD loans under CECL which will be recognized through the income statement of the combined company following the closing of the Merger, each as reflected in the following table:
Adjustments to allowance for credit losses on loans
To eliminate Bremer’s allowance for credit losses at closing	$105,797
Increase in the allowance for credit losses for gross-up for estimate of lifetime credit losses for purchased credit deteriorated (“PCD”) loans	(110,000)
Total fair value adjustments to allowance for credit losses	(4,203)
Provision for estimated lifetime credit losses for non-PCD loans	(80,000)
Total transaction accounting adjustments to allowance for credit losses	$(84,203)

G)
Provision for estimated lifetime credit losses for non-PCD loans of $80,000 to be recorded immediately following consummation of the Merger.

H)
Adjustments to eliminate Bremer’s historical goodwill of $112,686 and to record estimated goodwill associated with the Merger of $393,419.

I)
Adjustments to eliminate Bremer’s historical intangible assets of $648 and to record estimated core deposit and customer relationship intangibles associated with the Merger of $499,516.

J)
Adjustments to deferred tax assets to reflect the effects of acquisition accounting adjustments. An estimated blended federal and state statutory tax rate of 25% was used.

K)
Adjustments to deferred tax assets to record the income tax effect of the $80,000 provision for credit losses for non-PCD loans and $5,000 provision for credit losses on unfunded loan commitments. An estimated blended federal and state statutory tax rate of 25% was used.

L)
Adjustments to reflect preliminary estimate of fair value of Bremer’s FHLB advances, subordinated debt and junior subordinated debentures based on current market rates and spreads for similar instruments.

M)
Adjustments to deferred tax liabilities of $125,000 to reflect the effects of acquisition accounting adjustments and to eliminate Bremer’s existing allowance for credit losses on unfunded commitments of $3,000. An estimated blended federal and state statutory tax rate of 25% was used.

N)
Provision for estimated lifetime credit losses for non-PCD unfunded loan commitments of $5,000 to be recorded immediately following consummation of the Merger.

O)
Adjustments to eliminate Bremer’s historical common equity and to record the issuance of Old National common shares to holders of Bremer common shares. As of November 20, 2024, these shares are valued at approximately $1,050,309 with estimated values of $50,182 to common stock and $1,000,127 to capital surplus.

P)
Adjustments to retained earnings to reflect the after-tax effect of the provision for credit losses for non-PCD loans and unfunded commitments of $63,750 and nonrecurring merger-related costs expected to be incurred as a result of the Merger of $153,000.

Q)
Net adjustments to interest income to record estimated accretion of discounts on loans associated with the Merger. The discount is expected to be accreted over seven years using the sum-of-years digits method.

R)
Net adjustments to interest income to record estimated accretion of discounts on investment securities associated with the Merger. The discount is expected to be accreted over five years using the straight-line method.

S)
Adjustments to interest expense to record amortization of net premiums on acquired borrowings associated with the Merger. The premium is expected to be amortized over two and a half years using the straight-line method.

T)
Net adjustments to intangible amortization expense to eliminate Bremer’s historical intangible amortization expense and to record estimated amortization associated with the Merger. The discounts on the core deposit intangible and the customer relationship intangible are expected to be amortized over ten and thirteen years, respectively, using the sum-of-years digits method.

U)
Adjustment to income tax expense as a result of the transaction accounting adjustments. An estimated blended federal and state statutory tax rate of 25% was used.

V)
Adjustments to weighted-average common shares outstanding to eliminate weighted-average shares of Bremer common stock outstanding and to record Old National shares outstanding using the exchange ratio of 4.182 per the merger agreement.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS TO
NON-U.S. HOLDERS
The following is a summary of the material United States federal income tax and estate tax consequences of the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below) that acquires our common stock in this offering and holds our common stock as a “capital asset” (generally, property held for investment). This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and judicial and administrative authority, all of which are subject to change or differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could result in U.S. federal income tax consequences that differ from those summarized below. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to any of the U.S. federal income tax consequences discussed below and there can be no assurance that the IRS would not assert, or that a court would not sustain, positions contrary to those described in this summary.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their individual circumstances, or to investors subject to special treatment under U.S. federal income tax laws, including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, persons subject to special tax accounting rules under Code Section 451(b), or persons that will hold our common stock as a position in a “hedging transaction,” “straddle,” “conversion transaction” or other risk reduction transaction. This summary does not address all aspects of U.S. federal income taxes, such as consequences under the Medicare contribution tax or the alternative minimum tax. Further, except to the extent discussed below, this summary does not address the consequences under any U.S. federal tax laws other than U.S federal income tax laws, such as U.S. federal estate or gift tax laws, and does not address the consequences under the tax laws of any state, local, or non-U.S. jurisdiction.
As used in this summary, the terms “non-U.S. holder” or “you” refer to a beneficial owner of our common stock that for U.S. federal income tax purposes is neither a partnership (including any entity or arrangement treated as a partnership for such purposes) nor a “United States person” which term refers to any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
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an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents of the United States);

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a corporation (or other entity or arrangement taxable for U.S. federal income tax purposes as a corporation) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

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an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust which (1) is subject to the primary supervision of a court within the United States and one or more United States persons as defined under Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes owns our common stock, the tax treatment of a partner or beneficial owner of the entity may depend upon the status of the partner or beneficial owner, the activities of the entity and certain determinations made at the partner or beneficial owner level. A partner or beneficial owner in a partnership or other pass-through entity that owns our common stock should consult their own tax advisor as to the particular U.S. federal income and estate tax consequences applicable to them.
Dividends
To the extent that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital that reduces a non-U.S. holder’s adjusted tax basis in our common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “— Gain on Disposition of Common Stock”).
Dividends paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying its entitlement to benefits under the treaty.
A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
However, dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will not be subject to U.S. federal withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI. Instead, the effectively connected dividend income generally will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. person as defined under the Code. A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividend income may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a reduced rate specified by an applicable income tax treaty) on its effectively connected earnings and profits, subject to certain adjustments.
Gain on Disposition of Common Stock
Subject to the discussions of backup withholding and FATCA withholding taxes below, a non-U.S. holder generally will not be subject to U.S. federal income tax or U.S. federal withholding on gain realized on a sale or other disposition of common stock unless:
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the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), in which case the gain will be subject to U.S. federal income tax generally in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code;

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the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain (net of certain U.S.-source losses) generally will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate specified by an applicable income tax treaty); or

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we are or have been a “United States real property holding corporation” (or “USRPHC”) (as described below) at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either (i) our common stock is not regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or (ii) the non-U.S. holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of our common stock.

We will be a USRPHC at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we are not, and do not anticipate becoming in the foreseeable future, a USRPHC.

Information Reporting and Backup Withholding
Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. This information may also be made available to the tax authorities in the country in which the non-U.S. holder resides.
A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.
Backup withholding is not an additional tax and the amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.
FATCA
Sections 1471 through 1474 of the Code, known as the Foreign Account Tax Compliance Act (“FATCA”), and the relevant administrative guidance thereunder, impose a withholding tax of 30% on dividends on our common stock paid to certain foreign entities unless various information reporting, withholding and other requirements are satisfied. Although withholding under FATCA would have applied to payments of gross proceeds from the taxable disposition of our common stock on or after January 1, 2019, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An inter-governmental agreement between the United States and an applicable non-U.S. country may modify such requirements. Prospective investors should consult their own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.
Federal Estate Tax
Individual non-U.S. holders (as specifically defined for U.S. federal estate tax purposes) and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that the common stock will be treated as U.S. situs property subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

UNDERWRITING (CONFLICTS OF INTEREST)
In connection with the forward sale agreement between us and the forward purchaser, the forward purchaser or its affiliate is expected to borrow from third parties an aggregate of 19,047,619 shares of our common stock. Such borrowed shares of our common stock will be delivered by the forward seller for sale to the underwriters named below (the “underwriters”), subject to the conditions in an underwriting agreement among us, the forward seller, the forward purchaser and Citigroup Global Markets Inc., as representative of the underwriters (the “representative”), dated the date of this prospectus supplement.
Underwriters	Number of Shares
Citigroup Global Markets Inc.	13,333,334
Keefe, Bruyette, & Woods, Inc.	5,714,285
Total:	19,047,619
The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.
The underwriters initially propose to offer part of the shares of our common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative.
Forward Sale Agreement
We entered into a forward sale agreement on the date of this prospectus supplement with the forward purchaser relating to an aggregate of 19,047,619 shares of our common stock. In connection with the forward sale agreement, the forward purchaser or its affiliate is expected to borrow from third parties an aggregate of 19,047,619 shares of our common stock.
In the event that (i) the forward purchaser (or its affiliate) is unable through commercially reasonable efforts to borrow and deliver for sale to the underwriters on the anticipated closing date the number of shares of our common stock to be sold to the underwriters or (ii) in the forward purchaser’s commercially reasonable judgment either it is impracticable to do so or the forward purchaser (or its affiliate) would incur a stock loan rate greater than a specified rate to borrow and deliver for sale to the underwriters on the anticipated closing date such number of shares of our common stock, or if certain other conditions to the forward seller’s obligations have not been satisfied, then we will issue and sell directly to the underwriters a number of shares of our common stock equal to the number of shares of our common stock that the forward purchaser or its affiliate does not borrow and deliver. Under such circumstances, the number of shares of our common stock underlying the forward sale agreement will be decreased by the number of shares of our common stock that we issue and sell to the underwriters. In such event, we or the underwriters will have the right to postpone the closing date for a period not exceeding one business day to effect any required changes in any documents or arrangements in connection with such closing.
The forward sale price will initially be $20.16 per share, which is the price at which the underwriters have agreed to buy the shares of our common stock offered hereby. The forward sale price will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the specified rate less a spread and will be decreased on each of the dates specified in the forward sale agreement by amounts related to expected dividends on shares of our common stock during its term. The forward sale price will also be subject to decrease if the cost to the forward purchaser (or its affiliate) of borrowing a number of shares of our common stock underlying the forward sale agreement exceeds a specified amount. If the specified rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the forward sale price.

Before any issuance of shares of our common stock upon physical or net share settlement of the forward sale agreement, we expect that the shares issuable upon settlement of the forward sale agreement will be reflected in our diluted earnings per share calculation using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of the forward sale agreement over the number of shares of our common stock that could be purchased by us in the market (based on the average market price of our common stock during the applicable reporting period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period).
Consequently, before physical or net share settlement of the forward sale agreement and subject to the occurrence of certain events, we anticipate that there will be no dilutive effect on our earnings per share except during periods when the average market price of shares of our common stock is above the applicable adjusted forward sale price, which is initially $20.16 per share (which is the price at which the underwriters agree to buy the shares of our common stock offered hereby), subject to increase or decrease based on the specified rate less a spread, and subject to price adjustment and other provisions of the forward sale agreement, including a decrease based on amounts related to expected dividends on our common stock on dates specified in the forward sale agreement and if the cost to the forward purchaser (or its affiliate) of borrowing a number of shares of our common stock underlying the forward sale agreement exceeds a specified amount. However, if we decide to physically settle or net share settle the forward sale agreement, then delivery of shares of our common stock to the forward purchaser on any such physical or (to the extent we are obligated to deliver shares of our common stock) net share settlement of the forward sale agreement would result in dilution to our earnings per share.
The forward purchaser will have the right to accelerate the forward sale agreement and require us to physically settle on a date specified by the forward purchaser if:
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it (or its affiliate) (i) is unable to borrow a number of shares of our common stock equal to the number of shares of our common stock underlying the forward sale agreement because of the lack of sufficient shares being made available for share borrowing by lenders or (ii) would incur a stock loan rate greater than the rate specified in the forward sale agreement to continue to borrow such shares;

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certain ownership thresholds applicable to the forward purchaser, its affiliates and other persons who may form a beneficial share ownership group or whose ownership positions would be aggregated with the forward purchaser are exceeded;

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we declare any dividend or distribution on our common stock that constitutes an extraordinary dividend or is payable in (i) cash in excess of a specified amount (other than extraordinary dividends), (ii) securities of another company owned (directly or indirectly) by us as a result of a spin-off or similar transaction or (iii) any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price, as reasonably determined by the forward purchaser;

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there is an announcement of any event or transaction that, if consummated, would result in certain extraordinary events (as such term is defined in the forward sale agreement and which includes certain mergers (other than the Merger or the Bank Merger) and tender offers and the delisting of our common stock); or

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certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into the forward sale agreement or the occurrence of a hedging disruption or a change in law (as such terms are defined in the forward sale agreement).

The forward purchaser’s decision to exercise its right to accelerate the settlement of the forward sale agreement will be made irrespective of our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the physical settlement provisions of the forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy or insolvency related to us, the forward sale agreement will automatically terminate without further liability of any party. Following any such termination, we would not issue any shares of our common stock or receive any proceeds pursuant to the forward sale agreement.

We expect to physically settle the forward sale agreement (by the delivery of shares of our common stock) and receive proceeds from the sale of those shares of our common stock upon one or more forward settlement dates within approximately 12 months from the date hereof. We may also elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement. Upon physical settlement or, if we so elect, net share settlement of the forward sale agreement, delivery of shares of our common stock in connection with such physical settlement or (to the extent we are obligated to deliver shares of our common stock) net share settlement will result in dilution to our earnings per share and return on equity. If we elect cash settlement or net share settlement with respect to all or a portion of the shares of our common stock underlying the forward sale agreement, then we expect that the forward purchaser (or an affiliate thereof) will purchase a number of shares of our common stock necessary to satisfy its or its affiliate’s obligation to return the shares of our common stock borrowed from third parties in connection with sales of shares of our common stock related to the forward sale agreement and, if applicable in connection with net share settlement, to deliver shares of our common stock to us. If the market value of our common stock at the time of such purchase (as determined pursuant to the terms of the forward sale agreement) is above the forward sale price under the forward sale agreement at that time, then we would pay or deliver, as the case may be, to the forward purchaser under the forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value (as determined pursuant to the terms of the forward sale agreement), equal to such difference. Any such difference could be significant. Conversely, if the market value of our common stock at the time of such purchase (as determined pursuant to the terms of the forward sale agreement) is below the forward sale price under the forward sale agreement at that time, the forward purchaser will pay or deliver, as the case may be, to us under the forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value (as determined pursuant to the terms of the forward sale agreement), equal to such difference.
In addition, the purchase of shares of our common stock in connection with the forward purchaser or its affiliate unwinding its hedge position could cause the price of our common stock to increase over such time (or reduce or prevent a decrease over such time), thereby increasing the amount of cash we would owe to the forward purchaser (or decreasing the amount of cash that the forward purchaser would owe us) upon a cash settlement of the forward sale agreement or increasing the number of shares of our common stock we would deliver to the forward purchaser (or decreasing the number of shares of our common stock that the forward purchaser would deliver to us) upon net share settlement of the forward sale agreement. We will not be able to control the manner in which the forward purchaser (or its affiliate) unwinds its hedge position.
The foregoing is a description of certain provisions of the forward sale agreement we entered into in connection with this offering, copies of which are available upon request from us at the address set forth under “Where You Can Find More Information.” This description of certain terms of the forward sale agreement is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the forward sale agreement.
Option to Purchase Additional Shares
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 2,857,143 additional shares of our common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, then we plan to enter into an additional forward sale agreement with the forward purchaser in respect of the number of shares of our common stock that is subject to the exercise of such option. Unless the context requires otherwise, the term “forward sale agreement” as used in this prospectus supplement includes any additional forward sale agreement that we elect to enter into in connection with the exercise by the underwriters of their option to purchase additional shares. In the event that the forward purchaser (or its affiliate) does not borrow and deliver for sale to the underwriters on the anticipated closing date for the exercise of such option the number of shares of our common stock to be sold to the underwriters, then we will issue and sell directly to the underwriters a number of shares of our common stock equal to the number of shares of our common stock that the forward purchaser or its affiliate does not borrow and deliver. Under such circumstances, the number of shares of our common stock underlying the additional forward sale agreement will be decreased by the number of shares of our common stock that we issue and sell to the underwriters.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,857,143 shares of our common stock.
		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$21.00	$399,999,999.00	$460,000,002.00
Underwriting discounts and commissions to be paid by us	$0.84	$15,999,999.96	$18,400,000.08
Proceeds, before expenses, to us(1)	$20.16	$383,999,999.04	$441,600,001.92

(1)
We expect that the net proceeds to us from the settlement of the forward sale agreement, after the deduction of the related underwriting discount and estimated offering expenses, will be approximately $382.9 million (or approximately $440.5 million if the underwriters exercise their option to purchase additional shares in full). The amount of proceeds, if any, we may receive upon settlement of the forward sale agreement, which settlement we expect to occur no later than approximately 12 months after the date of this prospectus supplement, depends on numerous factors, including the settlement method, market interest rates and the prevailing market price of our common stock during the relevant period. For the purposes of calculating the aggregate proceeds to us from the sale of shares of our common stock, we have assumed that the forward sale agreement is fully physically settled based on an initial forward sale price of $20.16 per share (which is the public offering price per share, less the underwriting discount per share). The forward sale price is subject to adjustment pursuant to the forward sale agreement, and the actual proceeds, if any, to us will be calculated as provided in the forward sale agreement. Although we expect to settle the forward sale agreement entirely by the physical delivery of shares of our common stock in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement.

The estimated offering and forward sale agreement expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $1.1 million.
Our common stock is listed on the NASDAQ under the symbol “ONB.”
Lock-Ups
We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or other securities, in cash or otherwise, in each case, for a period of 60 days from the date of the final prospectus supplement for this offering, without the prior written consent of Citigroup Global Markets Inc.. The foregoing sentence does not apply to (a) the shares of our common stock to be sold in this offering or that may be issued, sold and/or delivered pursuant to the forward sale agreements, (b) any shares of our common stock issued by us upon the exercise of certain options or warrants or the conversion of certain securities outstanding on the date of the execution of the underwriting agreement for this offering, (c) any shares of our common stock issued or options to purchase our common stock granted pursuant to any existing equity plans, incentive compensation plans or benefit plans, (d) any shares of our common stock issued in connection with the Merger, or (e) any shares of our common stock issued pursuant to certain non-employee director stock plans or dividend reinvestment plans.
Our directors and our executive officers (the “lock-up parties”) have entered into lock-up agreements with the underwriters pursuant to which each of these persons, with limited exceptions, for a period of 60 days (the “Restricted Period”) after the date of the execution of the underwriting agreement for this offering, may not, without the prior written consent of Citigroup Global Markets Inc.: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (iii) make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock.
Subject to certain conditions, the foregoing restrictions do not apply to transfers (a) as a bona fide gift or gifts; (b) by will, testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of such director or executive officer; (c) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement; (d) pursuant to an order of a court or regulatory agency having jurisdiction over such director or executive officer; (e) to any corporation, partnership, limited liability company or other entity of which such director or executive officer or the immediate family of such director or executive officer are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (f) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (a) through (e) above; (g) to any immediate family member or any trust, partnership, limited liability company or other entity for the direct or indirect benefit of such director or executive officer or one or more immediate family members of such director or executive officer; or (h) to the Company upon such director’s or executive officer’s death, disability or termination of employment or other service relationship with the Company, provided that such shares of our common stock were issued to such director or executive officer pursuant to an agreement or equity award granted pursuant to an employee benefit plan, option, warrant or other right disclosed in the prospectus for this offering.
In addition, subject to the following conditions, the lock-up parties may transfer shares of our common stock without the prior written consent of Citigroup Global Markets Inc.: (i) to the Company pursuant to the vesting, settlement or exercise of restricted stock units, restricted stock, options, warrants or other rights to purchase shares of our common stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement or exercise of such restricted stock units, restricted stock, options, warrants or rights, provided that (1) any such shares of our common stock received upon such exercise, vesting or settlement shall be subject to the restrictions described in this paragraph; (2) any filing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), required to be made during the Restricted Period shall indicate in the footnotes thereto that the filing relates to circumstances described in this clause (i); (3) such director or executive officer does not otherwise voluntarily effect any public filing or report regarding such transfers; and (4) any such restricted stock units, restricted stock, options, warrants or rights are held by such director or executive officer pursuant to an agreement or equity award granted under a stock incentive plan or other equity award plan, each of which is disclosed in the prospectus for this offering; or (ii) pursuant to a 10b5-1 trading plan that complies with Rule 10b5-1 under the Exchange Act that has been entered into by such director or executive officer before the date of the lock-up agreement executed by such director or executive officer; provided, however, that (1) any filing under Section 16 of the Exchange Act made during the Restricted Period shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described above and (2) such director or executive officer does not otherwise voluntarily effect any other public filings or report regarding such sales or transfers during the Restricted Period.
Price Stabilization and Short Positions
In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We have agreed to indemnify the underwriters, the forward seller and the forward purchasers against, or contribute to payments that the underwriters, the forward seller and the forward purchaser may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.
Electronic Distribution
A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.
Certain Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. The representative is acting as financial advisor to us in connection with the transactions contemplated by the merger agreement. Keefe, Bruyette & Woods is acting as financial advisor to the trustees of Otto Bremer Trust in connection with the transactions contemplated by the merger agreement.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Conflicts of Interest
All of the proceeds of this offering (excluding proceeds, if any, paid to us with respect to any shares of our common stock that we issue and sell to the underwriters in lieu of the forward seller delivering and selling shares of our common stock to the underwriters) will be paid to the forward seller. As a result, the forward seller will receive more than 5% of the net proceeds of this offering, not including underwriting compensation, and Citigroup Global Markets Inc. is deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in compliance with the applicable provisions of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering, as the shares of our common stock have a “bona fide public market” (as defined in FINRA Rule 5121).

Notice to Prospective Investors in Canada
The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) , and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations . Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying base prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the European Economic Area
None of this prospectus supplement and the accompanying base prospectus is a prospectus for the purposes of the Prospectus Regulation.
In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares of common stock have been offered or will be offered pursuant to the offer to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares of common stock may be offered to the public in that Relevant State at any time:
(a)
to any legal entity which is a qualified investor as defined in Article 2 of the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters nominated by us for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of common stock shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation.
Each person in a Relevant State who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.
In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.
We, the underwriters and our affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).
The above selling restriction is in addition to any other selling restrictions set out below.
In connection with the offering, the underwriters are not acting for anyone other than us and will not be responsible to anyone other than us for providing the protections afforded to their clients nor for providing advice in relation to the offering.
Notice to Prospective Investors in the United Kingdom
None of this prospectus supplement and the accompanying base prospectus is a prospectus for the purposes of the UK Prospectus Regulation.
No shares of common stock have been offered or will be offered pursuant to the offer to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the United Kingdom Financial Conduct Authority, except that the shares of common stock may be offered to the public in the United Kingdom at any time:
(a)
to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation) in the United Kingdom, subject to obtaining the prior consent of the relevant underwriters nominated by us for any such offer; or

(c)
in any other circumstances falling within section 86 of the FSMA,

provided that no such offer of shares of common stock shall require us or the underwriters to publish a prospectus pursuant to section 85 of the FSMA.
Each person in the United Kingdom who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.
In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the United Kingdom to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.
We, the underwriters, and the underwriters’ affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom, and the expression “FSMA” means the Financial Services and Markets Act 2000 (as amended).
In connection with the offering, the underwriters are not acting for anyone other than us and will not be responsible to anyone other than us for providing the protections afforded to their clients nor for providing advice in relation to the offering.

The communication of this prospectus supplement, the accompanying base prospectus and any other document or materials relating to the issue or sale of any shares of common stock offered hereby is not being made, and this prospectus supplement, the accompanying base prospectus and such other documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, this prospectus supplement, the accompanying base prospectus and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement, the accompanying base prospectus and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying base prospectus and such other documents and/or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying base prospectus or any such other documents and/or materials relate will be engaged in only with relevant persons. Any person in the UK that is not a relevant person should not act or rely on this prospectus supplement, the accompanying base prospectus or any other documents and/or materials relating to the issue or sale of any shares of common stock offered hereby or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any shares of common stock may only be communicated or caused to be communicated in circumstances in which section 21(1) of the FSMA does not apply to us.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares of common stock in, from or otherwise involving the United Kingdom.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus supplement and accompanying base prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares of common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of common stock without disclosure to investors under Chapter 6D of the Corporations Act.
The shares of common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of common stock must observe such Australian on-sale restrictions.
This prospectus supplement and accompanying base prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. This prospectus supplement and accompanying base prospectus do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and accompanying base prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Switzerland
The shares of common stock may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and no application has or will be made to admit the shares of common stock to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. None of this prospectus supplement, the accompanying base prospectus or any other offering or marketing material relating to the shares of common stock constitutes a prospectus pursuant to the FinSA, and none of this prospectus supplement, the accompanying base prospectus or any other offering or marketing material relating to the shares of common stock may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to Prospective Investors in Hong Kong
The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder or (b) in other circumstances that do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or that do not constitute an offer to the public within the meaning thereunder. No advertisement, invitation or document relating to the shares of common stock has been issued or has been in the possession of any person for the purposes of issue, or will be issued or will be in the possession of any person for the purposes of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares of common stock that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to Prospective Investors in Japan
The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, the shares of common stock will not be offered or sold, directly or indirectly, in Japan, or to, or for the account or benefit of any Japanese Person or, for the account or benefit of, to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Singapore
This prospectus supplement and the accompanying base prospectus have not been registered as a prospectus under the Securities and Futures Act 2001 (the “SFA”) by the Monetary Authority of Singapore, and the offer of the shares of common stock in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement and the accompanying base prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA pursuant to Section 274 of the SFA), (ii) to an accredited investor (as defined in Section 4A of the SFA) or other relevant person (as defined in Section 275(2) of the SFA) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable exemption or provision of the SFA.
It is a condition of the offer that where the shares of common stock are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a relevant person which is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the shares of common stock except:
(a)
to an institutional investor, an accredited investor, a relevant person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(c)(ii) of the SFA (in the case of that trust);

(b)
where no consideration is or will be given for the transfer;

(c)
where the transfer is by operation of law;

(d)
as specified in Section 276(7) of the SFA; or

(e)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Notice to Prospective Investors in Dubai International Financial Centre
This prospectus supplement and the accompanying base prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying base prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying base prospectus nor taken steps to verify the information set forth herein or therein and has no responsibility for this prospectus supplement and the accompanying base prospectus. The shares of common stock to which this prospectus supplement and the accompanying base prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement and the accompanying base prospectus, you should consult an authorized financial advisor.
In relation to their use in the Dubai International Financial Centre, this prospectus supplement and the accompanying base prospectus are strictly private and confidential and are being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the Dubai International Financial Centre.

VALIDITY OF SECURITIES
Certain legal matters with respect to the offering of our common stock described in this prospectus supplement will be passed upon for us by Squire Patton Boggs (US) LLP, New York, New York and, with respect to matters of Indiana law, by Nicholas J. Chulos, Executive Vice President, Chief Legal Officer and Corporate Secretary of Old National, and for the underwriters, the forward seller and the forward purchaser by Sidley Austin LLP, New York, New York.
EXPERTS
The consolidated financial statements of Old National as of and for the year ended December 31, 2023 incorporated herein by reference to Old National’s Annual Report on Form 10-K for the year ended December 31, 2023, as amended, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference in this prospectus in reliance upon such report given on the authority of Deloitte & Touche LLP as experts in accounting and auditing.
The consolidated balance sheet as of December 31, 2022 and the consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2022 of Old National incorporated herein by reference to Old National’s Annual Report on Form 10-K for the year ended December 31, 2023, as amended, have been so incorporated in reliance upon the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Bremer Financial Corporation as of and for the two years in the period ended December 31, 2023 included in this prospectus supplement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included in this prospectus supplement in reliance upon such report given on the authority of Ernst & Young LLP as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
Available Information
We are subject to the informational requirements of the Exchange Act, and in accordance with those requirements, we file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s website at www.sec.gov. Our filings with the SEC are also available on our website at ir.oldnational.com. Except for the documents specifically incorporated by reference into this prospectus supplement or the accompanying base prospectus, our website and information contained or accessed through our website do not constitute a part of this prospectus supplement or the accompanying base prospectus. We have included our website address only as inactive text and do not intend it to be an active link to our website.
We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. You should be aware that this prospectus supplement does not contain all the information contained or incorporated by reference in the registration statement and its exhibits. You may inspect and obtain the registration statement, including exhibits, reports and other information that we have filed with the SEC, as described in the preceding paragraph.
Our common stock is listed on the NASDAQ under the symbol “ONB.”
Incorporation by Reference
The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying base prospectus the information that we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to those documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus. Information that we file later with the SEC will automatically update and replace information in this prospectus supplement and the accompanying base prospectus and information previously filed with the SEC. In other words, in the case of any conflict or inconsistency between information in different documents, you should rely on the information in the document that was filed later.
We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding in all cases any information furnished under Items 2.02 or 7.01 or exhibits furnished pursuant to Item 9.01 on any Current Report on Form 8-K or Amended Current Report on Form 8-K/A) after the date of this prospectus supplement and until the termination of the offering under this prospectus supplement:
•
Our Annual Report on Form 10-K for the year ended December 31, 2023, initially filed on February 22, 2024 and amended on August 15, 2024;

•
Our Quarterly Reports on Form 10-Q for the quarters ended (i) March 31, 2024, filed with the SEC on May 1, 2024, (ii) June 30, 2024, filed on July 31, 2024, and (ii) September 30, 2024, filed on October 30, 2024;

•
Our Current Reports on Form 8-K filed with the SEC on January 23, 2024, February 16, 2024, February 21, 2024, February 22, 2024, February 27, 2024, April 1, 2024 (Accession No. 0001628280-24-013875), April 1, 2024 (Accession No. 0001628280-24-013881), May 15, 2024 and May 21, 2024, September 4, 2024, and November 13, 2024;

•
Our definitive Proxy Statement on Schedule 14A filed on April 5, 2024 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2023);

•
The description of the Company’s common stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, including any amendments or reports filed with the SEC for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operation.
We will provide to you, at no cost, a copy of any document incorporated by reference in this prospectus supplement and the accompanying base prospectus and any exhibits specifically incorporated by reference in those documents. You may request a copy of any document incorporated by reference into this prospectus supplement and the accompanying base prospectus (including exhibits to the documents specifically incorporated by reference in this document), by contacting us at the following address or telephone number:
Nicholas J. Chulos, Esq.
Executive Vice President, Chief Legal Officer and Corporate Secretary
Old National Bancorp
One Main Street
Evansville, Indiana 47708
(773) 765-7675

Index to Consolidated Financial Statements
Bremer Financial Corporation

Report of Independent Auditors
The Board of Directors and Shareholders
Bremer Financial Corporation
Opinion
We have audited the consolidated financial statements of Bremer Financial Corporation (the Company), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with auditing standards generally accepted in the United States of America, the Company’s internal control over financial reporting, including internal control over the preparation of regulatory financial statements, in accordance with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) as of December 31, 2023, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria) and our report dated March 26, 2024 expressed an unmodified opinion thereon.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Adoption of ASU 2016-13, Financial Instruments — Credit Losses
As discussed in Note 3 to the financial statements, in 2023 the Company changed its method of accounting for credit losses as a result of the adoption of the amendments to the FASB Accounting Standards Codification resulting from Accounting Standards Update (ASU) No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and the related amendments. Our opinion is not modified with respect to this matter.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
March 26, 2024

Bremer Financial Corporation
Consolidated Balance Sheet
At December 31 (Dollars in Thousands)	2023	2022
Assets
Cash, cash equivalents, and due from banks	$391,470	$713,841
Investment securities
Available-for-sale	1,623,960	1,754,823
Held-to-maturity (fair value $1,788,900 and $1,827,650, respectively; $78,478 and $59,954 pledged as collateral, respectively)(A)	2,104,572	2,175,723
Loans held for sale	10,334	11,851
Loans held for investment
Loans	11,454,296	10,621,894
Less allowance for loan losses	(102,751)	(112,832)
Net loans held for investment	11,351,545	10,509,062
Premises and equipment, net	140,969	129,349
Goodwill and other intangibles, net	136,731	138,904
Bank owned life insurance	173,037	170,155
Other assets	443,112	387,085
Total assets	$16,375,730	$15,990,793
Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$3,967,525	$4,906,954
Interest-bearing	8,962,601	8,276,598
Total deposits	12,930,126	13,183,552
Short-term borrowings	659,230	860,946
Long-term debt	1,023,118	241,664
Accrued expenses and other liabilities	314,756	341,800
Total liabilities	14,927,230	14,627,962
Redeemable Class A common stock, 960,000 shares issued and outstanding	115,880	109,026
Shareholders’ equity
Common stock
Class A, no par, 12,000,000 shares authorized; 240,000 shares issued and outstanding	57	57
Class B, no par, 10,800,000 shares authorized, issued, and outstanding	2,562	2,562
Retained earnings	1,538,586	1,483,556
Accumulated other comprehensive income (loss)	(208,585)	(232,370)
Total shareholders’ equity	1,332,620	1,253,805
Total liabilities and shareholders’ equity	$16,375,730	$15,990,793

(A)
Includes only collateral pledged by the Company where counterparties have the right to sell or pledge the collateral.

See Notes to Consolidated Financial Statements

Bremer Financial Corporation
Consolidated Statement of Income
Year Ended December 31 (Dollars in Thousands)	2023	2022
Interest Income
Loans, including loans held for sale	$589,495	$412,233
Investment securities	97,591	92,789
Other interest income	23,279	9,764
Total interest income	710,365	514,786
Interest Expense
Deposits	191,529	37,644
Short-term borrowings	47,342	4,312
Long-term debt	31,402	7,541
Other	1,711	404
Total interest expense	271,984	49,901
Net interest income	438,381	464,885
Provision for credit losses	19,187	(9,030)
Net interest income after provision for credit losses	419,194	473,915
Noninterest Income
Service charges	28,215	28,663
Insurance revenue	15,986	13,794
Investment management and trust fees	18,829	19,971
Brokerage revenue	18,277	19,027
Mortgage banking and loan fees	10,486	21,427
Realized gains (losses) on investment securities	(2,578)	134
Other	18,480	26,086
Total noninterest income	107,695	129,102
Noninterest Expense
Compensation and employee benefits	207,595	220,654
Occupancy and equipment, net	43,966	48,880
Data processing fees	17,531	21,033
FDIC premiums and examination fees	17,544	10,163
Other	83,837	54,195
Total noninterest expense	370,473	354,925
Income before taxes	156,416	248,092
Applicable income taxes	32,408	49,632
Net income	$124,008	$198,460
See Notes to Consolidated Financial Statements

Bremer Financial Corporation
Consolidated Statement of Comprehensive Income
Year Ended December 31 (Dollars in Thousands)	2023	2022
Net income	$124,008	$198,460
Reclassifications of realized losses (gains) to earnings, net of tax
Realized losses (gains) on available-for-sale securities	1,882	(98)
Other employee benefit plan amortization	7,447	821
Other comprehensive income (loss), net of tax
Unrealized gains (losses) on available-for-sale securities	18,915	(196,585)
Unrealized gains (losses) on derivatives and hedging activities	(1,960)	(881)
Net gains (losses) arising during period related to employee benefit plans	(430)	(42,463)
Other comprehensive income (loss)	25,854	(239,206)
Comprehensive income (loss)	$149,862	$(40,746)
See Notes to Consolidated Financial Statements

Bremer Financial Corporation
Consolidated Statement of Shareholders’ Equity
(Dollars in Thousands)	Common Stock		Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total Equity
	Class A	Class B
Balance December 31, 2021	$57	$2,562	$1,369,421	$(12,301)	$1,359,739
Net income	—	—	198,460	—	198,460
Other comprehensive income (loss)	—	—	—	(239,206)	(239,206)
Dividends, $5.84 per share	—	—	(74,400)	—	(74,400)
Allocation to redeemable Class A common stock(A)	—	—	(9,925)	19,137	9,212
Balance December 31, 2022	57	2,562	$1,483,556	(232,370)	1,253,805
Change in accounting principle(B)	—	—	16,927	—	16,927
Net income	—	—	124,008	—	124,008
Other comprehensive income (loss)	—	—	—	25,854	25,854
Dividends, $6.76 per share	—	—	(81,120)	—	(81,120)
Allocation to redeemable Class A common stock(A)	—	—	(4,785)	(2,069)	(6,854)
Balance December 31, 2023	$57	$2,562	$1,538,586	$(208,585)	$1,332,620

(A)
Reflects the allocation of net income after the payment of dividends and allocation of other comprehensive income (loss).

(B)
Effective January 1, 2023 the Company adopted accounting guidance requiring the recognition of credit losses on financial instruments using an expected loss model rather than incurred losses. Upon adoption, the Company decreased its allowance for credit losses and increased retained earnings net of deferred taxes through a cumulative-effect adjustment.

See Notes to Consolidated Financial Statements

Bremer Financial Corporation
Consolidated Statement of Cash Flows
Year Ended December 31 (Dollars in Thousands)	2023	2022
Operating Activities
Net income	$124,008	$198,460
Adjustments to reconcile net income to net cash provided by operating activities
Provision for credit losses	19,187	(9,030)
Depreciation and amortization	12,518	13,959
Amortization and accretion, net	9,128	6,503
Deferred income tax provision	(2,233)	8,182
Change in fair value of MSRs	3,339	(2,792)
Investment securities losses (gains), net	2,578	(134)
Loan sales losses (gains), net	(5,906)	1,392
Proceeds from sales of loans originated for sale	198,222	325,574
Loans originated for sale	(188,117)	(284,004)
Other, net	(73,315)	173,435
Net cash provided by (used in) operating activities	99,409	431,545
Investing Activities
Purchases of available-for-sale investment securities	(60,000)	(381,527)
Purchases of held-to-maturity investment securities	(131,182)	(342,396)
Proceeds from maturities of available-for-sale investment securities	136,572	216,220
Proceeds from maturities of held-to-maturity investment securities	201,189	226,798
Proceeds from sales and calls of available-for-sale investment securities	76,655	25,782
Net change in loans held for investment	(865,797)	(451,371)
Purchase of premises and equipment	(39,644)	(12,908)
Proceeds from sale of premises and equipment	12,741	1,767
Other, net	1,037	1,081
Net cash provided by (used in) investing activities	(668,429)	(716,554)
Financing Activities
Net change in noninterest-bearing deposits	(939,429)	(238,253)
Net change in interest-bearing deposits	686,003	(1,071,031)
Net change in short-term borrowings	(201,716)	659,977
Proceeds from issuance of long-term debt	782,911	24,625
Common stock dividends paid	(81,120)	(74,400)
Net cash provided by (used in) financing activities	246,649	(699,082)
Net increase (decrease) in cash, cash equivalents, and due from banks	(322,371)	(984,091)
Cash, cash equivalents, and due from banks at beginning of year	713,841	1,697,932
Cash, cash equivalents, and due from banks at end of year	$391,470	$713,841
Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$254,129	$43,024
Cash paid for income taxes	30,926	37,452
Non-cash transfer of loans to other assets	229	157
Non-cash acquisition of operating leases	157	13,248
See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements
Note 1. Company Description
Bremer Financial Corporation and its subsidiaries, including Bremer Bank, (collectively referred to as the “Company” or “Bremer”) is a privately held, regional financial services company jointly owned by the Otto Bremer Trust (“OBT”), Bremer directors, and Bremer employees. Founded in 1943 by Otto Bremer, the Company is headquartered in St. Paul, Minnesota and provides a comprehensive range of banking, mortgage, investment, wealth management, trust and insurance products and services primarily throughout Minnesota, North Dakota, and Wisconsin. Clients include small businesses, mid-sized corporations, agribusinesses, non-profits, public and government entities, and individuals and families. Lending and depository services are primarily provided through banking offices located in Minnesota, North Dakota, and Wisconsin.
Note 2. Accounting Policies
Basis of Presentation
The consolidated financial statements, prepared in conformity with accounting principles generally accepted in the United States, include the accounts of the Company and its subsidiaries and all variable interest entities (“VIEs”) for which the Company has both the power to direct activities of the VIE that most significantly impact the VIE’s economic performance, and the obligation to absorb losses or right to receive benefits of the VIE that could potentially be significant to the VIE. Consolidation eliminates all intercompany accounts and transactions.
Certain items in prior periods have been reclassified to conform to the current period presentation.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual experience could differ from those estimates and assumptions.
Cash, Cash Equivalents, and Due from Banks
The Company has defined cash equivalents as cash items in process, interest-bearing balances due from depository institutions with an original maturity date of less than 90 days, and federal funds sold, which have original maturity dates less than 90 days.
Investment Securities
Available-for-sale Investment Securities
Available-for-sale securities include debt securities that are carried at fair value with unrealized net gains or losses reported within other comprehensive income (loss), net of tax. These securities may be sold before maturity in response to changes in the Company’s interest rate risk profile, funding needs, demand for collateralized deposits by public entities, or other reasons. Realized gains or losses on securities are determined on a trade date basis based on the specific amortized cost of the investments sold. Declines in fair value related to credit, if any, are recorded by establishing an allowance for credit losses.
Securities in an unrealized loss position are assessed to determine whether management intends to sell, or it is more likely than not they will be required to sell the security before recovery of its amortized cost basis. If either criterion is met, the security’s amortized cost is written down to fair value through income.
For securities that do not meet either criterion, management periodically evaluates whether the decline in fair value below the amortized cost basis of the security is the result of credit related factors. As a part of this evaluation, management considers various factors such as the extent of the unrealized loss, nature of the investment security, credit ratings or financial condition of the issuer, expected cash flow scenarios, existence of any government or agency guarantees, and market conditions. If there is indication that a credit loss exists, the Company measures the allowance for credit losses using market information where available and discounting expected cash flows at the original effective rate of the investment security. The present value of expected cash flows is compared to the security’s amortized cost with any excess amortized cost recorded as a credit loss. The credit loss is limited to the excess of the security’s amortized cost over fair value. Changes in the allowance for credit losses are reported within provision for credit losses on the consolidated income statement. Charge-offs are recognized against the allowance when uncollectibility on the security is confirmed or the criteria regarding intent or requirement to sell is met. Refer to Note 5 for additional information.
Accrued interest receivable is excluded from the amortized cost basis of available-for-sale securities and the measurement of the allowance for credit losses. Accrued interest receivable on available-for-sale securities is presented within other assets in the consolidated balance sheet.
Held-to-maturity Investment Securities
Debt securities for which the Company has the positive intent and ability to hold to maturity are reported at historical cost adjusted for amortization of premiums and accretion of discounts. Expected credit losses, if any, are recorded by establishing an allowance for credit losses.
The held-to-maturity investment securities are comprised of U.S. Treasury and U.S. agency mortgage-backed securities that are issued by U.S. government entities or agencies, are either explicitly or implicitly guaranteed by the U.S. government, and have no history of credit losses. Accordingly, the Company does not expect to incur any credit losses on held-to-maturity investment securities and no allowance for credit losses has been recorded at December 31, 2023.
Accrued interest receivable is excluded from the amortized cost basis of held-to-maturity securities and the measurement of the allowance for credit losses. Accrued interest receivable on held-to-maturity securities is presented within other assets in the consolidated balance sheet.
Loans Held for Sale
Loans held for sale (“LHFS”) represent loans originated by the Company, intended to be sold in the secondary market. LHFS primarily include first lien, single-family residential mortgage loans that conform to underwriting standards of the Government Sponsored Enterprises (“GSEs”). The LHFS portfolio is carried at the lower of cost or fair value, with any changes in carrying value recorded in noninterest income. Net gains realized on the sales of loans are recognized in noninterest income at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold, including any deferred origination fees and costs.
Loans Held for Investment
Loans held for investment (“LHFI”) include loans originated by the Company, as well as purchased loans, that management has the intent and ability to hold for the foreseeable future or until maturity or payoff. The Company’s accounting methods differ depending on whether the loans are originated or purchased, and for purchased loans, whether the loans contained evidence of credit deterioration at acquisition.
Originated LHFI
Originated LHFI are reported at the principal amount outstanding adjusted for charge-offs, the allowance for credit losses, and net of unearned income or deferred loan fees and costs. Interest income is accrued based on the principal amount outstanding. Certain direct loan origination fees and costs, as well as commitment fees, are deferred and recognized over the life of the loan or commitment as yield adjustments. The Company has elected to exclude accrued interest receivable from the amortized cost basis of LHFI and the measurement of the allowance for credit losses. Accrued interest receivable related to LHFI is presented within other assets in the consolidated balance sheet.

Purchased LHFI
All purchased LHFI are measured at their initial investment or at fair value if acquired as a part of a business combination, in accordance with applicable accounting guidance. For loans acquired after December 31, 2022, an allowance for credit losses is determined using the same methodology as other loans held for investment. The initial allowance for loans considered purchase credit deteriorated (PCD) is established by adjusting the basis of the acquired loans whereas the allowance for non-PCD loans is recognized through provision expense. Non-credit related premiums and discounts are amortized and accreted into income over the life of the loan. The Company did not have any PCD loans at December 31, 2023.
Prior to January 1, 2023, purchased LHFI were measured at their initial investment or at fair value if acquired as a part of a business combination, including any credit discounts, in accordance with applicable accounting guidance. An allowance for loan losses was not recorded at the acquisition date.
Allowance for Credit Losses
Beginning January 1, 2023, the allowance for credit losses is established for current expected credit losses on the Company’s loan portfolio, including unfunded commitments. The allowance considers expected losses for the remaining contractual lives of the applicable assets, inclusive of expected recoveries and prepayments. The allowance is increased through provisions charged to earnings and reduced by net charge-offs. Management evaluates the allowance for credit losses on a quarterly basis.
The Company considers multiple economic scenarios over a reasonable and supportable two-year forecast period. Expected credit losses for periods beyond the reasonable and supportable forecast period are determined based on a reversion method which reverts to long-term historical loss estimates over a consecutive four quarter period on a straight-line basis. Economic scenarios are weighted based on the Company’s expectation of economic conditions for the foreseeable future and reflect significant judgment and consideration of forecast uncertainty. Other factors affecting credit losses not reflected in the economic scenarios may be considered by management when estimating expected credit losses. These factors may include, but are not limited to, loan servicing practices, regulatory guidance, and/or fiscal or monetary policy actions.
The allowance for credit losses utilizes forward-looking expected loss models to consider a variety of factors affecting lifetime credit losses. These factors include, but are not limited to, macroeconomic variables such as unemployment rates, unemployment claims, nonfarm employment levels, real gross domestic product levels, home price index, commercial real estate price index, and agriculture price index, as well as loan and borrower characteristics, such as probability of default, loss given default, and exposure at default depending on the loan risk characteristics, delinquency status, industry, geographic location, collateral type and available valuation information, and the remaining term of the loan, adjusted for expected prepayments.
The Company offers a broad array of lending products and categorizes its loan portfolio into two segments, which is the level at which it develops and documents a systematic methodology to determine the allowance for credit losses. The Company’s two loan portfolio segments are commercial lending and consumer lending. The Company further disaggregates its loan portfolio segments into various classes based on their underlying risk characteristics. The three classes within the commercial lending segment are commercial loans, commercial real estate loans, and agriculture loans. The two classes within the consumer lending segment are residential mortgages and retail loans. Where similar loan risk characteristics exist, the allowance is measured on a collective (pool) basis.
The commercial class consists of loans made to businesses to provide financing for business operations, capital purchases, acquisitions, expansions, and other business investments. Lending in this segment is to a wide variety of industries, including manufacturing, retail operations, education, health care, professional offices, nonprofits, and municipalities. These loans are generally secured by business assets and guaranteed by owners, and cash flows from operations are generally the primary source of repayment. Key risk characteristics relevant to this class include the industry, geography, size of the borrower’s business, repayment sources, the borrower’s debt capacity and financial performance, strength and liquidity of guarantors, management expertise, loan covenants, and value of collateral. The Company considers these characteristics in assigning risk ratings and estimating the allowance.
The commercial real estate class includes loans made to businesses secured by real estate. Properties securing the loans in this class are comprised of both owner-occupied and non-owner-occupied properties. Non-owner-occupied properties include hotels and lodging, multifamily residential buildings, office buildings, office warehouses, medical/assisted living, and retail buildings. Key risk characteristics relevant to this class include the industry, geography, size of the borrower’s business, repayment sources, borrower’s debt capacity and financial performance, strength and liquidity of guarantors, loan covenants, tenants, property characteristics, and value of collateral. The Company considers these characteristics in assigning risk ratings and estimating the allowance.
The agriculture class includes loans made to individuals and businesses involved in agriculture, including crop and livestock production, dairy, and other agribusiness activities. Loans in this segment are generally secured by agricultural land, crops, livestock, equipment, and operating assets and are guaranteed by owners. The primary source of repayment is generally cash flow from operations. Key risk characteristics relevant to this class include the geography of the borrower’s operations, industry characteristics, commodity prices, marketing activity, weather patterns, insurance and government program support, repayment sources, borrower’s debt capacity and financial performance, loan covenants, and value of collateral. The Company considers these characteristics in assigning risk ratings and estimating the allowance.
The residential real estate class includes loans made to consumers, including residential first mortgages, residential construction loans, and home equity first lien loans. These loans are typically fixed-rate loans secured by residential real estate. Key risk characteristics relevant to this class include the borrower’s capacity and willingness to repay, payment history, income and debt levels, value and location of collateral, unemployment rates, and other economic factors. The Company considers these characteristics in assigning, as applicable, risk classifications and estimating the allowance.
The retail class includes consumer loans, including home equity second lien loans, loans secured by automobiles and other installment loans, and unsecured term loans and revolving credit lines. Key risk characteristics relevant to this segment include the borrower’s capacity and willingness to repay, payment history, income and debt levels, value and location of collateral, unemployment rates, and other economic factors. The Company considers these characteristics in assigning, as applicable, risk classifications and estimating the allowance.
Loans that do not exhibit similar risk characteristics are evaluated on an individual basis and are not included in the collective evaluation. If an individually evaluated loan is determined to be collateral dependent or meets the criteria to apply the collateral dependent practical expedient, expected credit losses are estimated based on the fair value of collateral less applicable selling costs. If not, a discounted cash flows methodology is used.
The Company’s methodology for determining the allowance for credit losses also considers the need for adjustments to the estimated allowance amounts described above as a result of limitations inherent in the methodologies used. Using a systematic approach, necessary adjustments are made to consider the potential impact of other qualitative factors not captured in the quantitative model which include, but are not limited to, the following: model imprecision, imprecision in economic scenario assumptions, and emerging risks related to changes in the economic environment that are affecting specific loan segments. The consideration of these qualitative factors is incorporated in the allowance for credit losses for each loan class.
Prior to implementation of Accounting Standard Update 2016-13 on January 1, 2023, the Company was required to use an incurred loss methodology to estimate credit losses. The allowance for credit losses and resulting provision expense levels for comparative periods presented were estimated in accordance with that methodology and applicable accounting guidance.
Allowance for Unfunded Commitments
The allowance for unfunded commitments is determined using similar procedures and methodologies used for LHFI supplemented by the information related to future funding expectations. The future funding expectations are based on historical weighted average utilization levels. The reserve is included in accrued expenses and other liabilities on the consolidated balance sheet. Net adjustments to the reserve for unfunded commitments are included in provision for credit losses on the consolidated statement of income.
Nonaccrual and Past Due Loans
The LHFI portfolio is reviewed regularly by the Company and loans are placed on nonaccrual status when the collection of interest or principal is unlikely. When a loan is placed on nonaccrual status, unpaid accrued interest is reversed and future interest accruals are suspended. The Company’s policy is to assign loans to nonaccrual status when payment of interest and principal in full is not expected, principal or interest has been in default for 90 days, the loan is being maintained on a cash basis due to the deterioration in the condition of the borrower, or the loan has otherwise been determined to be impaired. An exception to this policy can be made if a loan is well-collateralized and in the process of collection, with the expectation that the loan will be fully repaid or brought current before it becomes a maximum of 150 days past due.
A nonaccrual loan may be restored to accrual status when 1) none of its principal and interest is due and unpaid and the Company expects repayment of the remaining contractual principal and interest as agreed; 2) the borrower has resumed paying the full amount of the scheduled contractual interest and principal payments for a minimum of six months; or 3) repayment criteria established by the Company to bring the loan current have been met, even though the loan has not yet been brought fully current.
Credit Quality and Risk Ratings
The Company categorizes its loans into one of 12 internal risk rating categories that are based on relevant information about the borrower’s ability to service debt, as well as expectations for future performance, with primary consideration in assigning risk ratings being the strength of the primary repayment source for the loan. The Company categorizes its loans into the internal risk rating categories on an ongoing basis.
The 12 internal risk rating categories are mapped to pass, special mention, or classified credit quality indicator categories. Pass loans are not classified on the Company’s rating scale for problem credits, as minimal credit risk has been identified. Special mention loans have a potential weakness requiring credit monitoring activities. Classified loans have a well-defined weakness that results in greater risk regarding the full collection of contractual cash flows. Loans in the special mention and classified categories are considered criticized loans.
Impaired Loans
A loan is considered impaired when management determines it is probable that the Company will be unable to collect all amounts due according to the original contractual terms of the loan agreement. Impairment is measured as the difference between the recorded investment in the loan (including accrued interest, net deferred loan fees or costs, and unamortized premium or discount) and the estimated present value of total expected future cash flows, discounted at the loan’s effective rate, or the fair value of the collateral less selling costs, if the loan is collateral dependent. Impairment is recognized by either adjusting the allowance for credit losses, or by charging off the impaired amount. All nonaccrual loans meet the definition of impaired loans.
Loan Modifications
In certain circumstances, the Company may modify the terms of a loan to maximize the collection of amounts due when a borrower is experiencing financial difficulties or is expected to experience financial difficulties in the near- term. In most cases, the modification is either a concessionary reduction in interest rate, extension of the maturity date, or reduction in the principal balance that would otherwise not be considered. If a loan has been formally restructured and, under the restructured agreement, the payments have been current for six months and all future payments are expected to be collected in full and in a timely manner, the loan may be returned to accruing status.

Charge-Offs
Commercial, commercial real estate, and agricultural loans are charged-off when they are determined to be impaired and uncollectible and the net realizable value of the underlying collateral or expected cash flows is less than the Company’s recorded investment in the loan.
Residential real estate loans are placed on nonaccrual status during the month the loan becomes 90 consecutive days past due. A current value of the real estate collateral is determined before the loan is 180 consecutive days past due, and any loan balance in excess of the collateral value, less selling costs, is charged off. Collateral values are periodically updated when necessary.
Other secured consumer loans not secured by real estate will be charged off during the month when the loan becomes 120 days past due. The entire loan balance is charged off unless a substantiated value can be assigned to the collateral, in which case the loan is charged down to the value of the collateral less selling costs.
Unsecured consumer loans are charged off during the month when the loan becomes 90 days past due.
Other Real Estate Owned
Other real estate owned (“OREO”) represents properties that have been acquired in satisfaction of debt through foreclosure, or real estate holdings as otherwise defined by bank regulators, and is initially recorded at fair value less estimated costs to sell. Any adjustment to fair value less costs to sell at the time of foreclosure is charged to the allowance for loan losses. The properties are appraised periodically to ensure that the recorded amount is supported by the current fair value, less costs to sell. OREO is included in other assets on the consolidated balance sheets. Adjustments to fair value, less costs to sell and subsequent to the initial adjustment, based on declines in property value, operating expenses, and losses on sales, are charged to noninterest expense, while income, including gains on sales, is included in other noninterest income.
Premises and Equipment
Premises and equipment are carried at cost, less accumulated depreciation, with depreciation generally calculated on a straight-line basis over the estimated useful lives of the assets, which range from 3 to 39 years. Maintenance and repair costs are charged to net occupancy and equipment expense on the consolidated statement of income as incurred. Gains and losses on disposition of premises and equipment are included in other noninterest income and other noninterest expense on the consolidated statement of income.
The Company, as lessee, records a right of use asset (ROU) for each lease with an original term greater than 12 months. ROU assets are included in premises and equipment, with the corresponding lease liabilities included in accrued expenses and other liabilities on the consolidated balance sheet.
Capitalized Software
The Company capitalizes certain costs associated with the acquisition or development of internal-use software. Once the software is ready for its intended use, these costs are amortized on a straight-line basis over the software’s expected useful life and reviewed for impairment on an ongoing basis. The estimated useful life is generally 3 years. Capitalized software costs are recorded within other assets on the consolidated balance sheet. Capitalized software amortization expense, impairment charges, and contract termination costs are included in other noninterest expense on the consolidated income statement.
Goodwill and Other Intangible Assets
Intangible assets include goodwill, mortgage servicing rights (“MSRs”), core deposit premiums, and other intangible assets. Goodwill represents the excess of acquisition cost over the estimated fair value of assets acquired and liabilities assumed in a business combination. Other intangibles primarily relate to the value associated with certain purchased portfolios or business activities, whether through a business combination or other purchase. Goodwill is not amortized, and the Company assesses goodwill for impairment annually as of October 1. The Company evaluates certain qualitative considerations, supplemented by quantitative metrics, as part of the evaluation. Other intangible assets and core deposit premiums with finite lives are amortized over a period of time and are evaluated for impairment if certain indicators of impairment are identified.
MSRs are capitalized as separate assets when mortgage loans are sold to third parties and the contractual right to service the loans is retained. The Company has elected to account for the MSRs at fair value. Because MSRs do not trade in an active market with readily observable prices, the Company determines the fair value by estimating the present value of future cash flows associated with the contractual servicing activities, using a discounted cash flow calculation and market based assumptions, such as prepayment rates, discount rates, and other assumptions. The estimate of MSR fair value is calculated by a third-party valuation firm and significant assumptions are benchmarked against peers. Changes in the fair value of MSRs are included in noninterest income on the consolidated statement of income.
Bank Owned Life Insurance
The Company has purchased single-premium bank-owned life insurance (“BOLI”), insuring a group of its key officers. Substantially all BOLI is in the form of an experience-rated mortality, separate-account product. BOLI is included on the consolidated balance sheet at its cash surrender value (“CSV”). Earnings on the underlying investments, less mortality and servicing costs, increase the CSV of the policy on the consolidated balance sheet and are included in other noninterest income on the consolidated statement of income.
Derivatives and Hedging Activities
The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to certain floating and fixed-rate borrowings. The Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivatives, whether the Company has elected to designate the derivatives in a hedging relationship and apply hedge accounting, and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting.
Derivatives designated and qualifying as hedges of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges.
Derivatives designated and qualifying as hedges of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. For derivatives designated as fair value hedges, changes in fair value of the derivatives and corresponding assets or liabilities are included in interest income or expense on the consolidated statement of income. For derivatives designated as cash flow hedges, changes in the fair value of the derivatives are included in other comprehensive income, net of tax.
The Company may enter into derivative contracts that are intended to economically hedge certain risks even though the Company elects not to apply hedge accounting. Also, certain derivatives not designated as hedges result from a service the Company provides to certain qualified commercial banking customers by executing interest rate derivatives with these customers to facilitate their risk management strategies. Those derivatives are simultaneously hedged by offsetting derivatives that the Company executes with a third party, such that the Company minimizes its net risk exposure resulting from such transactions. Changes in fair value are included in noninterest income on the consolidated statement of income.
As part of the Company’s risk management strategy in the residential mortgage banking business, derivative instruments such as forward sales contracts are utilized. The Company’s obligations under forward contracts consist of commitments to deliver mortgage loans originated at a future date. The Company also has derivative contracts that are created through its mortgage operations when the Company commits to originate a mortgage loan intended to be sold at a future date, referred to as interest rate lock commitments. The fair value of forward sales contracts and interest rate lock commitments are included in other assets or accrued expenses and other liabilities on the consolidated balance sheet. Changes in fair value of these instruments are included in other noninterest income on the consolidated statement of income.
Employee Benefit Plans
The Company provides a defined benefit pension plan to substantially all employees based on years of service and employee compensation while employed with the Company. Depending on the measurement of the liability and the fair value of plan assets, a net asset or liability may be recorded. Liabilities related to future benefit obligations and assets related to the Company’s funding contributions are measured using assumptions, including long-term discount rates and the expected return on plan assets. The Company recognizes the net funded or unfunded status of the defined benefit pension plan in other assets or accrued expenses and other liabilities on the consolidated balance sheet. Deferred actuarial gains and losses, and the prior service costs and credits, are recorded in other comprehensive income, net of tax. Periodic service-related costs associated with this plan are recorded in compensation and employee benefit expense on the consolidated statement of income. Other net benefit costs are recorded within other noninterest expense on the consolidated statement of income.
Income Taxes
The Company is subject to U.S. federal income tax, as well as income tax in certain state jurisdictions. Income tax expense consists of two components, current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period. Deferred income tax expense relates to timing differences between the period in which transactions are reflected on the consolidated financial statements (referred to as the “book basis”) and the period in which transactions are considered taxable (referred to as the “tax basis”). The Company determines deferred income taxes using the balance sheet method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized subject to management judgment that realization is more likely than not. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense on the consolidated statement of income.
Changes in relevant tax laws may impact the measurement of deferred tax assets and liabilities. The impact of changes to tax law, including changes to tax rates, on the measurement of deferred taxes is included in current income tax expense on the consolidated statement of income at the date of enactment.
Revenue Recognition
In the ordinary course of business, the Company recognizes income derived from various revenue generating activities. Certain revenues are generated for amounts the Company expects to be entitled to from contracts with customers related to the transfer of services or products. Total revenue from certain contracts with customers, which is accounted for under applicable revenue recognition accounting guidance, of $81.3 million and $81.5 million was recognized for the years ended December 31, 2023 and 2022, respectively. Revenue generating activities related to financial assets and liabilities are also recognized but accounted for under other applicable accounting guidance; including interest income on loans and investment securities, mortgage servicing fees and other mortgage banking activities, loan commitment fees, gains and losses on securities, fees collected related to customer derivatives activities, and other miscellaneous income items. Certain specific policies include the following:

Credit and Debit Card Revenue
Debit card revenue includes interchange from debit cards processed through card association networks and other transaction and account management fees. Interchange rates are generally set by the card associations and based on purchase volumes and other factors. The Company records interchange as services are provided. Other fees, including transaction fees, are recognized as services are provided. Credit card revenue includes fees earned related to joint marketing agreements with unrelated third parties and is recorded when services are provided. Credit and debit card revenue is recorded within service charges on the consolidated statement of income.
Deposit Service Charges
Deposit service charges include service charges on deposit accounts received under depository agreements with customers to provide access to deposited funds and serve as a custodian of funds. Checking or savings accounts may contain fees for various services used on a day-to-day basis by a customer. Fees are recognized as services are delivered to and consumed by the customer, or as penalty fees are charged. Deposit service charges are recorded within service charges on the consolidated statement of income.
Insurance Revenue
Insurance revenue includes commissions related to policies provided to customers through agency contracts with insurance carriers. Coverage types primarily relate to property and casualty policies. Commission revenue is generally recorded on the effective date of the policy or when control of the policy has transferred to the applicable carrier. These commissions are recorded within insurance revenue on the consolidated statement of income.
Investment Management and Trust Fees
Investment management and trust fees are recognized over the period in which services are performed and are generally based on a percentage of the fair value of the assets under management or administration, as well as other asset management related fees. Revenue related to these activities is recorded within investment management and trust fees on the consolidated statement of income.
Brokerage Revenue
Brokerage revenue includes commissions related to the execution of requested security trades and investment advisory fees. Commissions and investment advisory fees are recognized as services are delivered to and utilized by the customer. These fees are recorded within brokerage revenue on the consolidated statement of income.
Comprehensive Income
Comprehensive income is defined as the change in equity during a period resulting from transactions and other events and circumstances from non-owner sources. For the Company, comprehensive income consists of net income, as reported on the consolidated statement of income, and other comprehensive income, net of tax, which includes the change in unrealized gains and losses on available-for-sale securities, derivatives and hedging activities, and pension and other postretirement plans related gains and losses and prior service cost or credits that arise during the period but are not recognized as components of net periodic benefit cost. Income tax effects of amounts reported within other comprehensive income (loss) related to available-for-sale securities are released under the portfolio approach. Income tax effects of amounts recorded within other comprehensive income (loss) related to employee benefit plans would be released upon termination of the plans.
Note 3. Recent Accounting Pronouncements
The following summarizes recent accounting standards updates (“ASU”) issued by the FASB, which are relevant to the Company and were adopted during the years ended December 31, 2023 or December 31, 2022, or that will be applicable in a future period:

Standard	Description	Effective Date and Financial Statement Impact
ASU 2023-09 — Income Taxes (Topic 740): Improvements to Income Tax Disclosures	In December of 2023, the FASB issued new accounting guidance related to income tax disclosures. The amendments in this update require additional income tax rate reconciliation and income taxes paid disclosures. The guidance may be adopted on a prospective or retrospective basis.	The guidance is effective fiscal years beginning after December 15, 2024 with early adoption permitted. The Company is evaluating the impact of the guidance on its consolidated financial statements.
ASU 2023-02 — Investments — Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method	In March of 2023, the FASB issued new accounting guidance related to accounting for tax credit investments. Under the new guidance, an entity may elect, on a program-by-program basis, to account for tax credit investments using the proportional amortization method if certain conditions are met. The guidance may be adopted on a modified retrospective or retrospective basis.	The guidance is effective fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is evaluating the impact of the guidance on its consolidated financial statements.
ASU 2022-02 — Financial Instruments — Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures	In March of 2022, the FASB issued new accounting guidance related to troubled debt restructurings (TDR) and vintage disclosures. The guidance eliminates TDR accounting while enhancing disclosure requirements for certain loan modifications made to borrowers experiencing financial difficulty. It also requires disclosure of current period gross charge-offs by year of origination for financing receivables.	The Company adopted the guidance as of January 1, 2023 on a modified retrospective basis. The adoption of this guidance is not material to the Company’s consolidated financial statements.
ASU 2022-01 — Derivatives and Hedging (Topic 815): Fair Value Heding — Portfolio Layer	In March of 2022, the FASB issued new accounting guidance related to fair value hedge accounting of portfolios of financial assets. Under the new guidance, the current last-of-layer method is expanded to allow for multiple hedge layers in a single closed portfolio and, as a result, was renamed the portfolio layer method. It also expands the scope of this method to non- prepayable financial assets.	The Company adopted the guidance as of January 1, 2023 on a prospective basis. The adoption of this guidance is not material to the Company’s consolidated financial statements.

Standard	Description	Effective Date and Financial Statement Impact
ASU 2020-04 — Facilitation of the Effects of Reference Rate Reform on Financial Reporting ASU 2022-06 — Deferral of the Sunset Date of Topic 848
In March 2020, the FASB issued new accounting guidance to provide optional expedients and exceptions for applying US GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The following expedients are provided for modified contracts whose reference rate is changed: 1) receivables and debt contracts are accounted for prospectively by adjusting the effective interest rate, 2) leases are accounted for as a continuation of the existing contracts with no reassessments of the lease classification and discount rate or remeasurements of lease payments that otherwise would be required, and 3) an entity is not required to reassess its original conclusion about whether that contract contains an embedded derivative that is clearly and closely related to the economic characteristics and risks of the host contract. When elected the expedients must be applied consistently for all eligible contracts or transactions.
In December 2022, the FASB issued guidance to defer the sunset date of ASU 2020-04 from December 31, 2022 to December 31, 2024 and to make the optional expedients available through the LIBOR transition date of June 30, 2023.
The guidance is subject to election as of March 12, 2020 and can be elected through December 31, 2024. The Company has made certain elections under the guidance. The elections made did not have a material impact on the consolidated financial statements
ASU 2016-13 — Financial Instruments — Credit Losses	In June 2016, the FASB issued new accounting guidance related to the recognition of credit losses on loans and other financial instruments based on an expected loss model (CECL), replacing the	The Company adopted CECL as of January 1, 2023, using the modified retrospective method for all financial assets measured at amortized cost and off- balance sheet credit exposures. The

Standard	Description	Effective Date and Financial Statement Impact

incurred loss model that is currently in use. Under the new guidance, an entity will measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The expected loss model will apply to loans and leases, unfunded lending commitments, held-to- maturity debt securities and other debt instruments measured at amortized cost. The impairment model for available-for-sale debt securities will require the recognition of credit losses through a valuation allowance when fair value is less than amortized cost and the decline is due to credit-related factors, regardless of whether the impairment is considered to be other-than-temporary.
The guidance was effective on January 1, 2023, with a cumulative-effect adjustment to retained earnings as of that date.
adoption of CECL resulted in a decrease in the Company’s allowance for credit losses and the liability for expected credit losses on commitments to extend credit as a result of changing from the “incurred loss” model, which encompassed allowances for current known and inherent losses within the portfolio, to the “expected loss” model, which encompasses allowances for losses expected to be incurred over the contractual life of the portfolio. The adoption impacts were applied through a cumulative-effect adjustment to retained earnings of $16.9 million as of January 1, 2023. The transition adjustment included a decrease in the allowance for credit losses of $23.2 million net of the corresponding decrease in deferred tax assets of $6.3 million. The adoption of CECL did not have a material impact on the Company’s investment securities portfolio.
Note 4. Restrictions on Cash, Cash Equivalents, and Due from Banks
Banking regulators may require bank subsidiaries to maintain minimum average reserve balances, either in the form of vault cash or reserve balances held with central banks or other financial institutions. The Company did not have reserve requirements at December 31, 2023 and 2022, respectively.
Note 5. Investment Securities
The amortized cost, gross unrealized holding gains and losses, and fair value of available-for-sale and held-to-maturity investment securities at December 31 were as follows:
(Dollars in Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2023
Available-for-sale
U.S Treasury securities	$—	$—	$—	$—
Obligations of U.S. government agencies	45,133	5	284	44,854
Obligations of state and political subdivisions	328,909	515	9,855	319,569
Agency mortgage-backed securities
Residential	1,212,216	—	177,771	1,034,445
Commercial	111,874	1	6,713	105,162

(Dollars in Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Non-agency residential mortgage-backed securities	104,475	—	12,460	92,015
Corporate debt securities	33,839	—	5,924	27,915
Total available-for-sale	$1,836,446	$521	$213,007	$1,623,960
Held-to-maturity
U.S. Treasury securities	$78,478	$115	$—	$78,593
Agency mortgage-backed securities
Residential	1,963,778	318	310,780	1,653,316
Commercial	62,316	—	5,325	56,991
Total held-to-maturity	$2,104,572	$433	$316,105	$1,788,900
2022
Available-for-sale
U.S. Treasury securities	$100	$—	$—	$100
Obligations of U.S. government agencies	6,295	20	368	5,947
Obligations of state and political subdivisions	399,472	1,180	16,075	384,577
Agency mortgage-backed securities
Residential	1,314,951	—	198,482	1,116,469
Commercial	127,243	1	8,298	118,946
Non-agency residential mortgage-backed securities	113,907	—	14,181	99,726
Corporate debt securities	33,831	—	4,773	29,058
Total available-for-sale	$1,995,799	$1,201	$242,177	$1,754,823
Held-to-maturity
U.S. Treasury securities	$59,954	$—	$1,766	$58,188
Agency mortgage-backed securities
Residential	2,052,699	—	340,001	1,712,698
Commercial	63,070	—	6,306	56,764
Total held-to-maturity	$2,175,723	$—	$348,073	$1,827,650

Available-for-sale investment securities are carried at fair value, with net unrealized gains or losses reported within accumulated other comprehensive income or loss, net of tax, in shareholders’ equity. Held-to-maturity investment securities are carried at amortized cost.
The Company holds required investments in Federal Home Loan Bank (“FHLB”) stock and Federal Reserve Bank (“FRB”) stock, which were recorded at cost and were included in other assets on the consolidated balance sheet. The amounts of FHLB and FRB stock held were $84.6 million and $54.9 million at December 31, 2023 and 2022, respectively. Investment securities of $1.8 billion and $2.2 billion were pledged as collateral to secure public deposits and for other purposes at December 31, 2023 and 2022, respectively.
The following table provides information regarding the amount of interest income recognized related to taxable and non-taxable investment securities:
Year Ended December 31 (Dollars in Thousands)	2023	2022
Taxable	$88,520	$82,103
Non-taxable	9,071	10,686
Total interest income from investment securities	$97,591	$92,789

Proceeds from sales and calls of available-for-sale investment securities were $76.6 million and $25.8 million for the years ended December 31, 2023 and 2022, respectively. Net gains of $0.5 million and $0.1 million were realized on those sales and calls for the years ended December 31, 2023 and 2022, respectively. For 2023, the net losses include $3.1 million of non-credit related impairments recognized as a result of management’s intention to sell certain available-for-securities. The following table provides information regarding the gains and losses realized on available-for-sale investment securities:
Year Ended December 31 (Dollars in Thousands)	2023	2022
Realized gains	$495	$150
Realized losses .	(3,073)	(16)
Net realized gains (losses) .	$(2,578)	$134
Income tax expense (benefit) on net realized gains (losses)	$(696)	$36
The gross unrealized losses and fair value, aggregated by investment category, and the length of time the individual securities have been in a continuous unrealized loss position for available-for-sale securities at December 31, 2023, were as follows:
	Less than 12 Months		12 Months or More		Total
(Dollars in Thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale
Obligations of U.S. government agencies	$—	$—	$4,230	$284	$4,230	$284
Obligations of state and political subdivisions	11,615	625	131,209	9,230	142,824	9,855
Agency mortgage-backed securities
Residential	—	—	1,018,482	177,771	1,018,482	177,771
Commercial	790	5	94,948	6,708	95,738	6,713
Non-agency residential mortgage- backed securities	—	—	92,014	12,460	92,014	12,460
Corporate debt securities	—	—	27,915	5,924	27,915	5,924
Total available-for-sale	$12,405	$630	$1,368,798	$212,377	$1,381,203	$213,007
These unrealized losses primarily relate to changes in interest rates and market spreads subsequent to purchase of these available-for-sale investment securities. U.S. Treasury, obligations of U.S. government agencies, and agency mortgage-backed securities are issued, guaranteed, and otherwise supported by the United States government. The Company’s obligations of state and political subdivisions, non-agency residential mortgage-backed securities, and corporate debt securities are generally high grade. Accordingly, the Company does not consider these unrealized losses to be credit related and an allowance for credit losses is not necessary.
For the years ended December 31, 2023 and 2022, the Company recognized non-credit related impairment losses of $3.1 million and $0.0 million, respectively, on available-for-sale securities. The recognition of the $3.1 million related to management’s intention to sell certain available-for-sale securities in a non-credit related unrealized loss position at time of the decision. At December 31, 2023, the Company had no other plans to sell investment securities with unrealized losses, and believes it is more likely than not it would not be required to sell such investment securities before recovery of the respective amortized cost.

The amortized cost and estimated fair value of the investment securities portfolio, by contractual maturity, at December 31, 2023, were as follows:
	Available-for-sale		Held-to-maturity
(Dollars in Thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Within 1 year	$14,469	$14,461	$78,477	$78,594
1 – 5 years	199,279	196,163	24,697	23,183
5 – 10 years	252,606	237,605	15,571	14,206
After 10 years	1,370,092	1,175,731	1,985,827	1,672,917
Total investment securities	$1,836,446	$1,623,960	$2,104,572	$1,788,900
Note 6. Loans Held for Investment and Allowance for Credit Losses
The loans held for investment portfolio consisted of the following at December 31:
	2023		2022
(Dollars in Thousands)	Amount	Percent of Total LHFI	Amount	Percent of Total LHFI
Commercial .	$2,698,306	23.5%	$2,427,072	22.9%
Commercial real estate
Owner occupied	2,382,295	20.8	2,227,106	21.0
Income producing	3,144,775	27.5	2,946,746	27.7
Construction, development, and other	22,466	0.2	19,741	0.2
Total commercial real estate .	5,549,536	48.5	5,193,593	48.9
Agriculture	1,164,967	10.2	1,139,405	10.7
Residential mortgage
Residential mortgage, first lien .	1,754,803	15.3	1,545,038	14.5
Home equity, first lien	67,342	0.6	79,726	0.8
Total residential mortgage	1,822,145	15.9	1,624,764	15.3
Retail
Home equity, second lien	127,378	1.1	126,514	1.2
Other consumer	91,964	0.8	110,546	1.0
Total retail	219,342	1.9	237,060	2.2
Total loans held for investment	$11,454,296	100.0%	$10,621,894	100.0%
Deferred fees net of deferred costs included in the carrying amounts of LHFI were $14.7 million and $13.6 million at December 31, 2023 and 2022, respectively.
Loans totaling $6.7 billion and $4.9 billion at December 31, 2023 and 2022, respectively, were pledged at the Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB). The Company currently pledges residential, agricultural, commercial, construction, and commercial real estate mortgage loans, as permitted by the FHLB and FRB.
The Company may provide loans to certain executive officers, directors, and their related interests. Amounts outstanding were immaterial at December 31, 2023 and 2022.

Activity in the allowance for loan losses was as follows:
(Dollars in Thousands)	Commercial	Commercial Real Estate	Agriculture	Residential Mortgage	Retail	Total
Balance December 31, 2021	$27,615	$68,509	$13,004	$11,262	$3,257	$123,647
Provision for loan losses	1,072	(961)	(3,594)	(4,945)	(602)	(9,030)
Charge-offs and recoveries
Charge-offs	(539)	(2,819)	(241)	(503)	(963)	(5,065)
Recoveries	385	1,124	551	150	1,070	3,280
Net (charge-offs) recoveries	(154)	(1,695)	310	(353)	107	(1,785)
Balance December 31, 2022	28,533	65,853	9,720	5,964	2,762	112,832
Adoption of ASU 2016-13	(5,577)	(29,255)	(3,445)	14,985	4,235	(19,057)
Provision for loan losses	8,124	10,442	813	3,202	(2,306)	20,275
Charge-offs and recoveries
Charge-offs	(3,749)	(11,115)	(62)	(65)	(773)	(15,764)
Recoveries	460	2,943	43	176	843	4,465
Net (charge-offs) recoveries	(3,289)	(8,172)	(19)	111	70	(11,299)
Balance December 31, 2023	$27,791	$38,868	$7,069	$24,262	$4,761	$102,751
Accrued interest receivable related to LHFI is excluded from the measurement of the allowance for credit losses and was $65.9 million and $52.9 million at December 31, 2023 and 2022, respectively.
Gross charge-offs of loans by origination year during the year ended December 31, 2023 were as follows:
(Dollars in Thousands)	Commercial	Commercial Real Estate	Agriculture	Residential Mortgage	Retail	Total
Originated in 2023	$406	$—	$—	$—	$246	$652
Originated in 2022	2,068	2,340	—	—	84	4,492
Originated in 2021	59	434	—	—	10	503
Originated in 2020	—	—	—	7	1	8
Originated in 2019	46	1,881	—	—	4	1,931
Originated prior to 2019	—	6,460	62	52	33	6,607
Revolving .	1,170	—	—	—	369	1,539
Revolving converted to term	—	—	—	6	26	32
Total charge-offs .	$3,749	$11,115	$62	$65	$773	$15,764

Note, year of origination is based on the original origination date of the loan.

The following table provides a summary of loans on accrual and nonaccrual status, as well as the delinquency status of accruing loans, at December 31:
	Accruing and Days Past Due
(Dollars in Thousands)	Current or Less Than 30 Days Past Due	30 to 89 Days Past Due	90 Days and Over	Nonaccrual(1)	Total
2023
Commercial .	$2,658,433	$9,213	$786	$29,874	$2,698,306
Commercial real estate	5,534,401	3,081	—	12,054	5,549,536
Agriculture	1,160,441	2,985	—	1,541	1,164,967
Residential mortgage	1,801,312	12,256	—	8,577	1,822,145
Retail	217,183	636	29	1,494	219,342
Total	$11,371,770	$28,171	$815	$53,540	$11,454,296
2022
Commercial .	$2,409,914	$3,352	$222	$13,584	$2,427,072
Commercial real estate	5,169,888	9,990	—	13,715	5,193,593
Agriculture	1,136,758	1,012	—	1,635	1,139,405
Residential mortgage	1,604,738	8,499	—	11,527	1,624,764
Retail	234,855	790	—	1,415	237,060
Total	$10,556,153	$23,643	$222	$41,876	$10,621,894

(1)
At December 31, 2023 and 2022, nonaccrual loans without an associated allowance for credit losses were immaterial. Interest income recognized on nonaccrual loans was immaterial for the years ended December 31, 2023 and 2022.

Loans on properties that were acquired through foreclosure or other proceedings on defaulted loans and that were transferred to other assets are immaterial for the years ended December 31, 2023 and 2022. Other nonperforming assets, consisting of OREO, are immaterial for the years ended December 31, 2023 and 2022.
The following tables provide information regarding internal credit quality ratings for the loans held for investment portfolio:
	At December 31, 2023
	Pass	Criticized			Total
(Dollars in Thousands)		Special Mention	Classified	Total Criticized
Commercial
Originated in 2023	$569,777	$6,917	$2,451	$9,368	$579,145
Originated in 2022	469,522	12,617	33,911	46,528	516,050
Originated in 2021	376,824	16,271	5,482	21,753	398,577
Originated in 2020	241,051	349	4,469	4,818	245,869
Originated in 2019	114,444	63	5,391	5,454	119,898
Originated prior to 2019	277,132	15,623	12,635	28,258	305,390
Revolving .	418,320	62,707	52,350	115,057	533,377
Total commercial	2,467,070	114,547	116,689	231,236	2,698,306

	At December 31, 2023
	Pass	Criticized			Total
(Dollars in Thousands)		Special Mention	Classified	Total Criticized
Commercial real estate
Originated in 2023	508,743	4,887	500	5,387	514,130
Originated in 2022	793,619	25,286	8,407	33,693	827,312
Originated in 2021	802,574	2,829	125,744	128,573	931,147
Originated in 2020	707,961	22,778	19,689	42,467	750,428
Originated in 2019	572,291	4,117	71,147	75,264	647,555
Originated prior to 2019	1,675,946	43,376	134,295	177,671	1,853,617
Revolving .	21,841	—	3,506	3,506	25,347
Total commercial real estate	5,082,975	103,273	363,288	466,561	5,549,536
Agriculture
Originated in 2023	156,547	270	2,345	2,615	159,162
Originated in 2022	152,732	77	4,913	4,990	157,722
Originated in 2021	112,755	690	4,545	5,235	117,990
Originated in 2020	95,730	1,654	2,084	3,738	99,468
Originated in 2019	66,324	825	1,024	1,849	68,173
Originated prior to 2019	255,155	1,238	5,542	6,780	261,935
Revolving .	291,814	3,491	5,212	8,703	300,517
Total agriculture	1,131,057	8,245	25,665	33,910	1,164,967
Residential mortgages
Originated in 2023	235,055	—	148	148	235,203
Originated in 2022	425,476	—	163	163	425,639
Originated in 2021	477,601	—	3,596	3,596	481,197
Originated in 2020	427,411	—	1,453	1,453	428,864
Originated in 2019	89,938	—	112	112	90,050
Originated prior to 2019	106,272	—	2,889	2,889	109,161
Revolving .	38,602	—	732	732	39,334
Revolving converted to term	12,030	65	602	667	12,697
Total residential mortgage	1,812,385	65	9,695	9,760	1,822,145
Retail
Originated in 2023	13,000	—	36	36	13,036
Originated in 2022	11,440	—	2	2	11,442
Originated in 2021	12,382	—	19	19	12,401
Originated in 2020	6,179	—	13	13	6,192
Originated in 2019	2,279	—	—	—	2,279
Originated prior to 2019	21,914	—	683	683	22,597
Revolving .	134,218	4	777	781	134,999
Revolving converted to term	15,896	—	500	500	16,396
Total retail	217,308	4	2,030	2,034	219,342
Total loans	$10,710,795	$226,134	$517,367	$743,501	$11,454,296

Note, year of origination is based on the original origination date of the loan.

	At December 31, 2022
		Criticized
(Dollars in Thousands)	Pass	Special Mention	Classified	Total Criticized	Total
Commercial
Originated in 2023	$—	$—	$—	$—	$—
Originated in 2022	590,731	2,658	3,455	6,113	596,844
Originated in 2021	475,172	516	1,830	2,346	477,518
Originated in 2020	298,256	1,551	6,295	7,846	306,102
Originated in 2019	151,885	941	5,688	6,629	158,514
Originated prior to 2019	333,617	1,711	15,163	16,874	350,491
Revolving .	491,375	20,479	25,749	46,228	537,603
Total commercial	2,341,036	27,856	58,180	86,036	2,427,072
Commercial real estate
Originated in 2023	—	—	—	—	—
Originated in 2022	556,037	684	3,160	3,844	559,881
Originated in 2021	886,620	—	14,129	14,129	900,749
Originated in 2020	800,467	4,648	62,541	67,189	867,656
Originated in 2019	661,117	8,070	46,972	55,042	716,159
Originated prior to 2019	1,832,464	41,438	252,757	294,195	2,126,659
Revolving .	16,973	1,865	3,651	5,516	22,489
Total commercial real estate	4,753,678	56,705	383,210	439,915	5,193,593
Agriculture
Originated in 2023	—	—	—	—	—
Originated in 2022	203,827	882	4,572	5,454	209,281
Originated in 2021	133,852	519	4,377	4,896	138,748
Originated in 2020	114,754	2,056	1,762	3,818	118,572
Originated in 2019	76,289	881	1,188	2,069	78,358
Originated prior to 2019	285,735	2,149	8,942	11,091	296,826
Revolving .	292,576	766	4,278	5,044	297,620
Total agriculture	1,107,033	7,253	25,119	32,372	1,139,405
Residential mortgages
Originated in 2023	—	—	—	—	—
Originated in 2022	355,192	—	685	685	355,877
Originated in 2021	518,536	73	3,947	4,020	522,556
Originated in 2020	463,024	—	870	870	463,894
Originated in 2019	97,317	—	980	980	98,297
Originated prior to 2019	119,172	—	4,958	4,958	124,130
Revolving .	46,131	—	979	979	47,110
Revolving converted to term	12,189	68	643	711	12,900
Total residential mortgage .	1,611,561	141	13,062	13,203	1,624,764

	At December 31, 2022
		Criticized
(Dollars in Thousands)	Pass	Special Mention	Classified	Total Criticized	Total
Retail
Originated in 2023	—	—	—	—	—
Originated in 2022	19,515	—	10	10	19,525
Originated in 2021	18,108	—	28	28	18,136
Originated in 2020	10,434	—	12	12	10,446
Originated in 2019	3,802	—	—	—	3,802
Originated prior to 2019	29,315	3	1,167	1,170	30,485
Revolving .	136,075	109	701	810	136,885
Revolving converted to term	17,576	—	205	205	17,781
Total retail	234,825	112	2,123	2,235	237,060
Total loans	$10,048,133	$92,067	$481,694	$573,761	$10,621,894

Note, year of origination is based on the original origination date of the loan.
Loan Modifications
In certain circumstances, the Company may modify the terms of a loan to maximize the collection of amounts due when a borrower is experiencing financial difficulties or is expected to experience financial difficulties in the near-term. Loans modified are immaterial during the years ended December 31, 2023 and 2022.
Note 7. Mortgage Banking
Residential Mortgage Loan Sales
The Company completes residential mortgage loan sales in the normal course of business, primarily to GSEs, resulting in the derecognition of sold loan amounts from the consolidated balance sheet. In accordance with the accounting guidance for the transfer of financial assets, the Company considers any continuing involvement with residential mortgage loans sold in determining whether such assets can be derecognized from the consolidated balance sheet. The Company’s continuing involvement with residential mortgage loans sold is generally limited to customary market servicing arrangements and representation and warranty clauses. MSR assets are recorded at the fair value of the servicing arrangements. Liabilities related to representation and warranty clauses are initially recorded at fair value and were not material at December 31, 2023 or 2022. Any gain or loss on sale of residential mortgage loans depends on the previous carrying amount, the consideration received, and any liabilities incurred in exchange for the sold loans. Upon sale, any servicing assets or other interests that continue to be held by the Company are initially recognized at fair value.
Proceeds from residential mortgage loans sold were $182.4 million and $319.1 million during the years ended December 31, 2023 and 2022, respectively. Net gains on sales of residential mortgage loans included in mortgage banking and loan fee income, including origination fees, the initial fair value of originated MSRs, and servicing release premiums received, were $6.0 million and $6.7 million for the years ended December 31, 2023 and 2022, respectively.
Risk Management
In the normal course of business, the Company issues interest rate lock commitments to customers. To the extent such commitments relate to loans the Company intends to sell to a third party, the commitment is initially recognized at fair value at the date of the commitment. The Company records closed mortgage loans held for sale at the lower of cost or fair value.

Through these mortgage banking activities, the Company assumes interest rate risk through interest rate lock commitments, as well as mortgage loans held for sale. As part of the Company’s risk management strategy, the Company makes offsetting commitments for future delivery of residential mortgage-backed securities. The primary objective of economically hedging mortgage banking activities is to offset changes in the fair value of interest rate lock commitments and mortgage loans held for sale. Activity included in mortgage banking and loan fees was $0.8 million in gains and $3.9 million in gains for the years ended December 31, 2023 and 2022, respectively. Refer to Note 18 for additional information regarding this economic hedging activity and Note 21 for information regarding the fair value of interest rate lock commitments and mortgage loans held for sale.
Mortgage Servicing Rights
The Company serviced $2.1 billion of residential mortgage loans for others at December 31, 2023 and 2022. Loan servicing fees included in mortgage banking and loan fees were $5.2 million and $5.4 million for the years ended December 31, 2023 and 2022, respectively.
The fair value of MSRs is recorded within goodwill and other intangibles, net on the consolidated balance sheet. Changes in the fair value of MSRs, which are included in mortgage banking and loan fees on the consolidated income statement, are summarized as follows:
Year Ended December 31 (Dollars in Thousands)	2023	2022
Balance at beginning of period	$25,331	$19,458
Origination of servicing assets	1,318	3,081
Change in fair value of MSRs
Due to market changes	(1,270)	5,635
Due to loan portfolio runoff	(2,069)	(2,843)
Balance at end of period	$23,310	$25,331
The following table provides the aggregate unpaid principal balance of mortgage loans serviced for others, as well as the third parties for which loans are serviced, at December 31:
(Dollars in Thousands)	2023	2022
Federal National Mortgage Association	$1,704,661	$1,737,312
Federal Home Loan Mortgage Corporation	376,213	384,479
Federal Home Loan Bank and other	409	452
	$2,081,283	$2,122,243
In the determination of the fair value of MSRs, certain key assumptions are made. The key assumptions considered by the Company were the constant prepayment rate (“CPR”), which is an estimated loan prepayment rate that uses historical prepayment rates for previous loans similar to the loans being evaluated, and a market based discount rate. Refer to Note 21 for additional information regarding the fair value of MSRs.
The following table provides information about the fair value of MSRs and the related key assumptions at December 31:
(Dollars in Thousands)	2023	2022
Unpaid principal balance of servicing portfolio	$2,081,283	$2,122,243
Fair value	$23,310	$25,331
Value (fair value divided by servicing portfolio, in basis points)	112	119
Weighted average expected prepayment (constant prepayment rate)	8.6%	7.3%
Weighted average discount rate	10.3%	10.0%

Note 8. Premises, Equipment, and Lease Commitments
Premises and equipment at December 31 consisted of the following:
(Dollars in Thousands)	2023	2022
Land	$23,366	$25,872
Buildings and improvements	148,421	134,153
Furniture and equipment	68,597	72,620
Construction in progress	1,313	5,171
Right of use assets	17,497	19,591
Total premises and equipment	259,194	257,407
Less: accumulated depreciation and amortization	118,225	128,058
Premises and equipment, net	$140,969	$129,349
Depreciation and amortization expense on premises and equipment was $10.5 million and $11.4 million for the years ended December 31, 2023 and 2022, respectively. Depreciation on premises and equipment is calculated on a straight-line basis for book purposes. Buildings are depreciated over an estimated useful life not to exceed 39 years, furniture and equipment is depreciated over periods of between 3 and 10 years, and leasehold improvements are depreciated over the term of the underlying lease, not to exceed the estimated useful life of the improvements.
The Company leases certain facilities for use in its operations, which each are accounted for as operating leases. Leased facilities include retail branches and other corporate offices and locations. For each lease, the Company records a lease liability and a corresponding right of use (ROU) asset. The Company had recorded $17.5 million and $19.5 million of ROU assets within premises and equipment, net and $19.3 million and $20.2 million of lease liabilities within accrued expenses and other liabilities on the consolidated balance sheet at December 31, 2023 and 2022 respectively. Total expenses incurred related to these lease agreements during the year ended December 31, 2023 and 2022, was $5.2 million and $5.4 million respectively, which was primarily attributable to contractual lease payments.
At December 31, 2023, the weighted average remaining term and discount rate of the Company’s leased assets were 11.5 years and 3.4%, respectively. At December 31, 2022, the weighted average remaining term and discount rate of the Company’s leased assets were 12.3 years and 3.2%, respectively.
Contractual future minimum rental payments for operating leases in excess of one year in subsequent fiscal years are as follows:
(Dollars in Thousands)
2024	$2,876
2025	2,525
2026	1,922
2027	1,984
2028	1,930
2029 and thereafter	12,389
Note 9. Intangible Assets
Intangible assets consist of goodwill, core deposit premiums, MSRs, and other intangibles. Goodwill and MSRs are not amortized. Goodwill is assessed for impairment on an annual basis, and MSRs are recorded at fair value. No impairment of goodwill was recorded for the years ending December 31, 2023 and 2022. Refer to Note 7 for additional information regarding MSRs.
Amortization of core deposit premiums and other intangibles is included in noninterest expense on the consolidated statement of income, with amortization periods of 7 to 15 years.

Intangible assets at December 31 consisted of:
	2023			2022
(Dollars in Thousands)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Goodwill	$112,686	$—	$112,686	$112,686	$—	$112,686
Core deposit premiums	3,498	3,498	—	3,498	3,462	36
MSRs	23,310	—	23,310	25,331	—	25,331
Other intangibles	2,105	1,370	735	2,105	1,254	851
Total	$141,599	$4,868	$136,731	$143,620	$4,716	$138,904
The Company recorded aggregate intangible amortization expense of $0.2 million and $0.6 million for the years ended December 31, 2023 and 2022, respectively.
The estimated amortization expense for the next five years is as follows:
(Dollars in Thousands)
2024	$116
2025	116
2026	116
2027	112
2028	95
Note 10. Deposits
Total deposits at December 31 consisted of:
(Dollars in Thousands)	2023	2022
Noninterest-bearing	$3,967,525	$4,906,954
Non-maturity interest-bearing	7,693,554	7,576,110
Time certificates of deposit
Balance $250,000 or less	960,849	520,247
Balance more than $250,000	308,198	180,241
Total deposits	$12,930,126	$13,183,552
The following table provides information regarding the maturity of time certificates of deposit at December 31:
	Balances Greater Than $250,000		Balances $250,000 or Less
(Dollars in Thousands)	2023	2022	2023	2022
3 months or less	$44,735	$54,131	$194,982	$145,801
3 months to 6 months	68,743	43,385	169,766	79,102
6 months to 12 months	154,458	55,447	365,076	174,860
Over 12 months	40,262	27,278	231,025	120,484
Total time certificates	$308,198	$180,241	$960,849	$520,247
Note 11. Short-Term Borrowings
Short-term borrowings, which have an original maturity of one year or less, consist of federal funds, repurchase agreements, and FHLB borrowings. Investment securities of $64.2 million and $85.9 million at December 31, 2023 and 2022, respectively, were sold with agreements to repurchase (“repurchase agreements”). All repurchase agreements are customer related. There were no federal funds borrowings at December 31, 2023 and 2022.
The following table provides information regarding short-term borrowings at and for the years ended December 31, 2023 and 2022:
Year Ended December 31 (Dollars in Thousands)	Federal Funds and Repurchase Agreements	FHLB Borrowings
Balance at December 31
2023	$64,230	$595,000
2022	$85,946	$775,000
Weighted average interest rate at December 31
2023	0.05%	5.59%
2022	0.09%	4.71%
Maximum amount outstanding at any month-end
2023	$82,380	$1,450,000
2022	$107,228	$775,000
Average amount outstanding during year
2023	$76,714	$886,327
2022	$101,845	$109,201
Weighted average interest rate during year
2023	0.07%	5.34%
2022	0.07%	3.89%
Note 12. Long-Term Debt
Long-term debt, which have an original maturity of more than one year, at December 31 consisted of the following:
(Dollars in Thousands)	2023	2022
Junior subordinated deferrable interest debentures	$61,856	$61,856
Subordinated notes	100,000	100,000
FHLB borrowings	755,000	—
Tax credit related borrowings	104,750	76,838
Other(A)	1,512	2,970
Total long-term debt	$1,023,118	$241,664

(A)
Includes amounts related to derivatives and hedging activities for subordinated notes. Refer to Note 18 for additional information.

In June 2006, the Company issued $61.9 million in junior subordinated deferrable interest debentures (“debentures”) in connection with the issuance of $60.0 million of capital securities through Bremer Statutory Trust II (“BSTII”). The Company evaluated BSTII and concluded that the trust is a variable interest entity not subject to consolidation. The debentures bear interest at a floating rate of three-month CME Term SOFR, plus 1.86%, resulting in a rate of 7.24% at December 31, 2023. The debentures mature on June 1, 2036 but may be redeemed by the Company at par on any quarterly interest payment date at the Company’s discretion. At December 31, 2023, the $60.0 million in capital securities qualified as Tier I capital under guidelines of the FRB.
In December 2014, the Company issued $100.0 million in subordinated notes to support ongoing business operations and the Company’s future growth strategy. The notes bear interest at a 5.20% fixed rate and mature on December 30, 2024. At December 31, 2023, none of the subordinated debt qualified as Tier II capital under guidelines of the FRB. The Company phased out the subordinated notes from Tier II capital over a 5 year period, beginning in December 2019. In January 2015, the Company entered into a 10-year, pay variable, receive fixed, interest rate swap to hedge the subordinated debt. The company terminated the swap in July 2021. For additional detail, see the “Fair Value Hedges of Interest Rate Risk” section under Note 18.
The FHLB borrowings bear interest at rates ranging from 4.13% to 5.57%, with maturity dates from 2024 through 2028, and are secured by certain loans as discussed in Note 6.
The Company enters into certain tax credit investment structures related to the New Markets Tax Credits program (“NMTCs”). As a result, the Company records certain notes payable, which are issued in the normal course of business as part of NMTC investment structures. The purpose of these notes is to supplement the investments made by the Company by financing projects that generate tax credits. Each of the notes is structured with a seven year interest only period, and maturity dates ranging from 2027 through 2053. Each structure contains separate put agreements, which allow the Company to put the notes to designated third parties at the end of the seven year interest only period. The notes bear a weighted average interest rate of 3.45%.
Maturities of outstanding long-term debt at December 31, 2023 were as follows:
(Dollars in Thousands)
2024	$486,512
2025	145,000
2026	115,000
2027	85,000
2028 and later	191,606
Total	$1,023,118
Note 13. Employee Benefit Plans
Pension Plans
The Company maintains the Bremer Retirement Plan (“Pension Plan”), which is a qualified defined benefit pension plan designed to provide retirement benefits to substantially all the employees of the Company, its subsidiaries, and OBT. An employee who has attained the age of 21 and completed 1,000 hours of service within a 12-month period shall become a participant in the Pension Plan on the next semiannual entry date. In addition, the Company has a Supplemental Executive Retirement Plan (“SERP”), an unfunded plan designed to supplement the benefits determined under the Pension Plan for certain highly compensated employees of the Company to the extent the benefits under the Pension Plan are capped by compensation limits.
Other Postretirement Benefits
The Company provides certain retiree health care benefits relating primarily to medical insurance co-payments to retired employees between the ages of 55 and 65. The Company amended the Company’s Retiree Medical Plan effective January 1, 2006, which gradually eliminated the medical premium subsidy for retired employees over a period of ten years ending December 31, 2015, while continuing to allow retired employees access to the Company’s group medical coverage. The Company accrues the cost of these benefits during the employees’ active service, and benefits are funded as incurred.
Pension Plans and Other Postretirement Benefits
The Company recognizes actuarial gains or losses and prior service costs or credits, and measures plan assets and pension obligations, and accumulated other comprehensive income or loss, net of tax, at December 31 of each year. The Company expects to amortize the following amounts from accumulated other comprehensive income in shareholders’ equity on the consolidated balance sheet to net periodic benefit cost in noninterest expense on the consolidated statement of income during the year ended December 31, 2024:
(Dollars in Thousands)	Pension Benefits	Other Postretirement Benefits
Gain (loss), net	$9,460	$(712)
The following table summarizes the changes in benefit obligations and plan assets for the years ended December 31, and the funded status and amounts recognized on the consolidated balance sheet at December 31 for the retirement plans:
	Pension Benefits		Other Postretirement Benefits
(Dollars in Thousands)	2023	2022	2023	2022
Change in Projected Benefit Obligation
Benefit obligation at beginning of period	$260,543	$358,890	$4,997	$6,564
Service cost	7,608	12,400	215	287
Interest cost	14,230	10,956	263	192
Participants’ contributions	—	—	648	895
Actuarial loss (gain)	13,663	(110,972)	(820)	(1,366)
Benefit payments	(11,246)	(10,731)	(749)	(1,575)
Benefit obligation at end of period	$284,798	$260,543	$4,554	$4,997
Change in Fair Value of Plan Assets
Fair value at beginning of period	$313,824	$464,843	$—	$—
Actual return on plan assets	33,814	(140,634)	—	—
Employer contributions	—	—	—	680
Participant contributions	—	—	—	895
Benefit payments	(10,900)	(10,385)	—	(1,575)
Fair value at end of period	$336,738	$313,824	$—	$—
Funded (Unfunded) Status	$51,940	$53,281	$(4,554)	$(4,997)
Components of the Consolidated Balance Sheet
Prepaid benefit asset	$55,020	$56,400	$—	$—
Accrued benefit liability	(3,080)	(3,119)	(4,554)	(4,997)
Recognized amount	$51,940	$53,281	$(4,554)	$(4,997)
Accumulated Other Comprehensive Income (Loss), Pretax
Actuarial gain (loss), net	$(109,023)	$(118,493)	$6,923	$6,779
Prior service credit (cost), net	—	—	—	—
Recognized amount	$(109,023)	$(118,493)	$6,923	$6,779

The accumulated benefit obligation for the Company’s pension plans was $263.2 million and $240.7 million at December 31, 2023 and 2022, respectively. Net pension expense for the plans at December 31 was as follows:
	Pension Benefits		Other Postretirement Benefits
Year Ended December 31 (Dollars in Thousands)	2023	2022	2023	2022
Service cost	$7,608	$12,400	$215	$287
Interest cost	14,230	10,956	263	192
Expected return on plan assets	(21,561)	(29,871)	—	—
Actuarial loss (gain) amortization.	10,880	1,682	(677)	(557)
Net periodic benefit cost (income) .	$11,157	$(4,833)	$(199)	$(78)
The components of net periodic benefit cost, other than the service cost component, are included in other noninterest expense in the consolidated statement of income.
Weighted average assumptions used to determine benefit obligations at December 31, as well as the weighted average assumptions used to determine net periodic benefit cost for the years ended December 31, were as follows:
	Pension Benefits		Other Postretirement Benefits
	2023	2022	2023	2022
Benefit Obligations at December 31
Discount rate	5.21%	5.59%	5.21%	5.59%
Rate of compensation increase	4.00%	4.00%	N/A	N/A
Net Periodic Benefit Cost for Years Ended December 31
Discount rate	5.59%	3.10%	5.59%	3.10%
Expected return on plan assets	7.00%	6.50%	N/A	N/A
Rate of compensation increase	4.00%	4.00%	N/A	N/A
The discount rate utilized to determine future pension obligations is based primarily on a review of current high-quality fixed-income securities that could be used to settle the obligations of the plan.
The December 31, 2023 assumption for the long-term rate of return on plan assets, which will be used to determine net periodic benefit cost for the year ended December 31, 2024, is 7.0%, representing the expected long-term rate of return on plan assets reflecting the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the benefit obligation. The assumption was determined by reflecting expectations regarding future long-term rates of return for the investment portfolio, with consideration given to the distribution of investments by, and historical rates of return of, each individual asset class.
For purposes of other postretirement benefits measurements, the Company assumed health care trend rates at December 31, as follows:
	2023	2022
Current year trend	6.25%	6.50%
Ultimate year trend	5.00%	5.00%
Year of ultimate trend rates	2029	2029

The following table presents information about the Company’s Pension Plan assets measured at fair value on a recurring basis at December 31 and indicates the fair value hierarchy of the valuation techniques utilized to determine such fair value. See Note 21 for a description of Level 1, Level 2, and Level 3 hierarchies.
(Dollars in Thousands)	Level 1	Level 2	Level 3	Total
2023
Cash and money market funds	$9,074	$—	$—	$9,074
Group trust at NAV				187,379(1)
Comingled funds at NAV				88,538(1)
Collective investment trust at NAV				51,747(1)
Total	$9,074	$—	$—	$336,738
2022
Cash and money market funds	$8,011	$—	$—	$8,011
Group trust at NAV				189,842(1)
Comingled funds at NAV				68,118(1)
Collective investment trust at NAV				47,853(1)
Total	$8,011	$—	$—	$313,824

(1)
These investments are valued based on net asset value per share as a practical expedient; fair values are provided to reconcile to total investment assets of the plans at fair value.

The Company’s long-term asset allocation targets are 75% return seeking assets and 25% liability-hedging fixed income. The return seeking assets allocation is distributed over a number of professionally managed comingled investment trusts and real estate investment trust. The Company regularly reviews the actual asset allocation and periodically rebalances the investments to the targeted allocation when considered appropriate. The Company believes that 7.0% is a reasonable long-term rate of return assumption for the pension plan assets for 2024, given the long-term asset allocation strategy and investment time horizon. During the years ended December 31, 2023 and 2022, the pension plan assets generated total composite returns of 11.2% and -30.5%, respectively. The Company will continue to evaluate the actuarial assumptions, including the expected rate of return, at least annually, and will adjust as necessary.
In developing strategic asset allocation guidelines for the plan, an emphasis is placed on the long-term characteristics of individual asset classes, the benefits of diversification among multiple asset classes, and the Company’s long-term return expectations for the plan. Consideration is also given to the proper level of risk of the plan, particularly with respect to the long-term nature of the plan’s liabilities and long-term investment horizon of plan assets.
The Company seeks to maintain an adequately funded Pension Plan, defined as having a fair market value of plan assets to projected benefit obligation ratio of at least 94% to 100%. This is generally achieved by making annual cash contributions to the plan in an amount at least equal to the current year’s calculated service cost. Contributions to the plan are intended to provide for benefits attributed to service to date and for those expected to be earned in the future.
The Company currently expects that there will be no minimum required contribution to the pension plan in 2024 under the provisions of the Pension Protection Act of 2006, as modified by the Worker, Retiree, and Employer Recovery Act of 2008. However, management may make a discretionary cash contribution to ensure that the plans remain adequately funded, and expects to make the following benefit payments, which reflect expected future service, as appropriate:

Year Ended December 31 (Dollars in Thousands)	Pension Benefits	Postretirement Benefits
2024	$12,819	$499
2025	13,659	463
2026	14,620	433
2027	15,550	434
2028	16,335	408
2029 through 2033	92,113	2,085
401(k) Plan
The 401(k) Plan is a defined contribution plan. The Company provides a 100% match of the first 1% to 5% of plan compensation the employee contributes on a pretax basis. Total employer contributions of $6.0 million and $5.9 million were made for the years ended December 31, 2023 and 2022, respectively.
Employee Stock Ownership Plan
The Employee Stock Ownership Plan is a defined contribution plan covering substantially all employees of the Company, and the plan holds 103,356 shares of Class A common stock of the Company. Contributions to the plan are made exclusively by the Company as determined by the annual cash needs of the plan and are credited to the individual accounts of the employees who are participants in the plan for the fiscal year the contribution is made. Contributions and forfeitures are allocated to participants on the basis of total compensation, defined as 100% of base pay and eligible commissions earned during the plan year, while dividends paid on allocated shares increase participant accounts. Contributions of $1.0 million and $1.5 million were made to this plan during the years ended December 31, 2023 and 2022, respectively.
Note 14. Other Noninterest Income
The following table provides information regarding the components of other noninterest income:
Year Ended December 31 (Dollars in Thousands)	2023	2022
Other loan fees	$4,515	$6,145
Equity in earnings of unconsolidated subsidiaries	713	6,914
Other	13,252	13,027
Total other noninterest income	$18,480	$26,086
Note 15. Other Noninterest Expense
The following table provides information regarding the components of other noninterest expense:
Year Ended December 31 (Dollars in Thousands)	2023	2022
Professional fees	$26,647	$20,338
Marketing	9,366	8,773
Software development contract termination costs	—	5,361
Other lending expense	3,645	3,838
Other components of net benefit costs	3,134	(17,599)
Other	41,045	33,484
Total other noninterest expense	$83,837	$54,195

Note 16. Income Taxes
The components for the provision for income taxes were:
Year Ended December 31 (Dollars in Thousands)	2023	2022
Current:
Federal	$16,200	$26,309
State	18,441	15,141
Deferred	(2,233)	8,182
Total provision for income taxes	$32,408	$49,632
The following provides a reconciliation between the provision for income taxes and the amount computed by applying the statutory federal income tax rate:
Year Ended December 31 (Dollars in Thousands)	2023	2022
Federal tax at statutory rate	$32,847	$52,099
State income tax, net of federal tax benefits	9,668	13,738
Less tax effect of:
Interest on state and political subdivision securities	1,669	2,200
Other tax-exempt interest	8,270	7,478
Tax credits	8,247	6,723
Unrecognized tax benefits	(6,252)	(232)
Other	(1,827)	36
Total provision for income taxes	$32,408	$49,632
The Company invests in certain structures, which are designed to provide income tax credits on a federal and/or state basis, including New Market Tax Credits (NMTCs), low-income housing tax credits, and historic tax credits. Tax credits recognized based on these investments were $8.2 million and $6.7 million for the years ended December 31, 2023 and 2022, respectively.
Temporary differences resulting in deferred tax assets and liabilities, included on a net basis within accrued expenses and other liabilities on the consolidated balance sheet, were as follows at December 31:
(Dollars in Thousands)	2023	2022
Deferred tax assets
Allowance for credit losses	$28,827	$32,433
Accumulated other comprehensive loss, employee benefit plans	27,567	30,163
Compensation and employee benefits	16,955	18,711
Lease liability	5,299	5,402
Deferred loan fees	3,564	3,217
Nonaccrual loan interest income	1,353	1,389
Partnership investment	607	1,775
Accumulated other comprehensive loss, available-for-sale securities	57,371	65,064
Other	4,357	2,181
Gross deferred tax assets	$145,900	$160,335
Deferred tax liabilities
Prepaid pension asset	$44,794	$46,593
Goodwill and other intangible assets	15,817	14,844
Premises and equipment	5,689	4,767

(Dollars in Thousands)	2023	2022
Mortgage servicing rights	6,071	6,404
Right of use asset	4,803	5,243
Accumulated other comprehensive income, derivatives	1,082	1,807
Prepaid expenses	1,010	838
Other	2,003	1,510
Gross deferred tax liabilities	$81,269	$82,006
Net deferred tax asset (liability)	$64,631	$78,329

The Company’s deferred tax assets represent the anticipated federal, and state tax benefits expected to be realized in future years upon the utilization of the underlying tax attributes comprising the balance. In management’s opinion, the deferred tax assets will be fully realized through future reversals of deferred tax liabilities along with future taxable income exclusive of existing deferred tax liabilities. Accordingly, no valuation allowance has been provided.
Liabilities for unrecognized tax benefits were $7.4 million and $1.2 million at December 31, 2023 and 2022, respectively. The Company is no longer subject to income tax examinations for years prior to 2020 for federal purposes and 2019 for state purposes.
Note 17. Commitments and Contingencies
The Company utilizes various off-balance-sheet instruments to satisfy the financing needs of customers. These instruments represent contractual obligations of the Company to provide funding, within a specified time period, to a customer. The following provides information regarding the outstanding commitments at December 31:
(Dollars in Thousands)	2023	2022
Loan commitments	$3,054,683	$3,421,432
Standby letters of credit	57,639	63,657
Loan commitments represent contractual agreements to provide funding to customers over a specified time period so long as there is no violation of any condition of the contract. These loans are generally operating lines of credit.
Standby letters of credit represent a conditional commitment to satisfy an obligation to a third party, generally to support public and private borrowing arrangements, on behalf of the customer.
The Company’s potential exposure to credit loss in the event of nonperformance by the other party is represented by the contractual amount of those instruments. The credit risk associated with letters of credit and loan commitments is substantially the same as extending credit in the form of a loan; therefore, the same credit policies apply in evaluating potential letters of credit or loan commitments. The amount of collateral obtained, if deemed necessary upon the extension of credit, is based on management’s credit evaluation. The type of collateral held varies, but includes real estate, accounts receivable, inventory, and productive assets. Management assesses unfunded commitments for credit risk and estimates a liability related to losses that may result from the assessed risk. The liability for unfunded commitments, included in accrued expenses and other liabilities on the consolidated balance sheet, was $3.1 million and $8.3 million at December 31, 2023 and 2022, respectively.

Other Commitments and Contingencies
Under contracts with service providers, the Company is obligated for future payments. Contractual future minimum payments over the term of the contracts are as follows:
(Dollars in Thousands)
2024	$23,454
2025	20,464
2026	19,317
2027	17,684
2028	17,231
2029 and later	14,796
The Company is routinely involved in legal actions that are incidental to the business of the Company. Although it is difficult to predict the ultimate outcome of these cases, management believes, based on discussions with counsel, that any ultimate liability will not materially affect the Company’s consolidated financial position or results of operations.
Note 18. Derivatives and Hedging Activities
Risk Management Objectives of Using Derivatives
The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount and duration of its wholesale funding, investment portfolio, and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to certain floating and fixed-rate borrowings. In addition, the Company may also utilize derivative financial positions to hedge changes in the fair value of certain related assets or liabilities and to accommodate the business requirements of its customers.
Fair Values of Derivative Instruments on the Consolidated Balance Sheet
The following table presents the fair value of the Company’s derivative financial instruments and notional amounts at December 31, categorized by hedging designation:

	Assets				Liabilities
	2023		2022		2023		2022
(Dollars in Thousands)	Fair Value	Notional Value	Fair Value	Notional Value	Fair Value	Notional Value	Fair Value	Notional Value
Designated hedging
Fair value hedges:
Interest rate contracts	$—	$—	$—	$—	$—	$—	$—	$—
Cash flow hedges:
Interest rate contracts	—	—	—	—	—	—	—	—
Not designated hedging
Customer-related:
Interest rate contracts .	33,155	2,116,933	33,856	1,898,377	140,556	2,116,933	167,862	1,898,377
Credit contracts	—	49,819	9	49,087	—	83,606	1	60,613
Mortgage banking:
Rate locks	304	6,883	177	4,929	—	—	—	—
Forward contracts	—	—	—	—	218	11,000	53	6,000
Total derivatives	$33,459	$2,173,635	$34,042	$1,952,393	$140,774	$2,211,539	$167,916	$1,964,990
Certain derivative exchanges have enacted a rule change which in effect results in the legal characterization of variation margin payments for certain derivative contracts as settlement of the derivatives mark-to-market exposure and not collateral. Accordingly, the Company’s reporting of certain derivatives reflects variation margin recorded on trades cleared through these exchanges as settled. The daily settlement of the derivative exposure does not change or reset the contractual terms of the instrument.
Derivatives are classified as other assets or other liabilities on the consolidated balance sheet.
Derivatives Designated as Hedging Instruments
Fair Value Hedges of Interest Rate Risk
The Company is exposed to changes in the fair value of certain of its fixed-rate obligations due to changes in the benchmark interest rate, SOFR. Interest rate swaps designated as fair value hedges involve the receipt of fixed-rate amounts from a counterparty in exchange for the Company making variable-rate payments over the life of the agreements without the exchange of the underlying notional amount. As of December 31, 2023, the Company did not have any interest rate contracts that were designated as fair value hedges.
For derivatives designated and that qualify as fair value hedges, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in earnings. The Company includes the gain or loss on the hedged items in the same line item as the offsetting loss or gain on the related derivatives.
During 2021, the Company terminated an interest rate swap that was designated as a fair value hedge of interest rate risk associated the Company’s fixed rate subordinated notes. The interest rate swap, which had a notional value of $100.0 million, terminated with a settlement value of $5.0 million. The $5.0 million basis adjustment to the fixed rate subordinated notes’ carrying amount will be amortized as a reduction of interest expense between July 2021, the date of the interest rate swap termination, and December of 2024, the maturity date of the debt. Amortization of the basis adjustment totaled $1.5 million and $1.4 million during the years ended December 31, 2023 and 2022, respectively. The unamortized balance of the basis adjustment totaled $1.5 million and $3.0 million at December 31, 2023 and 2022, respectively. The amounts to be amortized during the next 12 months is $1.5 million.

Cash Flow Hedges of Interest Rate Risk
The Company’s objectives in using interest rate derivatives are to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for the Company making fixed payments over the life of the agreements without exchange of the underlying notional amount. The changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income or loss and is subsequently reclassified into earnings in the period that the hedged transaction affects earnings. As of December 31, 2023, the Company did not have any interest rate contracts designated as cash flow hedges.
During 2022, the Company terminated two interest rate swaps that were designated as cash flow hedges of interest rate risk associated with certain of the Company’s variable rate funding. The interest rate swaps, which had a combined notional value of $200.0 million, terminated at a settlement value of $8.1 million. This amount will be reclassified from accumulated other comprehensive income to interest expense between January 2022, the termination date, and April 2026, the original combined term of the interest rate swaps. A reduction to interest expense of $2.2 million was recorded related to these transactions during the year ended December 31, 2023. The accumulated other comprehensive income balance totaled $4.0 million and $6.3 million at December 31, 2023 and 2022, respectively. The amounts to be reclassified during the next 12 months is $2.2 million.
During 2019, the Company terminated an interest rate swap that was designated as a cash flow hedge of interest rate risk associated with certain of the Company’s variable rate loans. The interest rate swap, which had a notional value of $200.0 million, terminated at a settlement value of $6.6 million. This amount was reclassified from accumulated other comprehensive income to interest income on a straight-line basis between July 2019, the termination date, and March of 2023, the original term of the interest rate swap. Interest income of $0.4 million and $1.8 million was recorded related to this transaction during the years ended December 31, 2023 and 2022, respectively. The accumulated other comprehensive income balance totaled $0.0 million and $0.4 million at December 31, 2023 and 2022, respectively.
Derivatives Not Designated as Hedging Instruments
The Company executes interest rate derivatives with commercial banking customers to facilitate their respective risk management strategies. Those interest rate derivatives are simultaneously hedged by offsetting derivatives that the Company executes with a third party, such that the Company minimizes its net risk exposure resulting from such transactions. Interest rate derivatives associated with this program are reported on the consolidated balance sheet at fair value, with changes in fair value of both the customer derivatives and the offsetting derivatives recognized directly in net income. Amounts related to these activities are reflected as customer-related interest rate contracts within this footnote. Derivatives related to these activities are subject to credit risk associated with counterparties to the derivative contracts. The Company measures that credit risk using a credit valuation adjustment and includes it within the fair value of the derivative. Included within other noninterest income on the consolidated statement of income are amounts recorded related to credit valuation adjustments of $0.3 million in positive adjustments and $0.6 million in positive adjustments during the years ended December 31, 2023 and 2022, respectively.
Credit risk participation agreements arise when the Company contracts with other institutions, as a guarantor or beneficiary, to share the credit risk associated with certain interest rate swaps. These agreements provide for reimbursement of losses resulting from a third-party default on the underlying swap. Amounts related to these activities are reflected as customer-related credit contracts within this footnote. Amounts recorded within other noninterest income on the consolidated statement of income related to these activities were not material for the years ended December 31, 2023 and 2022.
As part of the Company’s risk management strategy through its mortgage banking activities, derivative instruments such as forward sales contracts are utilized. Changes in the fair value of these derivative instruments are recorded in mortgage banking and loan fees. Amounts related to these activities are reflected as mortgage banking forward contracts within this footnote.

In the normal course of business through its mortgage banking activities, interest rate lock commitments arise related to agreements with customers regarding residential mortgage loans. Such commitments provide a specified interest rate for a specified time period to the customer. Where the Company intends to sell the resulting loan, authoritative accounting guidance requires that these commitments be recorded at fair value on the consolidated balance sheet. Changes in the fair value of these interest rate lock commitments are recorded in other noninterest income and are offset by the changes in the fair value of forward sales contracts. Amounts related to these activities are reflected as mortgage banking rate locks within this footnote. Amounts recorded within mortgage banking and loan fees on the consolidated statement of income related to these activities were $0.8 million in gains and $3.9 million in gains for the years ended December 31, 2023 and 2022, respectively.
Credit-Risk-Related Contingent Features
The Company has agreements with its derivative counterparties that contain a provision where if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations. The Company also has agreements with its derivative counterparties that contain a provision where if the Company fails to maintain its status as an adequately capitalized institution, the counterparty could terminate the derivative positions and the Company would be required to settle its obligations under the agreements. As of December 31, 2023, the termination value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for non- performance risk, related to these agreements was immaterial. The Company has minimum collateral posting thresholds with its derivative counterparties and has not posted any collateral at December 31, 2023. If the Company had breached any of these provisions at year end, it could have been required to settle its obligations under the agreements at the termination value.
Note 19. Common Stock
The Company has authorized 12,000,000 shares of Class A common stock and 10,800,000 shares of Class B common stock. The shares of Class A common stock have full rights to vote on all matters presented before the Company’s shareholders, including the election of the Company’s directors. The Class B common stock, all of which is held by OBT, is non-voting except with respect to certain extraordinary corporate transactions, upon which the holders would have the right to vote on an equivalent per-share basis with the holders of Class A common stock.
Each share of Class B common stock is convertible into one share of Class A common stock upon the occurrence of the following events: (i) at the affirmative election of a third party or entity, upon the transfer of Class B common stock from OBT to any third party or entity, or (ii) at the affirmative election of the holder of Class B common stock, if cash dividends have not been paid on Class A and Class B common stock with respect to any year in an amount equal to at least 5% of the Company’s net book value as of the last day of the immediately preceding year. The Company has reserved 10,800,000 shares of Class A common stock in the event of conversion of the Class B common stock.
At December 31, 2023 and 2022, 960,000 shares of redeemable Class A stock were issued and outstanding. At December 31, 2023, these shares were subject to redemption at a price of $120.71 per share, which was net book value. These shares are owned by employees and directors of the Company and its subsidiaries and the employee benefit plans of the Company. The employee holders of Class A common stock have the right to require the Company to purchase their shares upon their deaths, permanent disabilities, or retirements, while the Company has the option to purchase the shares from holders upon the occurrence of certain events, which include death, retirement, or termination of the employee’s employment. It is the Company’s intent that these 960,000 shares will continue to be held by employees, directors, and employee benefit plans of the Company and its subsidiaries and not be directly purchased by the Company or OBT.
On October 28, 2019, OBT delivered notice to the Company asserting that the trustees of OBT had sold 725,000 shares of the Company’s Class B common stock to 19 entities, each of which delivered a notice of an intent to convert such shares of Class B common stock into Class A common stock. As of December 31, 2023, the validity of these purported transactions was the subject of ongoing litigation. These consolidated financial statements do not reflect such transactions.

Note 20. Regulatory Matters
The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios, as defined in the regulations and set forth in the following table, of total, common equity Tier I, and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Effective January 1, 2015, under a phase-in period, revised regulatory capital guidelines increased the minimum required ratios and established a capital conservation buffer. The capital conservation buffer adds 2.5% to the minimum Tier I Common Equity ratio in order to avoid constraints on capital distributions, such as dividends, and certain bonus compensation for executive officers. The Company is required to phase out the subordinated notes from Tier II capital over a 5 year period, beginning in December 2019. As of December 31, 2023, the Company meets all capital adequacy requirements to which it is subject.
The Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) required the establishment of a capital- based supervisory system of prompt corrective action for all depository institutions. The Federal Reserve Board’s implementation of FDICIA defines “well-capitalized” institutions as those for which Tier I capital ratio equals or exceeds 8%, total risk-based capital ratio equals or exceeds 10%, and leverage ratio equals or exceeds 5%. Bremer Bank’s ratios in each of these categories met or exceeded the “well-capitalized” ratios at December 31, 2023
As an approved mortgage seller and servicer, Bremer Bank, through its mortgage banking division, is required to maintain various levels of shareholder’s equity, as specified by various agencies, including the United States Department of Housing and Urban Development, Government National Mortgage Association, Federal Home Loan Mortgage Corporation, and the Federal National Mortgage Association. At December 31, 2023, Bremer Bank met these requirements.
The following provides the Company’s and Bremer Bank’s actual capital amounts and ratios at December 31:
	Actual		For Capital Adequacy Purpose			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
At December 31, 2023
Total capital (to risk-weighted assets):
Consolidated	$1,743,562	13.87%	$1,005,686	≥	8.00%	N/A
Bremer Bank	1,610,614	12.87	1,001,254	≥	8.00	1,251,567	≥	10.00%
Tier I capital (to risk-weighted assets):
Consolidated	1,635,177	13.01	754,265	≥	6.00	N/A
Bremer Bank	1,504,792	12.02	750,940	≥	6.00	1,001,254	≥	8.00
Common Equity Tier I capital (to risk-weighted assets):
Consolidated	1,575,177	12.53	565,698	≥	4.50	N/A
Bremer Bank	1,504,792	12.02	563,205	≥	4.50	813,519	≥	6.50
Tier I capital (to average assets):
Consolidated	1,635,177	9.82	666,387	≥	4.00	N/A

	Actual		For Capital Adequacy Purpose			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
Bremer Bank	1,504,792	9.06	664,547	≥	4.00	830,683	≥	5.00
At December 31, 2022
Total capital (to risk-weighted assets):
Consolidated	$1,718,975	14.43%	$952,997	≥	8.00%	N/A
Bremer Bank	1,544,907	13.01	949,682	≥	8.00	1,187,103	≥	10.00%
Tier I capital (to risk-weighted assets):
Consolidated	1,574,697	13.22	714,748	≥	6.00	N/A
Bremer Bank	1,423,785	11.99	712,262	≥	6.00	949,682	≥	8.00
Common Equity Tier I capital (to risk-weighted assets):
Consolidated	1,514,697	12.72	536,061	≥	4.50	N/A
Bremer Bank	1,423,785	11.99	534,196	≥	4.50	771,617	≥	6.50
Tier I capital (to average assets):
Consolidated	1,574,697	9.80	642,422	≥	4.00	N/A
Bremer Bank	1,423,785	8.89	640,544	≥	4.00	800,680	≥	5.00
Federal law prevents the Company, its nonbank subsidiaries and OBT from borrowing from Bremer Bank unless the loans are secured by the statutorily required amount of collateral. Further, the secured loans that may be made by Bremer Bank are generally limited to 10% of Bremer Bank’s equity if made to the Company or any individual affiliate and 20% of Bremer Bank’s equity if made to all affiliates and the Company in the aggregate. At December 31, 2023 and 2022, Bremer Bank had not extended credit to the Company.
The payment of dividends by the Company to shareholders and the payment of dividends by Bremer Bank to the Company are both subject to various limitations by bank regulators, which include maintenance of certain minimum capital ratios as well as limitations based on the level of net income and dividends paid in recent periods.
Note 21. Fair Value
The Company uses fair value measurements for the initial recording of certain assets and liabilities, periodic remeasurement of certain assets and liabilities, and disclosures. Derivatives, available-for-sale investment securities, and MSRs are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as LHFS, impaired loans, and OREO, and certain other assets and other liabilities. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-fair value accounting or impairment write-downs of individual assets.
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value measurement reflects all the assumptions that market participants would use in pricing the asset or liability, including assumptions about the risk inherent in a particular valuation technique, the effect of a restriction on the sale or use of an asset and the risk of nonperformance. The Company groups its assets and liabilities measured at fair value into a three-level hierarchy for valuation techniques used to measure financial assets and financial liabilities at fair value. This hierarchy is based on whether the valuation inputs are observable or unobservable. These levels are:

Fair Value Hierarchy	Definition
Level 1	Quoted prices in active markets for identical assets or liabilities. Level 1 includes U.S. Treasury securities.
Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 includes debt securities that are traded less frequently than exchange-traded instruments and which are typically valued using third party pricing services; derivative contracts and other assets and liabilities.
Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments for which values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category includes MSRs and interest rate lock commitments.
When the Company changes its valuation inputs for measuring financial assets and financial liabilities at fair value, either due to changes in current market conditions or other factors, it may need to transfer those assets or liabilities to another level in the hierarchy based on the new inputs used. The Company recognizes these transfers at the end of the reporting period in which the transfers occur. During the years ended December 31, 2023 and 2022, there were no transfers of financial assets or financial liabilities between the hierarchy levels.
Recurring Fair Value Measurements
The following section describes the valuation methodologies used by the Company to measure financial assets and liabilities at fair value on a recurring basis. In addition, the following section includes an indication of the level of the fair value hierarchy in which the assets or liabilities are classified. Where appropriate, the description includes information about the valuation models and key inputs to those models. During the years ended December 31, 2023 and 2022, there were no significant changes to the valuation techniques used by the Company to measure fair value. The following table provides the balances of assets and liabilities measured at fair value on a recurring basis at December 31:
(Dollars in Thousands)	Level 1	Level 2	Level 3	Total
2023
Available-for-sale securities	$—	$1,623,960	$—	$1,623,960
Mortgage servicing rights	—	—	23,310	23,310
Derivative assets	—	33,155	304	33,459
Total assets	$—	$1,657,115	$23,614	$1,680,729
Derivative liabilities	$—	$140,774	$—	$140,774
2022
Available-for-sale securities	$100	$1,754,723	$—	$1,754,823
Mortgage servicing rights	—	—	25,331	25,331
Derivative assets	—	33,865	177	34,042
Total assets	$100	$1,788,588	$25,508	$1,814,196
Derivative liabilities	$—	$167,916	$—	$167,916
Available-For-Sale Securities
When quoted market prices for identical securities are available in an active market, these prices are used to determine fair value and these securities are classified within Level 1 of the fair value hierarchy. Level 1 investment securities include U.S. Treasury securities.

For other securities, quoted market prices may not be readily available for the specific securities. When possible, the Company determines fair value based on market observable information, including quoted market prices for similar securities, inactive transaction prices, and broker quotes. These securities are classified within Level 2 of the fair value hierarchy. Level 2 valuations are generally provided by a third-party pricing service. The Company reviews the valuation methodologies utilized by the pricing service and, on a quarterly basis, reviews the security level prices provided by the pricing service against management’s expectation of fair value, based on changes in various benchmarks and market knowledge from recent trading activity, as well as comparisons to other independent secondary pricing sources. Level 2 investment securities include agency mortgage-backed securities, certain other asset-backed securities, obligations of state and political subdivisions, agency debt securities, and corporate debt securities.
The Company did not hold any available-for-sale securities that were classified within Level 3 at December 31, 2023 or 2022.
Mortgage Servicing Rights
MSRs are valued using a discounted cash flow methodology and are classified within Level 3. The Company determines fair value of the MSRs by projecting future cash flows using prepayment rates and other assumptions and discounts these cash flows using a market based discount rate. The MSR valuations, as well as the assumptions used, are developed with the assistance of a third party. Risks inherent in MSR valuation include higher than expected prepayment rates and/or delayed receipt of cash flows. There is minimal observable market activity for MSRs on comparable portfolios and, therefore, the determination of fair value requires significant management judgment. Refer to Note 7 for further information on MSR valuation assumptions.
Derivatives
The Company obtains the fair value of interest rate swaps from a third-party pricing service that uses an industry standard discounted cash flow methodology. In addition, credit valuation adjustments are incorporated in the fair values to account for potential non-performance risk. In adjusting the fair value of its interest rate swap contracts for the effect of non-performance risk, the Company has considered any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees. In conjunction with the FASB’s fair value measurement guidance, the Company made an accounting policy election to measure the credit risk of these derivative financial instruments, which are subject to master netting agreements, on a net basis by counterparty portfolio.
The Company has determined that the primary inputs used to value its interest rate swaps offered to qualified commercial borrowers fall within Level 2 of the fair value hierarchy, while the credit valuation adjustments associated with these derivatives utilize Level 3 inputs, such as estimates of current credit spreads. The Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its interest rate swaps and has determined that the credit valuation adjustment is not significant to the overall valuation of these derivatives. As a result, the Company classifies its interest rate swap valuations in Level 2 of the fair value hierarchy.
Mortgage interest rate lock commitments and forward sale contracts are valued based on the securities prices of similar collateral, term, rate, and delivery for which the loan is eligible to deliver in place of the particular security. The Company’s mortgage security prices are supplied by a market data vendor, which in turn accumulates prices from a broad list of securities dealers. Prices are processed through a mortgage pipeline management system that accumulates and segregates all interest rate lock commitment and forward sale transactions according to the similarity of various characteristics (maturity, term, rate, and collateral). Prices are matched to those positions that are deemed to be an eligible substitute or offset (i.e., deliverable) for a corresponding security observed in the market and adjusted for an assumed pull-through rate. As a result, the Company classifies its interest mortgage commitments in Level 3 of the fair value hierarchy.
Non-Recurring Fair Value Measurements
The following section describes the valuation methodologies used by the Company to measure financial assets and liabilities at fair value on a non-recurring basis. In addition, the following section includes an indication of the level of the fair value hierarchy in which the assets or liabilities are classified. Where appropriate, the description includes information about the valuation models and key inputs to those models. During the years ended December 31, 2023 and 2022, there were no significant changes to the valuation techniques used by the Company to measure fair value on a nonrecurring basis. The following table provides the balances of assets and liabilities measured at fair value on a non-recurring basis at December 31:
(Dollars in Thousands)	Level 1	Level 2	Level 3	Total
2023
Impaired loans, included in LHFI	$—	$—	$52,828	$52,828
OREO	—	—	3,625	3,625
Total assets	$—	$—	$56,453	$56,453
2022
Impaired loans, included in LHFI	$—	$—	$51,158	$51,158
OREO	—	—	273	273
Total assets	$—	$—	$51,431	$51,431
Impaired Loans
Impaired loans are recorded at the loan’s observable market prices, the estimated fair value of the collateral for collateral-dependent loans, or the present value of the expected future cash flows discounted using market based credit spreads of comparable debt instruments of the specific borrower or comparable borrowers. Appraised values, adjusted for management’s assumptions relating to costs to hold, maintain, and sell the property, are generally used on real estate collateral-dependent impaired loans. Given the significant assumptions used in the valuation, impaired loans are included within Level 3 of the fair value hierarchy.
Other Real Estate Owned
The fair value of OREO is based on third party appraisals, net of estimated selling costs. Given the significant assumptions used in the valuation, OREO is included within Level 3 of the fair value hierarchy.
Loans Held for Sale
LHFS, which consist primarily of current production of certain first-lien residential mortgage loans, are carried at the lower of cost or estimated fair value. Fair value is estimated using observable inputs, primarily actual sale experience as well as secondary market price quotes. The Company did not record any adjustments to LHFS during the years ended December 31, 2023 or 2022, as fair value approximated carrying value at December 31, 2023 and 2022. Given that fair value is based on observable market prices, LHFS would be classified within Level 2 of the fair value hierarchy. The Company had recorded loans held for sale of $10.3 million and $11.9 million at December 31, 2023 and 2022, respectively.
Disclosures About Fair Value of Financial Instruments
The following section describes the valuation methodologies used by the Company to measure financial assets and liabilities at fair value for disclosure purposes only. In addition, the following section includes an indication of the level of the fair value hierarchy in which the assets or liabilities are classified. Where appropriate, the description includes information about the valuation models and key inputs to those models. During the years ended December 31, 2023 and 2022, there were no significant changes to the valuation techniques used by the Company to measure fair value for disclosure purposes.

The following table provides the balances of financial assets and financial liabilities measured at fair value for disclosure purposes only at December 31:
		Fair Value
(Dollars in Thousands)	Carrying Amount	Level 1	Level 2	Level 3	Total
2023
Cash, cash equivalents, and due from banks	$391,470	$391,470	$—	$—	$391,470
Held-to-maturity securities	2,104,572	78,593	1,710,307	—	1,788,900
Loans held for investment	11,351,545	—	—	10,984,984	10,984,984
Total financial assets	$13,847,587	$470,063	$1,710,307	$10,984,984	$13,165,354
Deposits	$12,930,126	$—	$12,941,093	$—	$12,941,093
Short-term borrowings	659,230	—	659,292	—	659,292
Long-term debt	1,023,118	—	1,007,900	—	1,007,900
Total financial liabilities	$14,612,474	$—	$14,608,285	$—	$14,608,285
2022
Cash, cash equivalents, and due from banks	$713,841	$713,841	$—	$—	$713,841
Held-to-maturity securities	2,175,723	58,188	1,769,462	—	1,827,650
Loans held for investment	10,509,062	—	—	9,935,140	9,935,140
Total financial assets	$13,398,626	$772,029	$1,769,462	$9,935,140	$12,476,631
Deposits	$13,183,552	$—	$13,185,252	$—	$13,185,252
Short-term borrowings	860,946	—	861,723	—	861,723
Long-term debt	241,664	—	225,152	—	225,152
Total financial liabilities	$14,286,162	$—	$14,272,127	$—	$14,272,127
Cash, Cash Equivalents, and Due from Banks
The carrying value of cash, cash equivalents, and due from banks approximates fair value due to the relatively short period of time between the origination of the instruments and their expected realization. These amounts are classified within Level 1.
Held-To-Maturity Securities
When quoted market prices for identical securities are available in an active market, these prices are used to determine fair value and these securities are classified within Level 1 of the fair value hierarchy. Level 1 investment securities include U.S. Treasury securities.
For other held-to-maturity securities, quoted market prices may not be readily available for the specific securities. When possible, the Company determines fair value based on market observable information, including quoted market prices for similar securities, inactive transaction prices, and broker quotes. These securities are classified within Level 2 of the fair value hierarchy. Level 2 valuations are generally provided by a third party pricing service. The Company reviews the valuation methodologies utilized by the pricing service and, on a quarterly basis, reviews the security level prices provided by the pricing service against management’s expectation of fair value, based on changes in various benchmarks and market knowledge from recent trading activity, as well as comparisons to other independent secondary pricing sources. Level 2 investment securities include agency mortgage-backed securities. The Company did not hold any held-to-maturity securities that were classified within Level 3 at December 31, 2023 or 2022.

Loans Held for Investment
The LHFI portfolio consists of both variable and fixed-rate obligations, the fair value of which was estimated using discounted cash flow analyses and other valuation techniques. To calculate discounted cash flows, the loans were aggregated into pools of similar types and expected repayment terms. The expected cash flows of loans considered historical prepayment experience and estimated credit losses for non-performing loans and were discounted using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan type. In addition, when computing the estimated fair values for loans, the best estimate of losses inherent in the portfolio is deducted. Given the significant assumptions used in the valuation, LHFI is included within Level 3.
Deposits
The estimated fair value of deposits with no stated maturity, such as noninterest-bearing savings and money market checking accounts, is the amount payable on demand. The fair value of time deposits is estimated using the rates currently offered for deposits of similar remaining maturities. Deposits are included within Level 2.
Short-Term Borrowings
Short-term borrowings consist of federal funds, repurchase agreements, and FHLB borrowings. For variable-rate borrowings, fair value approximates carrying value. For fixed-rate borrowings, the fair value is determined by discounting future cash flows at current rates for borrowings with similar remaining maturities. Short-term borrowings are included within Level 2.
Long-Term Debt
For fixed-rate debt, the fair value is determined by discounting future cash flows at current rates for debt with similar remaining maturities and call features or by using market prices for similar assets. For variable-rate debt, fair value is determined by using market prices for similar assets. Long-term debt is included within Level 2.
Off-Balance Sheet Financial Instruments
The Company estimates the fair value of loan commitments and letters of credit based on the related amount of unamortized deferred commitment fees adjusted for probable losses from these arrangements. Substantially all of these commitments have floating rates and do not expose the Company to interest rate risk. The fair value of these unfunded commitments is approximately equal to their carrying value, which was $3.1 million and $8.3 million at December 31, 2023 and 2022, respectively.
Note 22. Subsequent Events
The Company evaluated all subsequent event activity through March 26, 2024 (the date the accompanying financial statements were available to be issued) and concluded that no subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes to the financial statements.

Bremer Financial Corporation
Consolidated Balance Sheet
(dollars in thousands, unaudited)
	September 30
	2024	2023
Assets
Cash, cash equivalents, and due from banks	$301,387	$369,679
Investment securities
Available-for-sale	1,646,023	1,577,355
Held-to-maturity	1,965,122	2,137,779
Loans held for sale	11,375	26,651
Loans held for investment
Loans held for investment	11,524,549	11,395,895
Less allowance for loan losses	(105,797)	(101,117)
Net loans held for investment	11,418,752	11,294,778
Premises and equipment, net	151,345	140,332
Goodwill and other intangibles, net	135,983	138,783
Bank owned life insurance	177,935	173,134
Other assets	400,957	461,691
Total assets	$16,208,879	$16,320,182
Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$3,756,503	$4,094,807
Interest-bearing	9,472,453	8,682,808
Total deposits	13,228,956	12,777,615
Short-term borrowings	127,691	744,757
Long-term debt	1,034,068	1,023,487
Accrued expenses and other liabilities	302,253	399,545
Total liabilities	14,692,968	14,945,404
Redeemable class A common stock, 960,000 shares issued and outstanding	121,273	109,982
Shareholders’ equity
Common stock(1)
Class A, no par, 12,000,000 shares authorized; 965,000 shares issued and outstanding	229	57
Class B, no par, 10,800,000 shares authorized; 10,075,000 shares issued and outstanding	2,390	2,562
Retained earnings	1,574,294	1,545,102
Accumulated other comprehensive gain (loss), net of tax	(182,275)	(282,925)
Total shareholders’ equity	1,394,638	1,264,796
Total liabilities and shareholders’ equity	$16,208,879	$16,320,182

(1)
During 3Q24, a legal settlement was reached resulting in the sale and conversion of 725,000 shares of class B common stock by Otto Bremer Trust. The shares have been converted to class A and are owned by outside hedge funds. The common stock descriptions and balances above reflect the reclassification of 725,000 shares (including paid in capital) from class B to A as a result of the settlement.

Bremer Financial Corporation
Consolidated Statement of Income
(dollars in thousands, unaudited)
	Three Months ended September 30,		Nine Months ended September 30,
	2024	2023	2024	2023
Interest income
Loans, including loans held for sale	$167,493	$154,624	$491,790	$430,088
Investment securities	27,431	24,491	76,804	72,974
Other	4,014	4,868	12,148	16,185
Total interest income	198,938	183,983	580,742	519,247
Interest expense
Deposits	75,552	54,879	215,258	124,678
Short-term borrowings	4,730	11,660	15,340	39,713
Long-term debt	13,258	10,908	38,902	18,753
Other	271	542	1,327	1,094
Total interest expense	93,811	77,989	270,827	184,238
Net interest income	105,127	105,994	309,915	335,009
Provision for credit losses	12,300	2,503	16,682	4,139
Net interest income after provision for credit losses	92,827	103,491	293,233	330,870
Noninterest income
Service charges	8,103	7,198	23,000	21,143
Insurance revenue	3,489	2,878	9,632	8,356
Investment management and trust fees	4,794	4,615	14,498	14,207
Brokerage revenue	4,401	4,648	13,542	13,866
Mortgage banking and loan fees	1,365	3,838	7,361	10,204
Realized gains (losses) on investment securities	(4,374)	196	(5,748)	485
Other	28,178	4,816	35,795	14,070
Total noninterest income	45,956	28,189	98,080	82,331
Noninterest expense
Compensation and employee benefits	51,441	51,178	161,408	155,152
Occupancy and equipment, net	10,802	10,621	33,530	32,644
Data processing fees	4,767	4,305	15,276	13,499
FDIC premiums and examination fees	3,998	3,894	13,061	10,664
Other	17,304	18,518	58,301	59,941
Total noninterest expense	88,312	88,516	281,576	271,900
Income before taxes	50,471	43,164	109,737	141,301
Applicable income taxes	9,649	12,730	18,605	30,490
Net income	$40,822	$30,434	$91,132	$110,811

PROSPECTUS
OLD NATIONAL BANCORP
Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Purchase Contracts
Units
Warrants

This prospectus relates to senior debt securities, subordinated debt securities, common stock, preferred stock, depositary shares, purchase contracts, units and warrants that we may sell from time to time in one or more transactions. We will provide the specific terms of these securities in supplements to this prospectus. Any of the securities described in this prospectus and in a prospectus supplement may be convertible or exchangeable into other securities that are described in this prospectus or which will be described in a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.
Our common stock is listed on the NASDAQ Global Select Market under the symbol “ONB.”

You should read this prospectus and any supplements carefully before you invest. Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” on page 6 of this prospectus and in the documents we file with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The securities are not deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

This prospectus is dated May 31, 2023.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that Old National Bancorp filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings.
This prospectus provides you with a general description of the securities we may offer and sell. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in the prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. You can find the registration statement at the website maintained by the Securities and Exchange Commission, or the “SEC,” at http://www.sec.gov.
When we refer to “Old National,” “we,” “our” or “us” in this prospectus, we mean Old National Bancorp and its subsidiaries unless the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION
Old National files annual, quarterly, and current reports, proxy statements, and other information with the SEC. Old National’s public filings are available on the Internet site maintained by the SEC at “http://www.sec.gov.” Shares of Old National common stock are listed on the NASDAQ Global Select Market under the symbol “ONB.”
For further information about us and the securities we are offering, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.
The SEC allows Old National to “incorporate by reference” the information filed by Old National with the SEC, which means that Old National can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.
Old National incorporates by reference the documents and information listed below:
(1)
Annual Report on Form 10-K filed on February 22, 2023 for the year ended December 31, 2022;

(2)   Definitive Proxy Statement filed on March 30, 2023 for Old National’s 2023 Annual Meeting of Shareholders;
(3)   Quarterly Report on Form 10-Q filed on May 5, 2023 for the quarterly period ended March 31, 2023;
(4)   Current Reports on Form 8-K filed January 24, 2023, February 13, 2023, February 22, 2023, April 25, 2023, May 9, 2023, May 10, 2023 and May 15, 2023, and amended Current Report on Form 8-K/A filed on April 29, 2022, other than those portions of the documents deemed to be furnished and not filed.
Old National is also incorporating by reference any filings Old National makes with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than current reports furnished under Items 2.02 or 7.01 of Form 8-K, from the date of the initial filing of the registration statement until we sell all of the securities offered by this prospectus or terminate this offering.
Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s website at www.sec.gov. You may also request a copy of any of the documents referred to above, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by contacting Old National in writing or by telephone at:
Old National Bancorp
One Main Street
Evansville, Indiana 47708
(773) 765-7675
Attention: Corporate Secretary
In addition, we maintain a corporate website, www.oldnational.com. We make available, through our website (by clicking “Investor Relations”), our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this registration statement.
Neither we, nor any underwriters or agents, have authorized anyone else to provide you with information. You should rely only on the other information incorporated by reference or presented in this prospectus or the applicable prospectus supplement. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this prospectus that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. These statements include, but are not limited to, descriptions of Old National’s financial condition, results of operations, asset and credit quality trends, profitability and business plans or opportunities. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “should,” and “will,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: the continued effects of the COVID-19 pandemic and related variants and mutations, including the continued effects on our business, operations, and employees as well as the businesses of our customers; competition; government legislation, regulations and policies; the ability of Old National to execute its business plan; unanticipated changes in our liquidity position, including but not limited to changes in our access to sources of liquidity and capital to address our liquidity needs; changes in economic conditions which could materially impact credit quality trends and the ability to generate loans and gather deposits; inflation and governmental responses to inflation, including increasing interest rates; market, economic, operational, liquidity, credit, and interest rate risks associated with our business; our ability to successfully manage our credit risk and the sufficiency of our allowance for credit losses; uncertainty about the discontinued use of LIBOR and the transition to an alternative rate; failure or circumvention of our internal controls; operational risks or risk management failures by us or critical third parties, including without limitation with respect to data processing, information systems, cybersecurity, technological changes, vendor issues, business interruption, and fraud risks; significant changes in accounting, tax or regulatory practices or requirements; new legal obligations or liabilities or unfavorable resolutions of litigation; disruptive technologies in payment systems and other services traditionally provided by banks; failure or disruption of our information systems; computer hacking and other cybersecurity threats; the effects of climate change on Old National and its customers, borrowers, or service providers; other matters discussed in this prospectus; and other factors identified in filings with the SEC. These forward-looking statements are made only as of the date of this prospectus and are not guarantees of future results or performance.
Such forward-looking statements are based on assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect. Therefore, undue reliance should not be placed upon these estimates and statements. We cannot assure that any of these statements, estimates, or beliefs will be realized and actual results or outcomes may differ from those contemplated in these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this prospectus. You are advised to consult further disclosures we may make on related subjects in our filings with the SEC.
Investors should consider these risks, uncertainties, and other factors in addition to risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2022 and our other filings with the SEC.

OLD NATIONAL BANCORP
Old National Bancorp
One Main Street
Evansville, Indiana 47708
(812) 464-1425
Old National Bancorp (NASDAQ: ONB) is the holding company of Old National Bank, which is the sixth largest commercial bank headquartered in the Midwest. With approximately $48 billion of assets and $28 billion of assets under management, Old National ranks among the top 35 banking companies headquartered in the U.S. Tracing its roots to 1834, Old National Bank has focused on community banking by building long-term, highly valued partnerships with clients and in the communities it serves. In addition to providing extensive services in retail and commercial banking, Old National offers comprehensive wealth management, investment, and capital market services.

RISK FACTORS
Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS
Unless we indicate otherwise in an applicable prospectus supplement, the net proceeds from the sale of the offered securities will be added to our general funds and may be used for:
•
debt reduction or debt refinancing, including the refinancing of our outstanding capital securities;

•
investments in or advances to subsidiaries;

•
acquisitions of bank and non-bank subsidiaries;

•
repurchase of shares of our common stock or other securities; and

•
other general corporate purposes.

Until the net proceeds have been used, they may be temporarily invested in securities or held in deposits of our affiliated banks.

DESCRIPTION OF DEBT SECURITIES
The debt securities will be direct unsecured general obligations of Old National and will be either senior or subordinated debt. The debt securities will be issued under separate indentures between Old National and The Bank of New York Mellon Trust Company, N.A. (in the case of the senior indenture, as successor to J.P. Morgan Trust Company, National Association (as successor to Bank One, NA)), as trustee. Senior debt securities will be issued under a senior debt indenture and subordinated debt securities will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” The senior debt indenture, as amended or supplemented, and form of subordinated debt indenture have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.
The following briefly summarizes the material provisions of the indentures and the debt securities. The summary is not complete. You should read the more detailed provisions of the applicable indenture for provisions that may be important to you. So that you can easily locate these provisions, the numbers in parenthesis below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Whenever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.
General
The debt securities may be issued in one or more series. The particular terms of each series of debt securities, as well as any modifications or additions to the general terms of the debt securities as described in this prospectus which may be applicable in the case of a particular series of debt securities, will be described in the prospectus supplement relating to that series of debt securities. Accordingly, for a description of the terms of a particular series of debt securities, reference must be made both to the prospectus supplement relating to that series and to the description of debt securities set forth in this prospectus.
The senior debt securities will be direct, unsecured and unsubordinated obligations of Old National. The subordinated debt securities will be unsecured and will be subordinated to all of Old National’s senior indebtedness as described below under “— Subordination of Subordinated Debt Securities.” Because Old National is a holding company, the right of Old National, and therefore the right of creditors of Old National (including the holders of the debt securities), to participate in any distribution of the assets of any subsidiary of Old National upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Old National itself as a creditor of the subsidiary may be recognized.
The prospectus supplement relating to the particular series of debt securities being offered will specify whether they are senior or subordinated debt securities and the other terms of those debt securities, including, but not limited to, the following:
•
the title of the debt securities and the series in which the debt securities will be included;

•
any limit on the aggregate principal amount of that series of debt securities;

•
whether the debt securities are to be issued initially or permanently in the form of a global debt security and, if so, the identity of the depositary for the global debt security;

•
the date or dates on which the principal of the debt securities is payable or the manner in which those dates are determined;

•
the rate or rates (which may be fixed or floating) or amount or amounts per annum at which the debt securities will bear interest, if any, or the method of determining the rates or amounts;

•
the date from which interest, if any, on the debt securities will accrue, the dates on which interest, if any, will be payable, the record dates for interest payment dates, if any, and the basis upon which interest will be calculated if other than that of a 360 day year consisting of twelve 30-day months;

•
whether and under what circumstances additional amounts on the debt securities of that series will be payable and, if so, whether Old National has the option to redeem the affected debt securities rather than pay the additional amounts;

•
the places of payment and the places where the debt securities may be surrendered for registration of transfer or exchange;

•
whether the debt securities are redeemable at the option of Old National and, if so, the date or dates on which, the period or periods in which, the price or prices at which and the terms and conditions upon which the debt securities of that series may be redeemed, in whole or in part, by Old National;

•
the terms of any mandatory or optional redemption (including any sinking fund provisions or any provisions for repayment at the option of a holder or upon the occurrence of a specified event);

•
the denominations in which the debt securities of that series will be issued, if other than $1,000;

•
if other than the full principal amount, the portion of the principal amount of the debt securities of that series that will be payable upon declaration of acceleration of the maturity or the manner in which that portion will be determined;

•
any deletions from, modifications of or additions to the events of default or covenants of Old National with respect to the debt securities of that series; and

•
any other terms of the debt securities.

Neither indenture limits the aggregate principal amount of debt securities that may be issued under it and each indenture provides that the debt securities may be issued under it from time to time in one or more series up to the aggregate principal amount which may be authorized from time to time by Old National. (Section 301) All debt securities issued under an indenture will rank equally and ratably with any other debt securities issued under that indenture. No service charge will be made for any transfer or exchange of debt securities, but Old National may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer of exchange. (Section 305)
Some of the debt securities may be issued under an indenture as original issue discount securities to be sold at a discount below their stated principal amount. Certain United States federal income tax consequences and other special considerations applicable to any original issue discount securities will be described in the prospectus supplement relating to those debt securities.
Unless otherwise indicated in the prospectus supplement relating to a particular series of debt securities, the principal of and any premium or interest on debt securities issued in certificated form will be payable, and, subject to certain limitations, the transfer of debt securities will be registrable, at the offices of the trustee designated for that purpose in Chicago, Illinois and the City of New York, provided that at the option of Old National, interest may be paid by check, wire transfer or any other means permitted in the form of those debt securities. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on a debt security will be made to the person in whose name the debt security is registered at the close of business on the regular record date for the interest payment, provided, further, that interest payable at maturity or upon earlier redemption or repayment will be payable to the person to whom principal is payable. In the case of global debt securities (which will be registered in the name of the depositary or its nominee), payment will be made to the depositary or its nominee in accordance with the then-existing arrangements between the paying agent(s) for the global debt securities and the depositary. (Sections 305, 307 and 1002)
Neither indenture contains any provision that limits the ability of Old National to incur indebtedness (either directly or through merger or consolidation) or, except as described under “— Limitation on Liens” and “— Merger and Consolidation” in relation to senior debt securities, that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving Old National. Reference is made to the prospectus supplement relating to the applicable series of debt securities for information with respect to any deletions from, modifications of or additions to, the events of default or covenants that may be included in the terms of that series of debt securities.
Each indenture provides Old National with the ability to “reopen” a previously issued series of debt securities and to issue additional debt securities of that series.

Subordination of Subordinated Debt Securities
The subordinated indenture provides that the subordinated debt securities will be subordinated and junior in right of payment to all senior indebtedness of Old National. This means that no payment of principal, including redemption payments, premium, if any, or interest on the subordinated debt securities may be made if:
•
any senior indebtedness of Old National has not been paid when due and any applicable grace period relating to such default has ended and such default has not been cured or waived or ceased to exist; or

•
the maturity of any senior indebtedness of Old National has been accelerated because of a default.

Upon any distribution of Old National’s assets to creditors upon any termination, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency or other proceedings, all principal, premium, if any, and interest due or to become due on all senior indebtedness of Old National must be paid in full before the holders of subordinated debt securities are entitled to receive or retain any payment. Subject to the payment in full of senior indebtedness of Old National then outstanding, the rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness of Old National to receive payments or distributions applicable to senior indebtedness until all amounts owing on the subordinated debt securities are paid in full.
The term “senior indebtedness” means (i) all indebtedness and obligations of, or guaranteed or assumed by, Old National. that are for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, whether existing now or in the future, (ii) obligations of Old National that are similar to those in clause (i) above and arise from off-balance sheet guarantees and direct credit substitutes, and (iii) all obligations of Old National associated with derivative products such as interest rate and foreign exchange contracts, commodity contracts and similar arrangements, and, in each case, all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of that kind. Senior indebtedness excludes the subordinated debt securities and any other indebtedness or obligations specifically designated as being subordinate, or not superior, in right of payment to the subordinated debt securities.
The subordinated indenture does not limit the issuance of additional senior indebtedness. Old National may modify the subordination provisions, including the definition of senior indebtedness, with respect to one or more series of subordinated debt securities. For a description of these modifications, see the applicable prospectus supplement.
Limitation on Liens
Under the senior indenture, we may not, and may not permit any subsidiary to, create or suffer to permit or exist any lien of any kind, as security for borrowed money so long as any of the senior debt securities are outstanding, upon the shares of capital stock of any significant subsidiary without effectively providing that the debt securities will be secured equally and ratably with or prior to the indebtedness or other obligations secured by such lien. (Section 1007 of the senior indenture) Under the senior indenture, a “significant subsidiary” is a direct or indirect subsidiary of Old National the total assets of which equal or exceed 25% of the total assets of Old National as shown on Old National’s consolidated balance sheet at the end of the fiscal quarter prior to the date of determination. The subordinated indenture does not contain any limitation on liens.
Limitation on Sale of Stock
Under the senior indenture, we may not, and may not permit any significant subsidiary to, sell, assign, transfer or otherwise dispose of, and will not permit any significant subsidiary to issue (other than to Old National) any capital stock of such significant subsidiary or securities convertible into, or options, warrants or rights to subscribe for or to purchase, any capital stock of any such significant subsidiary except with respect to sales of shares of capital stock of the significant subsidiary:
•
to an individual for the purpose of qualifying such individual to serve as a director of such significant subsidiary;

•
for cash consideration that is at least equal to the fair market value of such stock if Old National will continue to own not less than 80% of each class of capital stock of such significant subsidiary;

•
made in connection with a merger or consolidation if, after giving effect to such merger or consolidation, Old National’s or any such significant subsidiary’s proportionate ownership share in the resulting or surviving entity is not less than its proportionate ownership share in such significant subsidiary immediately prior to such merger or consolidation;

•
made in compliance with a final order of a court or regulatory authority of competent jurisdiction; or

•
sales or other dispositions of shares of capital stock of a subsidiary made by a significant subsidiary to us. (Section 1008 of the senior indenture)

The subordinated indenture does not contain any limitation on the sale of stock of a significant subsidiary.
Events of Default, Notice and Waiver
Senior Debt Securities.   Each of the following constitutes an event of default with respect to each series of senior debt securities:
•
default in the payment of any interest or additional amounts payable in respect of any senior debt security of that series when due and payable, and continuance of that default for a period of 30 days;

•
default in the payment of the principal of and any premium on any senior debt security of that series when it becomes due and payable, whether at stated maturity, upon redemption or repayment, by acceleration or otherwise;

•
default in the making of any sinking fund payment on any senior debt security of that series;

•
default in the performance or breach of any covenant or warranty of Old National contained in the senior indenture for the benefit of that series and the continuance of such default or breach for 90 days after written notice has been given to us as provided in the senior indenture;

•
acceleration of the maturity of indebtedness of Old National for money borrowed in a principal amount in excess of $25 million if such acceleration is not annulled or such indebtedness is not discharged within 15 days after written notice to us as provided in the senior indenture;

•
certain events in bankruptcy, insolvency or reorganization of Old National; and

•
any other event of default provided with respect to the senior debt securities of that series. (Section 501 of the senior indenture)

Unless otherwise indicated in the prospectus supplement relating to a particular series of senior debt securities, if an event of default with respect to any senior debt securities of any series outstanding under the senior indenture occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the senior debt securities of that series outstanding may declare, by notice as provided in the senior indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the senior debt securities of that series to be due and payable immediately; provided, that in the case of an event of default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic. (Section 502 of the senior indenture)
Subordinated Debt Securities.   An event of default under the subordinated indenture with respect to subordinated debt securities of any series will occur only upon the occurrence of certain events in bankruptcy, insolvency or reorganization involving us. (Section 501 of the subordinated indenture) There will be no event of default, and holders of the subordinated debt securities will not be entitled to accelerate the maturity of the subordinated debt securities, in the case of a default in the performance of any covenant or obligation with respect to the subordinated debt securities, including a default in the payment of principal or interest.
Unless otherwise indicated in the prospectus supplement relating to a particular series of subordinated debt securities, acceleration is automatic upon the occurrence of an event of default. (Section 502 of the subordinated indenture)

Provisions Applicable to Senior Debt Securities and Subordinated Debt Securities.   If all events of default with respect to debt securities of a series have been cured or waived, and all amounts due otherwise than on account of the acceleration are paid or deposited with the trustee, the holders of a majority in aggregate principal amount of the debt securities of that series may rescind and annul an acceleration of the principal of those debt securities and its consequences. (Section 502)
Any past default under either indenture with respect to debt securities of any series, and any event of default arising from it, may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series except in the case of:
•
default in payment of the principal of or any premium or interest on, or any additional amounts in respect of, any debt securities of that series; or

•
default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of the series affected. (Section 513)

The trustee is required to give notice of a default to holders of debt securities in accordance with the provisions of each indenture. However, except in the case of a default in the payment of the principal of or any premium or interest on, or additional amounts in respect of, any debt securities or in the payment of any sinking fund installment, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of the notice is in the interests of the holders of the debt securities. (Section 602)
The trustee, subject to its duties during an event of default to act with the required standard of care, may require indemnification by any of the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under either indenture at the request of holders of debt securities. (Sections 601 and 603) Subject to this right of indemnification and to the other limitations specified in each indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities. (Section 512)
No holder of a debt security of any series may institute any action against us under either indenture (except actions for payment of overdue principal of, premium, if any, or interest, if any, on and any additional amounts in respect of, that debt security) unless the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding have requested the trustee to institute the action and offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with the request and the trustee has not instituted such action within 60 days of such request. (Sections 507 and 508)
Upon acceleration of the maturity of original issue discount securities, an amount less than the principal amount of those securities will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity.
Merger and Consolidation
Pursuant to the terms of each of the indentures, we may consolidate with, merge with or into or sell or convey all or substantially all of our assets to any other corporation, association, company or business trust, provided that:
(a)   (i)
we are the surviving entity in the merger; or

(ii)
the entity surviving the merger, formed by such consolidation or which acquires such assets is a corporation, association, company or business trust organized and existing under the laws of the United States of America or any state thereof and expressly assumes the payment obligations in respect of the principal of and any premium and interest on, and any additional amounts in respect of, all the debt securities and the performance and observance of all of the covenants of the indenture and the debt securities to be performed or observed by Old National; and

(b)
Old National or such successor entity, as the case may be, will not immediately thereafter be in default in the performance or observance of any covenant under the indenture and the debt securities. (Section 801)

Modification and Waiver
We and the trustee may modify or amend each of the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby,
•
change the stated maturity of the principal of, or any installment of principal of or interest on, any outstanding debt security;

•
reduce the principal amount of, or the rate or amount of interest on, or any premium or additional amounts payable with respect to, any debt security;

•
reduce the amount of principal of an original issue discount security that would be due and payable upon acceleration of maturity or that would be provable in bankruptcy;

•
adversely affect any right of repayment at the option of the holder of any debt security;

•
change any place of payment of the principal of, any premium or interest on or any additional amounts in respect of, any debt security;

•
impair the right to institute suit for the enforcement of any required payment on or after the stated maturity, or any date of redemption or repayment;

•
reduce the percentage in aggregate principal amount of outstanding debt securities of any series necessary to modify or amend the indenture with respect to that series or reduce the percentage of outstanding debt securities of any series necessary to waive any past default or compliance with certain restrictive provisions to less than a majority in aggregate principal amount of that series, or reduce certain requirements of the indenture for quorum or voting;

•
modify the provisions of the indenture relating to modification and waiver, except to increase the percentage in aggregate principal amount of the outstanding debt securities of the series whose consent is necessary for the modification or waiver or to provide that certain provisions of the indenture cannot be modified or waived without the consent of each holder of outstanding debt securities affected by the change; or

•
in the case of the subordinated indenture, modify the provisions of the subordinated indenture with respect to the subordination provisions in a manner adverse to the holders of the subordinated debt securities.

We and the trustee may modify or amend each of the indentures without the consent of any holder of outstanding debt securities, for any of the following purposes:
•
to evidence the succession of another corporation to Old National and the assumption of the covenants of Old National;

•
to add to the covenants of Old National for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon Old National;

•
to add any additional events of default with respect to all or any series of debt securities;

•
to add to or change any provisions of the indenture to provide that bearer debt securities may be registrable, to change or eliminate any restrictions on the payment of principal of (or premium, if any) or interest on or any additional amounts with respect to bearer debt securities, to permit bearer debt securities to be issued in exchange for registered debt securities, to permit bearer debt securities to be issued in exchange for bearer debt securities of other authorized denominations or facilitate the issuance of debt securities in uncertificated form provided that any such action shall not adversely affect the interests of the holders of the debt securities in any material respect;

•
to add to, change or eliminate any provision of the indenture, provided that such amendment will become effective only if there is no outstanding debt security of any series entitled to the benefit of the provision or the amendment does not apply to any then outstanding debt security;

•
with respect to the senior indenture, to secure the debt securities pursuant to the requirements of the indenture or otherwise;

•
to establish the form or terms of the debt securities of any series;

•
to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions as is necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•
to provide for the discharge of the indenture with respect to the debt securities of any series by the deposit of monies or government obligations in trust in accordance with the provisions of the indenture (Section 901 of the senior indenture);

•
to change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authentication and delivery of the debt securities as set forth in the indenture; or

•
to cure any ambiguity, defect or inconsistency in the indenture or to make any other provisions with respect to matters or questions arising under the indenture, provided such action does not adversely affect the interests of the holders of the debt securities of any series in any material respect. (Section 901)

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive compliance by us of certain restrictive provisions applicable to such series. (Sections 902 and 1009 of the senior indenture; Sections 902 and 1007 of the subordinated indenture)
Satisfaction and Discharge
The senior indenture provides that we and the trustee, without the consent of any holder of outstanding senior debt securities, may execute a supplemental indenture to provide that we will be discharged from any and all obligations in respect of the senior debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the irrevocable deposit with the trustee, in trust, of money or government obligations, or a combination of money and government obligations, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any mandatory sinking fund payments or additional amounts in respect of the senior debt securities of that series on the dates those payments are due in accordance with the terms of the senior indenture and the senior debt securities of that series. We and the trustee may execute this supplemental indenture only if the applicable conditions set forth in the senior indenture have been satisfied, including that we have delivered to the trustee an opinion of counsel to the effect that Old National has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in the applicable federal income tax law, in either case, to the effect that such a discharge will not cause the holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes. (Section 901 of the senior indenture)
In addition, each indenture provides that, when the applicable conditions set forth in the indenture have been satisfied with respect to a series of debt securities, upon the request of Old National, the indenture will cease to be of further effect with respect to that series, except as to any surviving right of registration of transfer or exchange of debt securities. These conditions include that:
•
all debt securities of the series either have been delivered to the trustee for cancellation or will be due, or are to be called for redemption, within one year; and

•
with respect to all debt securities of that series not previously delivered to the trustee for cancellation, there have been irrevocably deposited with the trustee, in trust, money or government obligations, or a combination of money and government obligations, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium and interest on and any additional amounts on, all the debt securities of that series on the dates those payments are due in accordance with the terms of the indenture and the debt securities of that series. (Section 401)
Defeasance of Certain Obligations
The senior indenture provides that we will have the option to omit to comply with the covenants described under “— Limitations on Liens” above, if applicable, and any additional covenants applicable to that series of senior debt securities to which this option would apply. In order to exercise this option, we will be required to irrevocably deposit with the trustee, in trust, money or government obligations, or a combination of money and government obligations, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on and any mandatory sinking fund payments or analogous payments or any additional amounts in respect of the senior debt securities of that series on the dates those payments are due in accordance with the terms of the senior indenture and the senior debt securities of that series. We will also be required to meet the applicable conditions set forth in the indenture including that we deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes. (Section 1010 of the senior indenture)
Governing Law
The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.
The Trustee Under the Indenture
The Bank of New York Mellon Trust Company, N.A., will be the initial trustee with respect to the indentures for the debt securities. We and our affiliates maintain banking relationships with The Bank of New York Mellon Trust Company, N.A. and its affiliates in the ordinary course of business. The Trust Indenture Act of 1939, as amended (the “TIA”), contains limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to act as trustee under our other indentures, trust agreements and guarantee agreements and to engage in other transactions with us and our subsidiaries from time to time, provided that if the trustee acquires any conflicting interest as defined in the TIA it must eliminate such conflict upon the occurrence of a default under the indenture or resign.
Each indenture provides that we may appoint an alternative trustee with respect to any particular series of debt securities. Any appointment will be described in the prospectus supplement relating to that series of debt securities.
The trustee, prior to a default, undertakes to perform only such duties as are specifically set forth in the indenture and, after default, is required to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the rights or powers vested in it by either indenture at the request of any holder of debt securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred. The trustee is not required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. Each indenture contains other provisions limiting the responsibilities and liabilities of the trustee. (Sections 601 and 603)

DESCRIPTION OF CAPITAL STOCK
We have summarized the material terms and provisions of our capital stock in this section. We have also filed our articles of incorporation and our by-laws, each as amended, as exhibits to the registration statement of which this prospectus is a part. You should read our articles of incorporation and our by-laws for additional information before you buy our common stock, preferred stock or depositary shares or any securities which may be exercised or exchangeable for or converted into our common stock, preferred stock or depositary shares.
Common Stock
Authorized Common Stock
As of December 31, 2022, our authorized common stock, without par value, was 600,000,000 shares, of which 292,903,000 shares were issued and outstanding. Shares of our common stock, when issued against full payment of the purchase price, and shares of our common stock issuable upon conversion, exchange or exercise of any of the other securities offered by this prospectus, will be validly issued, fully paid and non-assessable.
General
Voting Rights.   The holders of our common stock are entitled to one vote for each share of common stock held of record by them on all matters to be voted on by shareholders, except
(a)   shares of common stock are not entitled to a vote if such shares are owned, directly or indirectly, by another corporation and we own, directly or indirectly, a majority of the shares entitled to vote for directors of such corporation; provided, however, such limitation on voting does not limit our power to vote shares of our common stock held by us in or for an employee benefit plan or in any other fiduciary capacity or
(b)   to the extent shares are control shares acquired in a control share acquisition within the meaning of Chapter 42 of the Indiana Business Corporation Law (the “IBCL”), which such shares have voting rights only to the extent granted by resolution approved by our shareholders in accordance with Section 23-1-42-9 of the IBCL.
The holders of our common stock are not entitled to cumulative voting rights. Under the IBCL, directors are elected by a plurality of the votes cast by shares entitled to vote in an election at a meeting at which a quorum is present. Our by-laws provide that for all other shareholder votes, when a quorum is present at any meeting, the vote of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the IBCL, our articles of incorporation or our by-laws, a greater vote is required, in which case such express provision shall govern and control the decision of such question.
Dividends.   Subject to the rights of any series of preferred stock authorized by the board of directors as provided by our articles of incorporation, the holders of our common stock are entitled to dividends as and when declared by the board out of funds legally available for the payment of dividends.
Liquidation.   In the event of our liquidation or dissolution, subject to the rights of any outstanding series of preferred stock, the holders of our common stock are entitled to share in all assets remaining for distribution to common shareholders according to their interests.
Other Rights.   Holders of our common stock have no preemptive or other subscription rights, and the shares of our common stock are not subject to any further calls or assessments by us. There are no redemption or conversion rights or sinking fund provisions applicable to the shares of our common stock.
Listing.   Our common stock is listed on the NASDAQ Global Select Market under the symbol “ONB.” Our transfer agent for our common stock is Continental Stock Transfer & Trust Company.

Preferred Stock
Authorized Preferred Stock
Our authorized preferred stock consists of 2,000,000 shares of preferred stock, without par value. As of December 31, 2022, 230,500 shares of preferred stock were issued and outstanding, comprised of 108,000 shares of Series A Preferred Stock and 122,500 shares of Series C Preferred Stock.
General
Under our articles of incorporation and the IBCL, preferred stock may be issued from time to time in one or more series, upon board authorization and without shareholder approval. Within certain legal limits, the board is authorized to determine the terms of any series of preferred stock, including:
•
designation, number of shares to issue, price, dividend rate, voting rights, and liquidation preferences;

•
any redemption, sinking fund or conversion provisions; and

•
any other terms, limitations and relative rights and preferences.

As a result, the board, without shareholder approval, could authorize preferred stock to be issued with voting, conversion and other rights that could adversely affect the voting power and other rights of common shareholders or other outstanding series of preferred stock.
Each series of preferred stock will have the dividend, liquidation, redemption and voting rights described below unless otherwise described in a prospectus supplement pertaining to a specific series of preferred stock. The applicable prospectus supplement will describe the following terms of the series of preferred stock in respect of which this prospectus is being delivered:
•
the designation of that series and the number of shares offered;

•
the amount of the liquidation preference, if any, per share or the method of calculating the amount;

•
the initial public offering price at which shares of that series will be issued;

•
the dividend rate, if any, or the method of calculating the rate and the dates on which dividends will begin to cumulate, if applicable;

•
any redemption or sinking fund provisions;

•
any conversion or exchange rights;

•
any voting or additional rights, preferences, privileges, qualifications, limitations and restrictions;

•
any securities exchange listing;

•
the relative ranking and preferences of that series as to dividend rights and rights upon liquidation, dissolution or winding up of Old National; and

•
any other terms of that series.

Shares of our preferred stock, when issued against full payment of the purchase price, will be validly issued, fully paid and non-assessable.
When appropriate, the applicable prospectus supplement will describe the United States federal income tax considerations relevant to the preferred stock.
Rank.   Each series of preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank prior to common stock. The rank of each separate series of preferred stock will be described in the applicable prospectus supplement, but all shares of each series will be of equal rank with each other.
Dividends.   Holders of each series of preferred stock will be entitled to receive, when, as and if our board declares, cash dividends, payable at the dates and at the rates per share as described in the applicable prospectus supplement. Those rates may be fixed, variable or both.

Dividends may be cumulative or non-cumulative, as described in the applicable prospectus supplement. If dividends on a series of preferred stock are non-cumulative and if our board fails to declare a dividend for a dividend period for that series, then holders of that preferred stock will have no right to receive a dividend for that dividend period, and we will have no obligation to pay the dividend for that period, whether or not dividends are declared for any future dividend payment dates. If dividends on a series of preferred stock are cumulative, the dividends on those shares will accrue from and after the date mentioned in the applicable prospectus supplement.
Redemption.   The terms on which any series of preferred stock may be redeemed will be in the applicable prospectus supplement. All shares of preferred stock which we redeem, purchase or acquire, including shares surrendered for conversion or exchange, will be retired and restored to the status of authorized but unissued shares, but may be reissued only as a part of the preferred stock other than the series of which they were originally a part.
Liquidation.   In the event of our voluntary or involuntary liquidation, dissolution or winding up, preferred shareholders of any particular series will be entitled, subject to creditors’ rights and holders of any series of preferred stock ranking senior as to liquidation rights, but before any distribution to common shareholders or holders of any series of preferred stock ranking junior as to liquidation rights, to receive a liquidating distribution in the amount of the liquidation preference, if any, per share as mentioned in the applicable prospectus supplement, plus accrued and unpaid dividends for the current dividend period. This would include any accumulation of unpaid dividends for prior dividend periods, if dividends on that series of preferred stock are cumulative. If the amounts available for distribution upon our liquidation, dissolution or winding up are not sufficient to satisfy the full liquidation rights of all the outstanding preferred stock of that series and all stock ranking equal to that series of preferred stock, then the holders of each series of that stock will share ratably in any distribution of assets in proportion to the full respective preferential amount, which may include accumulated dividends, to which they are entitled. After the full amount of the liquidation preference is paid, the holders of preferred stock will not be entitled to any further participation in any distribution of our assets.
Voting.   The voting rights of preferred stock of any series will be described in the applicable prospectus supplement. Under Indiana law, regardless of whether a class or a series of shares is granted voting rights by the terms of our articles of incorporation, the shareholders of that class or series are entitled to vote as a separate voting group, or together with other similarly affected series, on certain amendments to our articles of incorporation and certain other fundamental changes that directly affect that class or series.
Under regulations of the Federal Reserve Board, if the holders of any series of preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities,” and a holder of 25% or more of that series (or a holder of 5% or more if it otherwise exercises a “controlling influence” over Old National) may then be subject to regulation as a bank holding company. In addition, in that event:
•
any bank holding company may be required to obtain Federal Reserve Board approval, and any foreign bank, and any company that controls a foreign bank, that has certain types of U.S. banking operations may be required to obtain Federal Reserve Board approval under the International Banking Act of 1978, to acquire 5% or more of that series of preferred stock; and

•
any person other than a bank holding company may be required to obtain Federal Reserve Board approval under the Change in Bank Control Act of 1978 to acquire 10% or more of that series of preferred stock.

Conversion or Exchange.   The terms on which preferred stock of any series may be converted into or exchanged for another class or series of securities will be described in the applicable prospectus supplement.
Other Rights.   The shares of a series of preferred stock may have the preferences, voting powers or relative, participating, optional or other special rights as may be described in the applicable prospectus supplement, our articles of incorporation, or as otherwise required by law. The holders of preferred stock will not have any preemptive rights to subscribe to any of our securities.

Title.   Old National, any transfer agent and registrar for a series of preferred stock, and any of their agents may treat the registered owner of that preferred stock as the absolute owner of that stock, whether or not any payment for that preferred stock shall be overdue and despite any notice to the contrary, for any purpose.
Transfer Agent and Registrar.   Unless the applicable prospectus supplement specifies otherwise, Continental Stock Transfer & Trust Company will be the transfer agent, registrar and dividend disbursement agent for each series of preferred stock.
Indiana Law and Certain Provisions of our Articles of Incorporation; Anti-Takeover Measures
Articles of Incorporation
Our articles of incorporation currently authorize the issuance of 600,000,000 shares of common stock and 2,000,000 shares of preferred stock. Within the limits of applicable law and the listing rules of the NASDAQ Global Select Market, these shares are available to be issued, without prior shareholder approval, in classes with relative rights, privileges and preferences determined for each class by our board of directors.
Our articles of incorporation also provide that certain business combinations may, under certain circumstances, require approval of more than a simple majority of our issued and outstanding shares, and require a super-majority shareholder vote of not less than eighty percent (80%) of the outstanding shares of our common stock for the amendment of certain significant provisions of our articles of incorporation.
Additionally, our articles of incorporation provide that the board of directors will consider non-financial factors that it deems relevant when evaluating a business combination. Any amendment of this provision requires a super-majority shareholder vote of not less than eighty percent (80%) of the outstanding shares of common stock.
Finally, our articles of incorporation provide that any person or group of persons who acquires 15% or more of our then outstanding common stock must pay an amount at least equal to the highest percent over market value paid for shares already held by such person or group when acquiring additional shares. Any amendment of this provision requires a super-majority shareholder vote of not less than eighty percent (80%) of the outstanding shares of common stock.
These provisions in our articles of incorporation are designed to encourage potential acquirers to negotiate with our board of directors to preserve for shareholders our value in the event of a takeover attempt. These provisions reduce the likelihood that a potential acquirer who is unwilling to pay a market premium determined by the board to be sufficient will attempt to acquire shares of our common stock by means of an open market accumulation, front-end loaded tender offer or other coercive or unfair takeover tactic. These provisions in our articles of incorporation would ensure that we, our shareholders and our other stakeholders would be protected from certain takeover attempts, or the acquisition of a substantial block of equity, on terms that may be less favorable generally than would be available in transactions negotiated with and approved by the board.
Indiana Law
Chapters 42 and 43 of the IBCL, which are applicable to us, may be deemed to have certain anti-takeover effects by prescribing, in the case of Chapter 42, certain voting requirements in instances in which a person acquires shares of Old National in excess of certain thresholds or proscribing, in the case of Chapter 43, certain transactions between Old National and an “interested stockholder” (defined generally as a person beneficially owning 10% or more of a corporation’s outstanding voting stock) during the five year period following the time such person became an interested stockholder.
In addition, Chapter 35 of the IBCL provides that in taking or declining to take any action, or in making or declining to make any recommendation to the shareholders of the corporation with respect to any matter, a board of directors may, in its discretion, consider both the short term and long term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects thereof on the corporation’s shareholders and the other corporate constituent groups and interests, as well as any other factors deemed pertinent by the directors. As a result, by expanding the factors that may be considered relevant by the directors in assessing a takeover proposal, this provision could be deemed to have certain anti-takeover effects.

DESCRIPTION OF DEPOSITARY SHARES
This section describes the general terms and provisions of the depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement. The specific terms may differ from the general description of terms described below.
We have summarized the material terms and provisions of the deposit agreement, the depositary shares and the depositary receipts in this section. We will also file the form of deposit agreement, including the form of depositary receipt, as an exhibit to the registration statement of which this prospectus is a part. You should read the forms of deposit agreement and depositary receipt relating to a series of preferred stock for additional information before you buy any depositary shares that represent preferred stock of that series.
General
We may offer fractional interests in preferred stock, rather than full shares of preferred stock. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.
The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million, which we refer to in this prospectus as the depositary. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion, exchange and liquidation rights.
The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.
Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of preferred stock underlying the depositary shares.
Where appropriate, the applicable prospectus supplement will describe the United States federal income tax considerations relevant to the depositary shares.
Dividends and Other Distributions
The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the shares of preferred stock in proportion to the number of depositary shares owned by the holders on the relevant record date. The depositary will not distribute amounts less than one cent. The depositary will distribute any balance with the next sum received for distribution to record holders of depositary shares.
If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.
The deposit agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.
Conversion and Exchange
If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Redemption of Depositary Shares
If the series of the preferred stock underlying the depositary shares is subject to redemption, all or a part of the depositary shares will be redeemed from the redemption proceeds of that series of the preferred stock held by the depositary. The depositary will mail notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.
After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption.
Voting the Preferred Stock
When the depositary receives notice of any meeting at which the holders of the preferred stock may vote, the depositary will mail information about the meeting contained in the notice, and any accompanying proxy materials, to the record holders of the depositary shares relating to the preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted.
The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to such preferred stock, unless otherwise indicated in the applicable prospectus supplement.
Amendment and Termination of the Deposit Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or the depositary only if:
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all outstanding depositary shares relating to the deposit agreement have been redeemed or reacquired by us;

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all preferred stock of the relevant series has been withdrawn; or

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there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Miscellaneous
We will forward to the depositary, for distribution to the holders of depositary shares, all reports and communications that we must furnish to the holders of the preferred stock. Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to us and/or the depositary. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.
Resignation and Removal of Depositary
The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.
Governing Law
The deposit agreement and the deposit receipts will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock. The price of our debt securities or price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.
The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:
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whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our debt securities, common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

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whether the purchase contracts are to be prepaid or not;

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whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

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any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

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United States federal income tax considerations relevant to the purchase contracts; and

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whether the purchase contracts will be issued in fully registered global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

DESCRIPTION OF UNITS
We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
The applicable prospectus supplement may describe:
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the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

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any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

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the terms of the unit agreement governing the units;

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United States federal income tax considerations relevant to the units; and

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whether the units will be issued in fully registered global form.

The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

DESCRIPTION OF WARRANTS
This section describes the general terms and provisions of the warrants. The prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those warrants.
We may issue warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. Warrants may be issued alone or together with securities offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not act as an agent or trustee for any holders of warrants.
We have summarized the potential material terms and provisions of the warrant agreements and warrants in this section. We will file the forms of warrant agreements and the certificates representing the warrants as exhibits to a supplement to this registration statement. You should read the applicable forms of warrant agreement and warrant certificate for additional information before you buy any warrants.
General
If warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following if applicable:
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the offering price;

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the currencies in which the warrants are being offered;

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the aggregate principal amount, currencies, denominations and terms of the series of the debt securities that can be purchased if a holder exercises the warrants and the price at which and currencies in which the principal amount may be purchased upon exercise;

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the designation and terms of any series of debt securities, preferred stock, depositary shares or other securities with which the warrants are being offered and the number of warrants offered with each debt security, share of preferred stock, depositary share or other security;

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the date on and after which the holder of the warrants can transfer them separately from the related securities;

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the date on which the right to exercise the warrants begins and the date on which the right expires;

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whether the warrants will be in registered or bearer form;

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United States federal income tax consequences; and

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any other terms of the warrants.

If warrants for the purchase of preferred stock, depositary shares or common stock are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following where applicable:
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the offering price;

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the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock or depositary shares, the designation and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

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the designation and terms of the series of debt securities, preferred stock, depositary shares or other securities with which the warrants are being offered and the number of warrants being offered with each debt security, share of preferred stock, depositary share or other security;

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the date on and after which the holder of the warrants can transfer them separately from the related securities;

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the date on which the right to exercise the warrants begins and the date on which the right expires;

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United States federal income tax consequences; and

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any other terms of the warrants.

Unless we state otherwise in the applicable prospectus supplement, the warrants will be in registered form only.
A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer, and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.
Until any warrants to purchase debt securities are exercised, the holder of such warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase preferred stock, depositary shares or common stock are exercised, holders of such warrants will not have any rights of holders of the underlying preferred stock, depositary shares or common stock, including any right to receive dividends or to exercise any voting rights.
Exercise of Warrants
Each holder of a warrant is entitled to purchase the principal amount of debt securities or the number of shares of preferred stock, depositary shares or shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised warrants will become void.
A holder of warrants may exercise them by following the general procedure outlined below:
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delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

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properly completing and signing the reverse side of the warrant certificate representing the warrants; and

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delivering the warrant certificate representing the warrants to the warrant agent, or other office indicated in the applicable prospectus supplement, within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt securities, preferred stock, depositary shares or common stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, the warrant agent will issue to you a new warrant certificate for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.
Amendments and Supplements to Warrant Agreements
We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants if the changes are not inconsistent with the provisions of the warrants and do not materially adversely affect the interests of the holders of the warrants. We, along with the warrant agent, may also modify or amend a warrant agreement and the terms of the warrants if a majority of the then outstanding unexercised warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the warrants may be made without the consent of each holder affected by the modification or amendment.

Common Stock Warrant Adjustments
Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a warrant for common stock will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:
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if we issue common stock as a dividend or distribution on the common stock;

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if we subdivide, reclassify or combine the common stock;

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if we issue rights or warrants to all holders of common stock entitling them to purchase common stock at less than the current market price, as defined in the warrant agreement for such series of common stock warrants;

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if we distribute to all holders of common stock evidences of our indebtedness or our assets, excluding certain cash dividends and distributions referred to above; or

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any other event described in the applicable prospectus supplement.

Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.
Holders of common stock warrants may have additional rights under the following circumstances:
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a reclassification or change of the common stock;

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a consolidation, merger or share exchange involving our company; or

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a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, share exchange, sale or conveyance if they had exercised their common stock warrants immediately before the transaction.

GLOBAL SECURITIES
Unless otherwise indicated in the applicable prospectus supplement, securities will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as described herein or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.
DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is a wholly owned subsidiary of the Depository Trust and Clearing Corporation, or DTCC. DTCC, in turn, is owned by its member firms. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.
Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, trustee or warrant agent as registered holders of the securities entitled to the benefits of our articles of incorporation or the applicable indenture, warrant agreement, trust agreement or guarantee. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.
Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.
Because DTC can act only on behalf of
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participants, who in turn act only on behalf of participants or indirect participants, and

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certain banks, trust companies and other persons approved by it,

the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities. In addition, the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global security to such persons will be limited to that extent.
DTC has advised us that DTC will take any action permitted to be taken by a registered holder of any securities under our articles of incorporation or the relevant indenture, warrant agreement, trust agreement or guarantee only at the direction of one or more participants to whose accounts with DTC such securities are credited.

Unless otherwise indicated in the applicable prospectus supplement, a global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if:
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DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered;

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we execute and deliver to the relevant registrar, transfer agent, trustee and/or warrant agent an order complying with the requirements of the applicable indenture, trust agreement or warrant agreement that the global security will be exchangeable for definitive securities in registered form; or

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there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these debt securities.

Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs.
Upon the occurrence of any event described in the preceding paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or warrant agent, as the case may be, will reissue the securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of our articles or the relevant indenture trust agreement and/or warrant agreement.
Redemption notices will be sent to Cede & Co. as the registered holder of the global securities. If less than all of a series of securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.
Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. None of Old National, the trustees, any registrar and transfer agent or any warrant agent, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.
Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the DTC’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance of this security may be required to be made in immediately available funds.

PLAN OF DISTRIBUTION
We may sell the securities offered by this prospectus to or through underwriters or dealers, through agents, directly to one or more purchasers or through a combination of methods. No commission will be payable and no discount will be allowed on any sales we or our affiliates make directly.
Underwriters, dealers and agents that participate in the distribution of the securities offered under this prospectus may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including any underwriting discount or commission, will be described in the applicable prospectus supplement. The terms of any distribution, including but not limited to “at the market” equity offerings as defined in Rule 415 of the Securities Act, which terms may include the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed, will also be set forth in the applicable prospectus supplement.
The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.
In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions.
In connection with an offering of securities, underwriters may purchase and sell these securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by underwriters with respect to the offering. Stabilizing transactions consist of certain bids or purchases for preventing or retarding a decline in the market price of the securities; and short positions created by underwriters involve the sale by underwriters of a greater number of securities than they are required to purchase from us in the offering. Underwriters also may impose a penalty bid, by which selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by underwriters if such securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued without notice at any time.
We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.
If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by institutions to purchase offered securities from us under contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:
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commercial and savings banks;

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insurance companies;

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pension funds;

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investment companies; and

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educational and charitable institutions.

The institutional purchaser’s obligations under the contract will only be subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.
When we issue the securities offered by this prospectus, except for shares of common stock or debt securities issued upon a reopening of an existing series of debt securities, they may be new securities without an established trading market. The securities may or may not be listed on a national securities exchange. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.
Underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses. In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates. These underwriters or agents or their affiliates may receive compensation, trading gain or other benefits from these transactions.

VALIDITY OF SECURITIES
The validity of the securities offered by us pursuant to this prospectus will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and, with respect to matters of Indiana law, by Nicholas J. Chulos, Executive Vice President, Chief Legal Officer and Corporate Secretary of Old National.
EXPERTS
The consolidated financial statements of Old National incorporated herein by reference to Old National’s Annual Report on Form 10-K for the year ended December 31, 2022, have been audited by Crowe LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference in this prospectus in reliance upon such report given on the authority of Crowe LLP as experts in accounting and auditing.
The consolidated financial statements of First Midwest Bancorp, Inc. (“First Midwest”) incorporated herein by reference to Old National’s amended Current Report on Form 8-K/A filed April 29, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference in this prospectus in reliance upon such report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

19,047,619 Shares
Common Stock

Prospectus Supplement
November 25, 2024

Citigroup	Keefe, Bruyette & Woods A Stifel Company